As filed with the Securities and Exchange Commission on April 4, 1997.
                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                     INDEPENDENT COMMUNITY BANKSHARES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


           Virginia                             6120                        54-1696103
(State or Other Jurisdiction of     (Primary Standard Industrial         (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)       Identification Number)

                           111 West Washington Street
                           Middleburg, Virginia 22117
                                 (540) 687-6377
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                           Joseph L. Boling, President
                     Independent Community Bankshares, Inc.
                           111 West Washington Street
                           Middleburg, Virginia 22117
                                 (540) 687-6377
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                          Copies of Communications to:
                             R. Brian Ball, Esquire
                         Wayne A. Whitham, Jr., Esquire
                      Williams, Mullen, Christian & Dobbins
                        1021 East Cary Street, 16th Floor
                            Richmond, Virginia 23219
                                 (804) 643-1991
         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
         If the securities being registered on this Form are being offered in connection with the formation of a bank holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================== ====================== ====================== ==================== =================
                                                                                 Proposed Maximum
    Title of Each Class of                               Proposed Maximum          Aggregate          Amount of
        Securities to               Amount to be          Offering Price        Offering Price     Registration Fee
        be Registered              Registered (1)          Per Share (2)
=============================== ====================== ====================== ==================== =================

        Common Stock,               79,029 shares               N/A                   N/A              $404.01
       $5.00 par value
=============================== ====================== ====================== ==================== =================

(1) Based upon an assumed number of shares that may be issued in the Merger described in this Registration Statement. The assumed number is based upon the maximum number of shares of common stock of The Tredegar Trust Company that may be outstanding immediately prior to the Merger.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f), based on $4.82, the book value of the common stock of The Tredegar Trust Company, on December 31, 1996.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                     INDEPENDENT COMMUNITY BANKSHARES, INC.

                              CROSS REFERENCE SHEET
            Showing Heading or Location in Prospectus of Information
                     Required by Items in Part I of Form S-4


Item Number and Caption                                              Heading or Location in Prospectus
-----------------------                                              ---------------------------------
A.        Information About the Transaction

     1.   Forepart of Registration Statement and Outside Front       Facing Page of Registration Statement; Cross
          Cover of Page of Prospectus                                Reference Sheet; Outside Front Cover Page of
                                                                     Prospectus

     2.   Inside Front and Outside Back Cover Pages of Prospectus    Available Information; Table of Contents

     3.   Risk Factors, Ratio of Earnings to Fixed Charges, and      Summary; Selected Financial Information; Pro
          Other Information                                          Forma Financial Information; The Shareholder
                                                                     Meeting; The Reorganization; The Tredegar
                                                                     Trust Company

     4.   Terms of the Transaction                                   Summary; The Reorganization; Description of
                                                                     ICBI Capital Stock

     5.   Pro Forma Financial Information                            Pro Forma Financial Information

     6.   Material Contacts With the Company Being Acquired          Not Applicable

     7.   Additional Information Required for Reoffering by          Not Applicable
          Persons and Parties Deemed to be Underwriters

     8.   Interests of Named Experts and Counsel                     Experts; Legal Opinion

     9.   Disclosure of Commission Position on Indemnification for   Not Applicable
          Securities Act Liabilities

B.        Information About the Registrant

     10.  Information With Respect to S-3 Registrants                Not Applicable

     11.  Incorporation of Certain Information by Reference          Not Applicable

     12.  Information With Respect to S-2 or S-3 Registrants         Not Applicable

     13.  Incorporation of Certain Information by Reference          Not Applicable

     14.  Information With Respect to Registrants Other Than S-3     Independent Community Bankshares, Inc.;
          or S-2 Registrants                                         Selected Financial Information; Independent
                                                                     Community Bankshares, Inc. Management's
                                                                     Discussion and Analysis of Financial
                                                                     Condition and Results of Operations

C.        Information About the Company Being Acquired

     15.  Information With Respect to S-3 Companies                  Not Applicable

     16.  Information With Respect to S-2 or S-3 Companies           Not Applicable

     17.  Information With Respect to Companies Other Than S-2 or    The Tredegar Trust Company; Selected
          S-3 Companies                                              Financial Information; The Tredegar Trust
                                                                     Company Management's Discussion and Analysis
                                                                     of Financial Condition and Results of
                                                                     Operations

D.        Voting and Management Information

     18.  Information if Proxies, Consents or Authorizations Are     The Shareholder Meeting; The Reorganization;
          to be Solicited                                            Independent Community Bankshares, Inc.; The
                                                                     Tredegar Trust Company

     19.  Information if Proxies, Consents or Authorizations Are     Not Applicable
          Not to be Solicited, or in an Exchange Offer



                                     [LOGO]

                           The Tredegar Trust Company
                                                               ________ __, 199_

Dear Fellow Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of The Tredegar Trust Company ("TTC") to be held at the offices of TTC, 901 East Byrd Street, Richmond, Virginia on June __, 1997 at 9:30 a.m.

         At the Meeting, shareholders will consider and vote on the Agreement and Plan of Reorganization, dated as of March 28, 1997 (the "Agreement"), between TTC, Independent Community Bankshares, Inc. ("ICBI") and TTC Acquisition Subsidiary, Inc., a wholly-owned subsidiary of ICBI ("Acquisition") pursuant to which, among other things, Acquisition will merge with TTC (the "Reorganization"). Under the terms of the Agreement, each share of TTC Common Stock outstanding immediately prior to consummation of the Reorganization will be exchanged for shares of ICBI Common Stock, with cash being paid in lieu of issuing fractional shares, as described in the accompanying Proxy
Statement/Prospectus. Following the Reorganization, TTC will continue to carry on its trust business as a wholly-owned subsidiary of ICBI in substantially the same manner as before the Reorganization.

         The exchange of shares (other than for cash in lieu of any fractional shares) will be a tax-free transaction for federal income tax purposes. Details of the proposed Reorganization are set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully in its entirety. Approval of the Reorganization requires the affirmative vote of a majority of the outstanding shares of TTC Common Stock.

         Your Board of Directors has approved the Reorganization and believes that it is in the best interests of TTC and its shareholders. Accordingly, the Board recommends that you VOTE FOR the Reorganization.

         At the Meeting, you also will vote on the election of ten (10) Directors for a term of one year each. Your Board of Directors unanimously supports these individuals and recommends that you VOTE FOR them as directors.

         We hope you can attend the Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own. We look forward to seeing you at the Meeting.

                                         Sincerely,



                                         F. E. Deacon, III
                                         President and Chief Executive Officer

                              901 East Byrd Street
                            Richmond, Virginia 23219

                      THE TREDEGAR TRUST COMPANY NOTICE OF
                    ANNUAL MEETING OF SHAREHOLDERS To be held
                          on June __, 1997 at 9:30 a.m.


         The Annual Meeting of Shareholders (the "Meeting") of The Tredegar Trust Company ("TTC") will be held on June __, 1997 at 9:30 a.m. at the offices of TTC, 901 East Byrd Street, Richmond, Virginia for the following purposes:

         1.       To approve the Agreement  and  Plan of  Reorganization,  dated as of March 28, 1997, between TTC, Independent Community Bankshares, Inc. ("ICBI") and TTC Acquisition Subsidiary, Inc. ("Acquisition") and a related Plan of Merger (collectively, the "Reorganization Agreement"), providing for a Merger of TTC and Acquisition (the "Reorganization") upon the terms and conditions therein, including among other things that each issued and outstanding share of TTC Common Stock will be exchanged for shares of ICBI Common Stock, with cash being paid in lieu of issuing fractional shares.
                  The   Reorganization   Agreement   is   enclosed   with   the
                  accompanying Proxy Statement/Prospectus as Appendix A.

         2. To elect ten (10) directors to serve for a one year term and until their successors are elected and qualified.

         3. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed May __, 1997 as the record date for the Meeting, and only holders of record of TTC Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof.

                                           By Order of the Board of Directors



                                           F. E. Deacon, III
                                           President and Chief Executive Officer

May __, 1997

                  PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY
                 PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE
                                 ANNUAL MEETING.

              THE BOARD OF DIRECTORS OF THE TREDEGAR TRUST COMPANY
                   RECOMMENDS THE SHAREHOLDERS VOTE TO APPROVE
                          THE REORGANIZATION AGREEMENT.

                           THE TREDEGAR TRUST COMPANY
                                 PROXY STATEMENT

                                   PROSPECTUS
                                       OF
                     INDEPENDENT COMMUNITY BANKSHARES, INC.

                                  INTRODUCTION

         This Proxy Statement/Prospectus is being furnished to shareholders of The Tredegar Trust Company ("TTC") in connection with the solicitation of proxies by the Board of Directors of TTC for use at the Annual Meeting of Shareholders (the "TTC Meeting"), and any postponements or adjournments of the meeting.

         At the TTC Meeting, shareholders of record of TTC Common Stock as of the close of business on May __, 1997, will consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of March 28, 1997, and the related Plan of Merger (together, the "Reorganization Agreement") by and among Independent Community Bankshares, Inc., a Virginia corporation ("ICBI"), TTC Acquisition Subsidiary, Inc., an interim Virginia trust company wholly-owned by ICBI ("Acquisition"), and TTC, pursuant to which, among other things, Acquisition will merge into TTC (the "Reorganization"). Upon consummation of the Reorganization, which is expected to occur on or about July 1, 1997 (the "Effective Date"), each outstanding share of TTC Common Stock (other than shares held by dissenting shareholders) shall be converted into and represent the right to receive a maximum of 0.25 shares of ICBI Common Stock (the "Initial Merger Consideration"), promptly after the Effective Date, and a maximum of 0.0357 shares of ICBI Common Stock, payable approximately three years after the consummation of the Reorganization if TTC's net earnings in the three years that follow the Reorganization equal or exceed $638,946, subject to adjustment as described herein (the "Contingent Merger Consideration"). Cash will be paid in lieu of fractional shares.

         See "The Reorganization" for a more complete description of the Reorganization. A copy of the Reorganization Agreement is enclosed as Appendix A.

         At the TTC Meeting shareholders also will vote to elect ten (10) Directors of TTC for a one year term. See "The Tredegar Trust Company Election of Directors; Management" for additional information.

         This Proxy Statement/Prospectus also serves as the Prospectus of ICBI relating to approximately 79,029 shares of ICBI Common Stock issuable to the shareholders of TTC in connection with the Reorganization.

         This Proxy Statement/Prospectus is first being mailed to shareholders of TTC on or about May __, 1997.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF ICBI COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

          The date of this Proxy Statement/Prospectus is May __, 1997.

                              AVAILABLE INFORMATION

         Independent Community Bankshares, Inc. ("ICBI") is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, does not file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). ICBI has filed with the Commission a Registration Statement on Form S-4, as amended, under the Securities Act of 1933, as amended, with respect to the shares of ICBI Common Stock issuable in the Reorganization. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which have been omitted in accordance with the rules and regulations of the Commission.

         For further information pertaining to ICBI and the shares of ICBI Common Stock issuable in the Reorganization, reference is made to the
Registration Statement and amendments and exhibits thereto, which may be inspected and copied at the offices of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at regional offices of the Commission at the following locations: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W.,
Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site (address:
http://www.sec.gov) that contains the Registration Statement of ICBI.

                            -------------------------


         No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus in any jurisdiction to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities being offered pursuant to this Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of ICBI or TTC or the information set forth herein since the date of this Proxy Statement/Prospectus.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

Introduction....................................................................................................1
Available Information...........................................................................................2
Summary.........................................................................................................4
     The Companies..............................................................................................4
     The Shareholder Meeting....................................................................................4
     Glossary of Terms..........................................................................................4
     The Reorganization.........................................................................................6
Comparative Per Share Information..............................................................................10
Selected Financial Information.................................................................................12
     ICBI Selected Historical Financial Information............................................................13
     TTC Selected Historical Financial Information.............................................................14
     ICBI and TTC Selected Pro Forma Combined Financial Information............................................15
The Shareholder Meeting........................................................................................16
The Reorganization.............................................................................................18
Financial Advisor's Opinion....................................................................................30
The Tredegar Trust Company.....................................................................................32
The Tredegar Trust Company Election of Directors; Management...................................................32
The Tredegar Trust Company Management's Discussion and Analysis of
     Financial Condition and Results of Operations.............................................................39
Independent Accountants........................................................................................41
Other Business.................................................................................................42
Independent Community Bankshares, Inc..........................................................................43
Independent Community Bankshares, Inc. Management..............................................................44
Independent Community Bankshares, Inc. Management's Discussion and Analysis of
     Financial Condition and Results of Operations.............................................................50
Description of ICBI Capital Stock..............................................................................67
Comparative Rights of Security Holders.........................................................................67
Supervision and Regulation.....................................................................................74
Experts  ......................................................................................................79
Legal Opinion..................................................................................................79
Pro Forma Financial Information (Unaudited)....................................................................80
     Pro Forma Combined Condensed Balance Sheet (Unaudited)....................................................81
     Pro Forma Combined Condensed Income Statement (Unaudited).................................................82
     Notes to Pro Forma Condensed Financial Information (Unaudited)............................................83

Appendices

General
A    Agreement and Plan of Reorganization.....................................................................A-1

The Tredegar Trust Company
B    The Tredegar Trust Company Financial Statements (including the audited December 31, 1996 Financial Statements)......................................................B-1
C    Opinion of Scott & Stringfellow, Inc.....................................................................C-1
D    Excerpts from the Virginia Stock Corporation Act Relating
         to Dissenting Shareholders...........................................................................D-1

Independent Community Bankshares, Inc.
E    Independent Community Bankshares, Inc. Financial Statements (including the audited December 31, 1996 Financial Statements)......................................................E-1

                                     SUMMARY


         The following summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents incorporated herein by reference.

THE COMPANIES

         ICBI. ICBI is a bank holding company headquartered in Middleburg, Virginia. ICBI has one subsidiary, The Middleburg Bank, a Virginia-chartered bank that operates three banking offices and offers a full range of banking services principally to individuals and to small and medium sized businesses in Loudoun County, Virginia. ICBI was formed in 1993 to serve as the parent bank holding company for The Middleburg Bank. The Middleburg Bank began business in 1924. At December 31, 1996, ICBI had total assets of $163 million, deposits of $139 million, and total stockholders' equity of $18 million. ICBI's principal executive offices are located at 111 West Washington Street, Middleburg, Virginia 20117 and its telephone number is (540) 687-6377. See "Independent Community Bankshares, Inc.," "Pro Forma Financial Information" and the documents relating to ICBI accompanying this Proxy Statement/Prospectus.

         TTC. TTC is a Virginia-chartered independent trust company and provides trust and investment services, primarily to customers in Virginia, through its office in Richmond, Virginia. At December 31, 1996, TTC had total assets of $1.36 million and stockholders' equity of $1.33 million. The principal executive offices of TTC are located at 901 East Byrd Street, Richmond, Virginia 23219 and its telephone number is (804) 644-2848. In 1995 TTC and The Middleburg Bank entered into a contract under which TTC provides various services to the trust department of The Middleburg Bank. TTC also provides investment advisory services to ICBI. See "The Tredegar Trust Company" and "The Tredegar Trust Company Management's Discussion and Analysis of Financial Condition and Results of Operation."

THE SHAREHOLDER MEETING

         The TTC Meeting will be held at the offices of TTC, 901 East Byrd Street, Richmond, Virginia on June __, 1997 at 9:30 a.m. Only holders of record of TTC Common Stock at the close of business on May __, 1997, will be entitled to vote at the TTC Meeting. See "The Shareholder Meeting."

GLOSSARY OF TERMS

         Depending on the operations of TTC prior to and after the Effective Date of the Reorganization, the amount of consideration receivable by TTC shareholders may be variable and involves complex calculations. This Glossary is intended to help TTC shareholders understand the discussion that follows. All terms explained below also are defined in Section 1.4 of the Reorganization Agreement, which is Appendix A to this Proxy Statement/Prospectus. Other capitalized terms in this section that are not defined here shall have the respective meanings ascribed to them in the Reorganization Agreement.

Merger Consideration

         This term refers to the consideration that TTC shareholders will receive from ICBI if the Reorganization is consummated. It consists of the Initial Merger Consideration and the Contingent Merger Consideration.

Initial Merger Consideration

         This term refers to the ICBI Common Stock that will be distributed to TTC shareholders as soon as practicable after the consummation of the Reorganization. It will be a maximum of 0.25 shares of ICBI Common Stock for each share of TTC Common Stock. The Initial Merger Consideration will be less if TTC Operating Losses exceed $30,000. If TTC Operating Losses exceed $30,000, the Initial Merger Consideration will be the fraction of a share of ICBI Common Stock, the denominator of which will be 276,600 and the numerator of which will be the difference between $1,936,200 and the amount by which TTC Operating Losses exceed $30,000, such difference then to be divided by $28.00. Unless TTC Operating Losses greatly exceed $30,000, the adjustment to the Initial Merger Consideration would not be material. For example, if the TTC Operating Losses were $80,000, the Initial Merger Consideration would be 0.24 shares of ICBI Common Stock for each share of TTC Common Stock. Cash will be paid in lieu of fractional shares at the rate of $28.00 per share of ICBI Common Stock.

Contingent Merger Consideration

         This term refers to additional consideration that TTC shareholders will receive if TTC's net earnings in the three years following the consummation of the Reorganization exceed the Required Net Earnings. The Contingent Merger
Consideration will be less than the Initial Merger Consideration. If the Contingent Merger Consideration is earned, each TTC shareholder will receive a ratable share of the sum of (i) 4,940 shares of ICBI Common Stock and (ii) the lesser of 4,939 shares of ICBI Common Stock or the number of shares of ICBI Common Stock determined by dividing $138,300 by the then Fair Market Value Per Share of ICBI Common Stock.

Required Net Earnings

         This term is the amount of net earnings that TTC must generate in the three years following the Effective Date in order for TTC shareholders to receive the Contingent Merger Consideration. The Required Net Earnings will be $638,946 unless the sum of the severance benefits paid to TTC officers (a total of $106,128) and TTC Transaction Costs exceed $150,000. If that occurs, the Required Net Earnings will be increased by the difference between the amount by which such expenses exceed $150,000 and the amount, if any, by which TTC Operating Losses are less $30,000. As of March 31, 1997, TTC Transaction Costs (including the $38,724 fee that will be payable to Scott & Stringfellow, Inc.) totaled approximately $________. In no event will the Required Net Earnings be less than $638,946.

         After the Effective Date, the trust business of The Middleburg Bank will be transferred to TTC and The Middleburg Bank will cease to operate a separate trust department. As a result, after the Effective Date, TTC will have all of the revenue and expense of The Middleburg Bank's trust department. See "The Reorganization Transfer of Trust Business of The Middleburg Bank" and "The Tredegar Trust Company."

TTC Operating Losses

         This term refers to the excess, if any, of TTC expenses over TTC revenues from January 1, 1997 to the Effective Date. The parties agreed, however, that certain expenses related to the Reorganization will be excluded from the computation of TTC Operating Losses. The excluded expenses are severance benefits paid to TTC officers, TTC Transaction Costs, the amortization or write-off of TTC start-up costs and any fees payable by TTC to The Middleburg Bank after June 30, 1997. If TTC Operating Losses exceed $30,000, the Initial Merger Consideration will be reduced. For the three months ended March 31, 1997, the TTC Operating Losses were $_______.

TTC Transaction Costs

         This term refers to expenses of TTC accrued after December 31, 1996 in connection with the Reorganization. Such costs include fees and expenses of consultants, investment bankers, accountants, counsel and printers.

THE REORGANIZATION

         The Reorganization Agreement provides for the conversion of each outstanding share of TTC Common Stock into the Merger Consideration. ICBI will then serve as the parent holding company for TTC, which will continue to carry on its business in substantially the same manner as before the Reorganization and with no material change in its management, except that the President of ICBI will become the Chairman of the Board of Directors of TTC.

         The Initial Merger Consideration will be paid as promptly as practicable after the consummation of the Reorganization, and the Contingent Merger Consideration, if payable, will be paid approximately three years after the consummation of the Reorganization.

Recommendation of the Board of Directors

         The Board of Directors of TTC has approved the Reorganization, including the Reorganization Agreement. Several factors influenced the TTC Board's decision. First, the business relationship between TTC and ICBI's subsidiary, The Middleburg Bank, had demonstrated the compatibility of the management of ICBI and TTC and their similar cultures and shared philosophies of direct customer contact and service. In addition, the Reorganization would add a presence for TTC in Loudoun County and, considering the area's relative affluence and the profile of ICBI's customer base, would enhance TTC's prospects for continued growth. Moreover the post-Reorganization TTC would operate under the same name as before the Reorganization and would retain its management with headquarters in Richmond, Virginia. Other important factors included the dividend paid on ICBI Common Stock, the undertaking of ICBI to seek to have its stock quoted on the Nasdaq SmallCap Market or OTC Bulletin Board and the opinion of TTC's financial advisor that ICBI's operating performance and financial condition compare favorably with selected other banks and that the market value of ICBI Common Stock is reasonable in comparison to those other banks. See
"Comparative Per Share Information," "The Reorganization - Background and Reasons for the Reorganization" and "Financial Advisor's Opinion." The Board of Directors believes that the Reorganization is fair to and in the best interests of shareholders of TTC and recommends a VOTE FOR the Reorganization.

Interests of Certain Persons in the Reorganization

         Holders of voting stock of TTC should be aware that members of TTC's Board of Directors and senior management have certain interests in the Reorganization that are in addition to the interests of shareholders of TTC generally. The potential shares of ICBI Common Stock which the TTC directors may receive in aggregate pursuant to the Reorganization are 12,925 shares, which would have had a value of approximately $361,900 as of March 31, 1997. It is expected that all directors of TTC will continue to serve as directors of TTC after the Effective Date. In the past, TTC has not paid directors' fees. See "The Reorganization - Interest of Certain Persons in the Reorganization."

         On March 27, 1997 TTC and F. E. Deacon, III, its President and Chief Executive Officer, entered into an Employment Agreement. Previously, ICBI had indicated to TTC that ICBI would be unwilling to enter into the Reorganization Agreement unless Mr. Deacon and TTC entered into an Employment Agreement in form and substance satisfactory to ICBI. The Employment Agreement will terminate if the Reorganization Agreement terminates. If the Reorganization is consummated, the term of the Agreement will end on the third anniversary of the Effective Date. Under the Employment Agreement, Mr. Deacon's annual base salary is $119,000 and he will be entitled to bonuses if TTC's cumulative net earnings equal or exceed 27%, 60% and 100%, respectively, of the Required Net Earnings in the three years following the Effective Date. The maximum amount of such bonus in any year will be $27,000. Mr. Deacon's base salary represents a reduction in his salary in 1995 and 1996. The bonus arrangement was structured in order that any bonus to which Mr. Deacon is entitled will be related to the amount of net earnings that TTC must achieve in order for its shareholders to receive the Contingent Merger Consideration. The Employment Agreement does not provide for any additional compensation in the event of a change in control of ICBI and does prohibit Mr. Deacon from competing with TTC for a period of one year following a termination of his employment by TTC for any reason.

Opinion of Financial Advisor

         Scott & Stringfellow, Inc. ("Scott & Stringfellow") has served as financial advisor to TTC in connection with the Reorganization and has rendered its opinion to the Board of Directors of TTC that, as of the date of this Proxy Statement/Prospectus and on the basis of the matters referred to herein, the consideration to be received pursuant to the Reorganization Agreement is fair, from a financial point of view, to the TTC shareholders. A copy of the opinion of Scott & Stringfellow is attached as Appendix C to this Proxy Statement/Prospectus and should be read in its entirety for information with respect to the assumptions made and other matters considered by Scott & Stringfellow in rendering its opinion. See "Financial Advisor's Opinion."

Vote Required

         Approval of the Reorganization requires the affirmative vote of the holders of a majority of the outstanding shares of TTC Common Stock. As of the record date for the TTC Meeting, directors of TTC and their affiliates owned beneficially an aggregate of 51,700 shares of TTC Common Stock, or approximately 18.7% of the shares of TTC Common Stock outstanding on such date. The directors of TTC have indicated their intention to vote their shares of TTC Common Stock in favor of the Reorganization. See "The Shareholder Meeting." In addition,
Joseph L. Boling, President and Chief Executive Officer of ICBI, owned beneficially an aggregate of 2,000 shares of TTC Common Stock on the record date. Mr. Boling intends to vote his shares in favor of the Reorganization.

Effective Date

         If the Reorganization is approved by the requisite vote of the shareholders of TTC, and if the applications of ICBI to acquire TTC pursuant to the Reorganization are approved by the Federal Reserve and the Virginia State Corporation Commission (the "SCC"), and if other conditions to the Reorganization are satisfied (or waived to the extent permitted by applicable law), the Reorganization will be consummated and effected upon the issuance of a Certificate of Merger by the SCC pursuant to the Virginia Stock Corporation Act (the "Effective Date"). If the Reorganization is approved by the shareholders, the Federal Reserve and the SCC, it is anticipated that the Effective Date will be on or about July 1, 1997, or as soon thereafter as practicable.

         Under the Reorganization Agreement, either party may terminate the Reorganization Agreement if the transaction is not consummated by September 30, 1997.

Post-Closing Audit

         The Initial Merger Consideration will be 0.25 shares of ICBI Common Stock for each share of TTC Common Stock unless TTC Operating Losses exceed $30,000. Under the Agreement, if the parties do not agree on the size of any TTC Operating Loss, an audit of TTC from January 1, 1997 through the Effective Date will be performed by Yount, Hyde and Barbour, P.C., the independent certified public accountants for ICBI. If either party objects to the post-closing audit, the dispute will be resolved by arbitration. A similar process will be employed if the parties do not agree on whether or not the Contingent Merger Consideration is payable.

Distribution of Stock Certificates and Payment for Fractional Shares

         If no post-closing audit is necessary, as soon as practicable after the Effective Date, The Middleburg Bank, as the exchange agent, will mail to each TTC shareholder (other than dissenting shareholders) a letter of transmittal and instructions for use in order to surrender the certificates, which immediately prior to the Effective Date represented shares of TTC Common Stock, in exchange for certificates for shares of ICBI Common Stock representing the Initial Merger Consideration. Cash (without interest) will be paid to TTC shareholders in lieu of the issuance of any fractional shares in an amount equal to the fraction of a share of ICBI Common Stock to which such shareholder would otherwise be entitled, multiplied by $28.00.

         If a post-closing audit is necessary, the exchange of shares of TTC Common Stock for the Initial Merger Consideration will be delayed. Such a delay would likely be for at least 90 days and, if the parties resort to arbitration, significantly longer.

         The Contingent Merger Consideration will not be represented by any form of certificate or instrument, will not have voting or dividend rights, will not be assignable or transferable, except by operation of law, and will not represent a separate security with a separate trading market.

Certain Federal Income Tax Consequences

         Williams, Mullen, Christian & Dobbins, counsel for ICBI, will deliver an opinion that, among other things, (i) the Reorganization will constitute a "reorganization" under the Internal Revenue Code of 1986, as amended (the "Code"), (ii) no gain or loss will be recognized by TTC shareholders who, as a result of the Reorganization, receive shares of ICBI Common Stock, including any shares received as Contingent Merger Consideration, pursuant to the Reorganization, and any TTC shareholder who receives cash in lieu of a fractional share of TTC Common Stock will be treated as having received a distribution in redemption of such fractional shares, subject to the Code, (iii) the aggregate tax basis of ICBI Common Stock received by a TTC shareholder will equal the aggregate tax basis of the TTC Common Stock surrendered in exchange therefor by such shareholder (reduced by any amount allocable to fractional share interests for which cash is received), (iv) the holding period of the ICBI Common Stock received will include the holding period of the TTC stock surrendered if the TTC Common Stock is held as a capital asset at the Effective Date, and (v) no gain, other income or loss will be recognized by ICBI, Acquisition or TTC as a result of the Reorganization. For a more complete description of the federal income tax consequences of the Reorganization, see "The Reorganization - Federal Income Tax Matters." Due to the individual nature of the tax consequences of the Reorganization, it is recommended that each TTC shareholder consult his or her own tax advisor concerning the tax consequences of the Reorganization.

Conditions to Consummation of the Reorganization

         Consummation of the Reorganization is subject to various conditions, including among other matters: (i) receipt of the approval of the shareholders of TTC solicited hereby; (ii) receipt of an opinion of counsel as to the tax-free nature of the Reorganization for shareholders (except for cash received in lieu of fractional shares or upon the exercise of dissenters' rights); (iii) approval of the Federal Reserve under the Bank Holding Company Act of 1956, as amended ("BHC Act"); and (iv) approval of the SCC. It is a condition of ICBI's obligation to consummate the Reorganization that the sum of TTC Transaction Costs, severance benefits payable to TTC officers and TTC Operating Losses not exceed $200,000 without the consent of ICBI. At March 31, 1997, the total of such items was $________. Substantially all of the conditions to consummation of the Reorganization may be waived, in whole or in part, to the extent permissible under applicable law by the party for whose benefit the condition has been imposed, without the approval of the shareholders of that party. Shareholder and regulatory approvals, however, may not be waived. See "The Reorganization - Representations and Warranties; Conditions to the Reorganization" and "The Reorganization - Regulatory Approvals."

         The Reorganization Agreement may be terminated and the Reorganization abandoned notwithstanding shareholder approval (i) by mutual agreement of the Boards of Directors of ICBI and TTC or (ii) by either ICBI or TTC if the Effective Date has not occurred by September 30, 1997, or (iii) if certain specified events occur. See "The Reorganization - Waiver, Amendment and Termination."

Effects of the Reorganization on the Rights of TTC Shareholders

         Upon consummation of the Reorganization, TTC shareholders shall become shareholders of ICBI. The rights of the former shareholders of TTC, now governed by the Virginia Stock Corporation Act (the "Virginia SCA"), will continue to be governed by the Virginia SCA after the Effective Date and the rights of TTC shareholders will also be as provided for under the Articles of Incorporation and Bylaws of ICBI. The provisions of the Articles of Incorporation and Bylaws of ICBI differ in certain material respects from the Articles of Incorporation and Bylaws of TTC. See "Comparative Rights of Security Holders."

Accounting Treatment

         It is intended that the Reorganization will be treated as a purchase for accounting and financial reporting purposes.

Rights of Dissent and Appraisal

         Each holder of TTC shares may dissent from the Reorganization and is entitled to the rights and remedies of dissenting shareholders provided in
Article 15 of the Virginia SCA, subject to compliance with the procedures set forth therein, including the right to appraisal of his or her stock. A copy of
Article 15 is attached as Appendix D to this Proxy Statement/Prospectus and a summary thereof is included under "The Reorganization - Rights of Dissenting Shareholders."

Markets and Market Prices

         ICBI Common Stock is neither listed on any stock exchange nor quoted on the Nasdaq Stock Market and trades infrequently. ICBI Common Stock has periodically been sold in a limited number of privately negotiated transactions. Based on information available to it, ICBI believes that the per share selling price of ICBI Common Stock ranged from $28.00 to $29.00 in 1996 and was $28.00 in the first two months of 1997. There may, however, have been other transactions at other prices not known to ICBI. TTC Common Stock is neither listed on any stock exchange nor quoted on the Nasdaq Stock Market and trades sporadically.

         The information below provides the price per share of ICBI Common Stock and TTC Common Stock prior to the public announcement of the Reorganization on February 10, 1997 and as of a recent date. The historical price of ICBI Common Stock, $28.00, is based on the last known sale of ICBI Common Stock prior to the public announcement of the Reorganization, a trade involving 30 shares on December 20, 1996. The historical price of TCC Common Stock, $12.50, is based on the last known sale of TCC Common Stock prior to the public announcement of the Reorganization, a trade involving 2,500 shares on June 30, 1996.


                       ICBI Common Stock             TTC Common Stock
                       -----------------             ----------------
                                                                  Equivalent
                       Historical Price     Historical Price   Per Share Price*
                       ----------------     ----------------   ----------------

  February 10, 1997         $28.00               $12.50              $7.00
    May __, 1997


---------------------
* TTC Shareholders will receive a maximum of 0.25 shares of ICBI Common Stock for each share of TTC Common Stock outstanding as the Initial Merger Consideration. The Contingent Merger Consideration is not shown because its receipt is dependent on future events, the occurrence of which is uncertain. This table merely reflects the historical value of the Initial Merger Consideration (i) on the last date before the Reorganization Agreement was announced that ICBI Common Stock was traded and (ii) on a recent date for ICBI Common Stock.


         No assurance can be given as to the market price or trading value of ICBI Common Stock at or after the Effective Date.


                        COMPARATIVE PER SHARE INFORMATION

         The following unaudited  consolidated  financial  information  reflects certain comparative per share data relating to the Reorganization. The information shown below should be read in conjunction with the historical financial statements of ICBI and TTC, including the respective notes thereto, which are included elsewhere in this Proxy Statement/Prospectus or in documents delivered herewith, and in conjunction with the unaudited pro forma consolidated financial information appearing elsewhere in this Proxy Statement/Prospectus. See "Pro Forma Financial Information."

         The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Reorganization been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods.

         The following table presents selected comparative consolidated unaudited per share information (i) for ICBI on a historical basis and on a pro forma combined basis assuming the Reorganization had been effective during the periods presented and accounted for as a purchase and (ii) for TTC on a historical basis and on a pro forma equivalent basis.

                                  ICBI AND TTC


                                               For the Year Ended December 31,
                                  ----------------------------------------------------------
                                       1996                 1995                 1994
                                  ----------------     ----------------    -----------------
Per Common Share:

Net Income:
ICBI historical (1)                     $    2.36            $    1.92            $    2.06
TTC historical (4)                         (1.40)               (2.28)               (3.38)
Pro forma combined                           1.73                 1.19                 1.32
TTC pro forma equivalent (2)                 0.43                 0.30                 0.33

Cash Dividends Declared:
ICBI historical (1)                     $    0.84            $    0.80            $    0.80
TTC historical (4)                              -                    -                    -
Pro forma combined (3)                       0.84                 0.80                 0.80
TTC pro forma equivalent (2)(3)              0.21                 0.20                 0.20

Book Value:
ICBI historical (1)                    $    20.94           $    19.72           $    17.52
TTC historical                               4.82                 6.21                 7.37
Pro forma combined                          21.47                20.33                18.16
TTC pro forma equivalent (2)                 5.37                 5.08                 4.54


(1) All information for ICBI has been adjusted to reflect a 100% stock dividend paid in February 1994.
(2) TTC pro forma equivalent amounts represent pro forma combined information multiplied by the maximum Initial Merger Consideration of
         0.25 shares of ICBI Common Stock for each share of TTC Common Stock.
(3) Pro forma combined dividends per share represent historical dividends per share paid by ICBI. See "The Reorganization - ICBI and TTC Market Prices and Dividends" for additional information.
(4)      TTC commenced business on January 12, 1994.

                         SELECTED FINANCIAL INFORMATION

         The following  tables set forth certain selected  historical  financial information  for ICBI  and TTC and  certain  consolidated  pro  forma  financial information giving effect to the Reorganization using the purchase method of accounting. See "The Reorganization - Accounting Treatment." The selected historical financial information is based on, derived from and should be read in conjunction with the historical consolidated financial statements of ICBI and the historical financial statements of TTC and the respective notes thereto included elsewhere in this Proxy Statement/Prospectus. See "Available Information." All of the following selected financial information should be read in conjunction with the unaudited pro forma consolidated financial information, including the notes thereto, appearing elsewhere in this Proxy
Statement/Prospectus. See "Pro Forma Financial Information." The pro forma financial information is not necessarily indicative of the results that actually would have occurred had the Reorganization been consummated on the dates indicated or that may be obtained in the future.

                     INDEPENDENT COMMUNITY BANKSHARES, INC.
                    Selected Historical Financial Information


                                                           Years Ended December 31,
                                        ---------------------------------------------------------------------
                                             1996          1995          1994          1993           1992
                                             ----          ----          ----          ----           ----
               (In thousands, except ratios and per share amounts)

Income Statement Data:
  Interest income                           $11,111        $9,855        $8,931        $8,285         $9,546
  Interest expense                            4,647         4,096         3,198         3,151          4,183
                                        ------------ -------------  ------------  ------------   ------------
  Net interest income                         6,464         5,759         5,733         5,134          5,363
  Provision for loan losses                      65            55                         228            163
                                        ------------ -------------  ------------  ------------   ------------
  Net interest income after
  provision for loan losses                   6,399         5,704         5,733         4,906          5,200
  Noninterest income                            721           817           650           569            511
  Securities gains                               21         (123)         (125)           111              5
  Noninterest expense                         4,383          4067          3672          3228           2869
                                        ------------ -------------  ------------  ------------   ------------
  Income before income taxes                  2,758         2,331         2,586         2,358          2,847
  Income taxes                                  728           625           748           609            827
                                        ------------ -------------  ------------  ------------   ------------
  Net income                                 $2,030        $1,706        $1,838        $1,749         $2,020
                                        ============ =============  ============  ============   ============

Per Share Data (1):
  Net Income                                  $2.36         $1.92         $2.06         $1.95          $2.25
  Cash Dividends                               0.84          0.80          0.80          0.80           0.80
  Book value at period end                    20.94         19.72         17.52         17.98          16.91

Balance Sheet Data:
  Assets                                   $162,966      $142,013      $134,045      $120,662       $121,714
  Loans, net of unearned income              93,711        80,048        78,767        70,339         66,203
  Securities                                 52,402        48,291        41,411        35,160         30,011
  Deposits                                  138,790       121,522       118,084       104,097        106,171
  Shareholders' equity                       18,008        16,953        15,660        16,106         15,149
  Average shares outstanding (1)                860           889           892           896            896

Performance Ratios:
  Return on Average Assets                    1.36%         1.27%         1.46%         1.47%          1.72%
  Return on Average Equity                   11.70%        10.26%        11.93%        11.23%         13.73%
  Dividend payout                            35.57%        41.44%        38.90%        40.99%         35.50%
  Efficiency (2)                              57.9%         59.0%         55.0%         53.8%          47.0%

Capital and Liquidity Ratios:
  Risk-based capital ratios:
  Tier 1 capital                              19.3%         20.9%
  Total capital                               20.2%         21.9%
  Leverage                                    11.7%         12.4%

(1) Restated giving retroactive effect to 100% stock dividend declared in 1994.
(2) Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.

                           THE TREDEGAR TRUST COMPANY
                    Selected Historical Financial Information


                                                            Years Ended December 31,
                                        ----------------------------------------------------------------
                                             1996         1995         1994(1)       1993(1)       1992(1)
                                             ----         ----         -------       -------       -------
                                               (In thousands, except ratios and per share amounts)
Income Statement Data:
   Interest income                                $69          $68           $55     $       -    $        -
   Interest expense                                 -            -             -             -             -
                                          ------------ ------------  ------------  ------------  ------------
   Net interest income                             69           68            55             -             -
   Provision for loan losses                       -             -                           -             -
                                          ------------ ------------  ------------  ------------  ------------
   Net interest income after
     provision for loan losses                     69           68            55             -             -
   Noninterest income                             562          314            69             -             -
   Securities gains                                 -            -             -             -             -
   Noninterest expense                          1,017          939           730             -             -
                                          ------------ ------------  ------------  ------------  ------------
   Loss before income taxes                     (386)        (557)         (606)             -             -
   Income taxes                                     -            -             -             -             -
                                          ------------ ------------  ------------  ------------  ------------
   Net loss                                    ($386)       ($557)        ($606)     $       -    $        -
                                          ============ ============  ============  ============  ============

Per Share Data:
   Net Loss                                   ($1.40)      ($2.28)       ($3.38)     $       -    $        -
   Cash Dividends                                  -            -             -              -             -
   Book value at period end                      4.82         6.21          7.37             -             -

Balance Sheet Data:
   Assets                                      $1,362       $1,726        $1,732
                                                                                             $             $
                                                                                             -             -
   Loans, net                                       -            -             -             -             -
   Securities                                   1,117        1,420         1,358             -             -
   Deposits                                         -            -             -             -             -
   Shareholders' equity                         1,332        1,719         1,699             -             -
   Average shares outstanding                     277          244           179             -             -

Performance Ratios:
   Return on Average Assets                   -25.91%      -36.47%       -33.51%             -             -
   Return on Average Equity                   -26.13%      -36.64%       -33.72%             -             -
   Dividend payout                                  -            -             -             -             -
   Efficiency (2)                              161.2%       245.8%        588.7%             -             -

Capital and Liquidity Ratios:
   Risk-based capital ratios:
     Tier 1 capital                           n/a          n/a
     Total capital                            n/a          n/a
   Leverage                                   n/a          n/a

(1)      TTC began operations on January 12, 1994.
(2) Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.

                     INDEPENDENT COMMUNITY BANKSHARES, INC.
                         AND THE TREDEGAR TRUST COMPANY
                Selected Pro Forma Combined Financial Information

                                                                Years Ended December 31,
                                        ---------------------------------------------------------------------
                                             1996         1995          1994(1)       1993(1)       1992(1)
                                             ----         ----          ----          ----          ----
                                            (In thousands, except ratios and per share amounts)

Income Statement Data:
  Interest income                             $11,180       $9,923        $8,986      $  8,285      $  9,546
  Interest expense                              4,647        4,096         3,198         3,151         4,183
                                          ------------ ------------  ------------  ------------  ------------
  Net interest income                           6,533        5,827         5,788         5,134         5,363
  Provision for loan losses                        65           55             -           228           163
                                          ------------ ------------  ------------  ------------  ------------
  Net interest income after
    provision for loan losses                   6,468        5,772         5,788         4,906         5,200
  Noninterest income                            1,236        1,131           718           569           511
  Securities gains                                 20        (123)         (125)           111             5
  Noninterest expense                           5,392        5,020         4,395         3,228         2,869
                                          ------------ ------------  ------------  ------------  ------------
  Income before income taxes                    2,332        1,760         1,986         2,358         2,847
   Income taxes (2)                               728          625           748           609           827
                                          ------------ ------------  ------------  ------------  ------------
  Net income                                   $1,604       $1,135        $1,238      $  1,749      $  2,020
                                          ============ ============  ============  ============  ============

Per Share Data (3):
  Net Income                                    $1.73        $1.19         $1.32       $  1.95       $  2.25
  Cash Dividends                                 0.84         0.80          0.80          0.80          0.80
  Book value at period end                      21.47        20.33         18.16         17.98         16.91

Balance Sheet Data:
  Assets (4)                                 $164,932     $143,956      $135,776     $ 120,662     $ 121,714
  Loans, net                                   93,711       80,048        78,766        70,339        66,203
  Securities                                   53,519       49,711        42,769        35,160        30,011
  Deposits                                    138,790      121,522       118,085       104,097       106,171
  Shareholders' equity                         19,944       18,888        17,273        16,106        15,149
  Average shares outstanding                      929          950           937           896           896

Performance Ratios:
  Return on Average Assets                      1.06%        0.84%         0.97%         1.46%         1.71%
  Return on Average Equity                      8.53%        6.25%         7.20%        11.23%        13.73%
  Dividend payout                              45.01%       62.29%        57.75%        40.99%        35.50%
  Efficiency (5)                                66.4%        68.8%         64.7%        53.80%        47.00%

Capital and Liquidity Ratios:
  Risk-based capital ratios:
  Tier 1 capital                                20.6%        22.8%
  Total capital                                 21.5%        23.9%
  Leverage                                      12.5%        13.4%

(1)      TTC commenced business on January 12, 1994.
(2) Assumes no income tax benefit from losses incurred by TTC in 1994, 1995 and 1996.
(3) Restated giving retroactive effect of 100% stock dividend declared in February 1994.
(4) Goodwill as shown in the pro forma as of December 31, 1996 is $604,000. ICBI anticipates goodwill to approximate $1 million at closing, which will include the write-off of TTC's organization costs, capitalized transaction costs, and TTC losses from January 1 to June 30, 1997.
(5) Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.

                             THE SHAREHOLDER MEETING


         Date, Place and Time. The TTC Meeting will be held at the offices of TTC, 901 East Byrd Street, Richmond, Virginia on June __, 1997 at 9:30 a.m.

         Record Date. The Board of Directors of TTC has fixed the close of business on May __, 1997 as the record date (the "TTC Record Date") for the determination of the holders of TTC Common Stock entitled to receive notice of and to vote at the TTC Meeting. At the close of business on the TTC Record Date, there were 276,600 shares of TTC Common Stock outstanding held by 72 shareholders of record.

         Vote Required. Each share of TTC Common Stock outstanding on the TTC Record Date entitles the holder to cast one vote upon each matter properly submitted at the TTC Meeting. The affirmative vote of the holders of a majority of the shares of TTC Common Stock outstanding, as of the TTC Record Date, in person or by proxy, is required to approve the Reorganization Agreement. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will not be considered a vote for, or a vote against, a director.

         As of the TTC Record Date, directors and executive officers of TTC and their affiliates, persons and entities as a group, owned of record and beneficially a total of 51,700 shares of TTC Common Stock, or approximately 18.7% of the shares of TTC Common Stock outstanding on such date. The Directors and the executive officer of TTC have indicated an intention to vote their shares of TTC Common Stock FOR the Reorganization and FOR the election of the nominees set forth on the enclosed proxy. In addition to these votes, Preston S. Smith and A.G. Goodykoontz, former officers of TTC, have agreed to vote their shares for the Reorganization. They owned of record and beneficially a total of 8,300 shares of TTC Common Stock, or 3.0% of the shares of TTC Common Stock outstanding. Together, these individuals collectively owned of record and beneficially a total of 60,000 shares or 21.7% of the shares of TTC Common Stock outstanding on the Record Date.

         A failure to vote, either by not returning the enclosed proxy or by checking the "abstain" box thereon, will have the same effect as a vote against approval of the Reorganization Agreement.

         A shareholder may abstain or (only with respect to the election of TTC directors) withhold his vote (collectively, "abstentions") with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will be counted as not voting in favor of the relevant item. Since the election of TTC directors is determined by a plurality vote, abstentions will not affect such election. Since approval of the Reorganization Agreement requires an affirmative vote of a specified number of shares outstanding, abstentions will have the effect of a negative vote with respect thereto.

         Brokers who hold shares in street name have the authority to vote on certain items if they have not received instructions from the beneficial owners. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters put to shareholders without instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a broker non-vote. Under the circumstances where the broker is not permitted to or does not exercise its discretion, assuming proper disclosure to TTC of such inability to vote, broker non-votes will be counted for purposes of determining the existence of a quorum, but also will be counted as not voting in favor of the particular matter. Because the TTC election of directors is determined by a plurality vote, broker non-votes, if any, will not have any effect on the outcome of any matter submitted for shareholder approval. Because the approval of the Reorganization Agreement requires an affirmative vote of a specified number of shares outstanding, broker non-votes, if any, and abstentions will have the effect of a negative vote with respect thereto.

         Voting and Revocation of Proxies. Shareholders of TTC are requested to complete, date and sign the accompanying form of proxy and return it promptly to TTC in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If no voting instructions are given, proxies received by TTC will be voted for approval of the Reorganization Agreement and for approval of the directors slated for election on the proxy. With respect to the election of directors, each shareholder entitled to vote at the TTC Meeting has one vote per share owned at the TTC Record Date. TTC shareholders have no cumulative voting rights. The directors will be elected by plurality of the votes cast assuming that at least a majority of the total number of outstanding shares of TTC Common Stock is present in person or by proxy at the TTC Meeting to constitute a quorum.

         A proxy may be revoked at any time before it is voted by giving written notice of revocation to TTC by executing and delivering a substitute proxy to TTC or by attending the TTC Meeting and voting in person. If a TTC shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered on or prior to the meeting date to Delman H. Eure, Secretary, The Tredegar Trust Company, 901 East Byrd Street, Richmond, Virginia 23219. If a proxy is signed and returned without indicating any voting instructions, shares of TTC Common Stock represented by the proxy will be voted FOR the Reorganization Agreement and FOR those nominated by the Board of Directors.

         If a sufficient number of signed proxies enabling the persons named as proxies to vote in favor of the Reorganization are not received by TTC by the time scheduled for the TTC Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit continued solicitation of proxies with respect to such approval. If an adjournment is proposed, the persons named as proxies will vote in favor of such adjournment those proxies which are entitled to be voted in favor of the Reorganization Agreement and against such adjournment those proxies containing instructions to vote against approval of the Reorganization Agreement, unless the shareholder clearly writes on the face of that proxy specific instructions stating how that proxy should be voted in the case of an adjournment proposed prior to a vote on the Reorganization. Adjournment of the TTC Meeting will be proposed only if the Board of Directors of TTC believes that additional time to solicit proxies might permit the receipt of sufficient votes to approve the Reorganization Agreement, or at the request of ICBI. It is anticipated that any such adjournment would be for a relatively short period of time, but in no event for more than 120 days. Any shareholder may revoke such shareholder's proxy during any period of adjournment in the manner described above.

         Solicitation of Proxies. TTC will bear the cost of the solicitation of proxies. Solicitations may be made by mail, facsimile, telephone, telegraph or personally by directors, officers and employees at TTC, none of whom will receive additional compensation for performing such services. TTC shall pay all of the expenses of printing and mailing the Proxy Statement/Prospectus.

                               THE REORGANIZATION

         The following is a summary description of the material terms of the Reorganization Agreement, and is qualified in its entirety by reference to the Reorganization Agreement which is attached as Appendix A hereto. All holders of TTC Common Stock are urged to read the Reorganization Agreement in its entirety.

Background and Reasons for the Reorganization

         In early December 1996, ICBI informed TTC of ICBI's interest in acquiring TTC. TTC convened a meeting of its Long Range Planning Committee and Chief Executive Officer on December 12, 1996 to meet with ICBI representatives. At the meeting, Joseph L. Boling, President and Chief Executive Officer of ICBI and The Middleburg Bank, presented the Committee with an unsolicited proposal which the Committee decided to present to TTC's full Board of Directors later that same day.

         Following a discussion of the proposal, the Board appointed a Special Committee to explore and make various recommendations to the full Board with respect to an acquisition of, or business combination involving, TTC or TTC's remaining independent, and authorized the Special Committee to retain the necessary professionals required to help the Special Committee carry out its responsibilities. The members of the Special Committee were Messrs. Harkness (Chairman), Siegel and Wheat.

         The Special Committee met on December 13, 1996. At the meeting, representatives of Scott & Stringfellow, Inc. ("Scott & Stringfellow"), financial advisor to TTC, were invited to provide the Committee with a preliminary assessment of the ICBI proposal. The Committee also authorized Scott & Stringfellow to explore the interest of other parties in acquiring TTC.

         On December 19, 1996, the Board met to receive a report from the Special Committee, including a report about the efforts by Scott & Stringfellow to determine the interest of others in a transaction with TTC. In addition to exploring options involving third parties, the Board also considered the merits of remaining independent, based on analyses submitted by certain officers of TTC. On January 3, 1997 the Special Committee met again to review the status of various contacts made by Scott & Stringfellow on behalf of TTC.

         In mid-January, the Special Committee and the Board of Directors met again to review various options available to TTC, and set a deadline of January 21, 1997 for receipt of all final proposals. The Board also received Scott & Stringfellow's report concerning other possible merger or acquisition prospects and two proposals for reorganizing the Company and remaining independent. The Board authorized Scott & Stringfellow to contact ICBI about improving its proposal to acquire TTC.

         On January 23, 1997, the Board of Directors met to consider the final ICBI proposal. After an extensive review of the alternatives, including consideration of remaining independent or a sale to or affiliation with another party, the Board approved the ICBI proposal.

         In deciding to enter into the Reorganization Agreement, the TTC Board of Directors considered a number of factors. While the Board did not assign any relative or specific weights to the factors considered, several principal factors led to the approval of the proposal of ICBI by the TTC Board. First, the business relationship between TTC and ICBI's subsidiary, The Middleburg Bank, had demonstrated the compatibility of the management of ICBI and TTC and their similar cultures and shared philosophies. Both companies emphasize direct customer contact and personal service. The Reorganization also would not require any systems or operational conversions, as ICBI is currently using TTC's system for the management of its trust assets, and would provide operational benefits of a combination, including the management and economic resources available to TTC from ICBI. In addition, the Reorganization would add a presence for TTC in Loudoun County and, considering the area's relative affluence and the profile of ICBI's customer base, would enhance TTC's prospects for continued growth. Following consummation of the Reorganization, TTC, as a subsidiary of ICBI, would also retain a certain amount of autonomy. After the Reorganization, TTC would operate under the same name as before the Reorganization and would retain its management and Board of Directors, with headquarters in Richmond, Virginia.

         Other material factors considered were the belief of TTC's financial advisor, Scott & Stringfellow, Inc., that the ICBI proposal presented TTC shareholders with a reasonable opportunity for appreciation, compared to their investment in TTC; the ability of TTC to compete more effectively for larger trust accounts and estates with ICBI's larger capital base; the Merger Consideration offered for TTC Common Stock; the agreement by ICBI to list its stock on the Nasdaq SmallCap Market or OTC Bulletin Board and the resulting increased marketability of ICBI Common Stock; the historical dividend paid on ICBI Common Stock; the financial condition and history of performance of ICBI; and diversification of risk associated with ownership of an institution with a broader geographic market area; and the well capitalized position and historical earnings of ICBI.

         The TTC Board has concluded that the terms of the Reorganization Agreement, which were determined on the basis of arms-length negotiations, are fair to TTC shareholders. As explained below, this conclusion is supported by the opinion of an independent financial advisor. In determining that the Merger Consideration was fair to TTC, the Board of TTC and its financial advisor considered the estimated value per share of ICBI Common Stock at the close of business on January 23, 1997 ($28.00) and the dollar value of the Initial Merger Consolidation which would have been received by TTC shareholders on that day ($7.00 per share); information concerning the financial condition, results of operations and prospects of TTC and ICBI; and, the tax-free nature of the Reorganization to the shareholders of TTC to the extent they receive ICBI Common Stock in exchange for their shares of TTC Common Stock. In establishing the Merger Consideration, the representatives of TTC also considered the Merger Consideration in relation to the market value and earnings per share of TTC Common Stock and ICBI Common Stock, and information concerning the financial condition, results of operations and the prospects of TTC and ICBI.

         Pursuant to the Reorganization Agreement, the directors, officers and employees of TTC will not change as a result of the Reorganization, except that ICBI is expected to designate Joseph L. Boling, the President and Chief Executive Officer of ICBI, to serve as Chairman of TTC's Board of Directors from and after the Effective Date. The Reorganization Agreement notwithstanding, ICBI will have the power after the Effective Date to elect the entire Board of Directors of TTC.

         The Board of Directors of TTC believes that the Reorganization is in the best interests of TTC and its shareholders. The TTC directors have all committed to vote shares under their control in favor of the Reorganization to the extent of their fiduciary ability. The TTC Board of Directors recommends that TTC shareholders vote FOR the approval of the Reorganization Agreement. All TTC directors voted for the Reorganization Agreement with the exception of one, who abstained.

Terms of the Reorganization

         The Reorganization Agreement provides for the conversion of each outstanding share of TTC Common Stock into the Merger Consideration. The Merger Consideration consists of the Initial Merger

Consideration, which will be paid as promptly as practicable after the consummation of the Reorganization and the Contingent Merger Consideration, which, if payable, will be paid approximately three years after the consummation of the Reorganization. The Initial Merger Consideration will consist of a maximum of 0.25 shares of ICBI Common Stock for each share of TTC Common Stock. The Contingent Merger Consideration will consist of a maximum of 0.0357 shares of ICBI Common Stock for each share of TTC Common Stock. See "Summary - Glossary of Terms."

         Shareholders of TTC are entitled to exercise their dissenters' rights with respect to the Reorganization. See "The Reorganization - Rights of Dissenting Shareholders."

Transfer of Trust Business of The Middleburg Bank

         The Reorganization Agreement provides that, as soon as practicable after the Effective Date, ICBI shall cause the trust business of The Middleburg Bank to be transferred to TTC. It is anticipated that such transfer will occur within sixty days of the Effective Date. The Reorganization Agreement, however, provides that for purposes of computing the Required Net Earnings of TTC, the revenue and expense of TTC shall be deemed to include the revenue and expense of the trust department of The Middleburg Bank from and after the Effective Date.

Lock-Up Option

         In addition to the Reorganization Agreement, ICBI and TTC each entered into an agreement on February 5, 1997 providing for ICBI to have an option to purchase TTC Common Stock under certain conditions (the "Lock-Up Option"). Specifically, the Lock-Up Option provides that ICBI shall have an option to purchase 68,800 shares of TTC Common Stock at a price no greater than $7.00 per share. Both the number of options available and the price will be proportionately adjusted automatically in the event TTC increases (or decreases) the number of shares of TTC Common Stock outstanding. The option is exercisable only under limited circumstances.

         The Lock-Up Option provides that ICBI has an option to purchase stock in TTC only upon the occurrence of the following events: (i) TTC authorizes, recommends or publicly proposes (or publicly announces an intention to authorize, recommend or propose) or enters into an agreement with a third person to engage in a merger, consolidation, sale of substantially all the assets of TTC, or sale of securities representing more than 9.9% of the voting power of TTC or (ii) a third person acquires 9.9% or more of the outstanding TTC Common Stock.

         The exercise price represents the estimate of fair value per share of TTC Common Stock at the time the Lock-Up Option was executed.

Effective Date

         If the Reorganization Agreement is approved by the requisite vote of the shareholders of TTC and ICBI and by the Federal Reserve and the SCC (see "The Reorganization - Regulatory Approvals") and other conditions to the Reorganization are satisfied (or waived to the extent permitted by the Reorganization Agreement and applicable law), the Reorganization will be consummated and effected at the time a Certificate of Merger is issued by the SCC pursuant to the Virginia SCA. See "The Reorganization - Representations and Warranties; Conditions to the Reorganization."

         It is anticipated that the Effective Date will be on or about July 1, 1997, but there can be no assurance as to whether or when the Reorganization will occur.

Post-Closing Audit

         The Initial Merger Consideration will be 0.25 shares of ICBI Common Stock for each share of TTC Common Stock unless TTC Operating Losses exceed $30,000. Under the Agreement, if the parties do not agree on the size of any TTC Operating Losses, an audit of TTC from January 1, 1997 through the Effective Date will be performed by Yount, Hyde & Barbour, P.C., the independent certified public accountants for ICBI. If either party objects to the post-closing audit, the dispute will be resolved by arbitration. A similar process will be employed if the parties do not agree on whether or not the Contingent Merger Consideration is payable. For the three months ended March 31, 1997, the TTC Operating Losses were $________.

Distribution of Stock Certificates and Payment for Fractional Shares

         If no post-closing audit is necessary, as soon as practicable after the Effective Date, The Middleburg Bank, as the exchange agent, will mail to each TTC shareholder (other than dissenting shareholders) a letter of transmittal and instructions for use in order to surrender the certificates which immediately prior to the Effective Date represented the shares of TTC Common Stock in exchange for certificates for shares of ICBI Common Stock representing the Initial Merger Consideration. Cash (without interest) will be paid to TTC shareholders in lieu of the issuance of any fractional shares in an amount equal to the fraction of a share of ICBI Common Stock to which such shareholder would otherwise be multiplied by $28.00.

         If a post-closing audit is necessary, the exchange of shares of TTC Common Stock for the Initial Merger Consideration will be delayed. Such a delay would likely be for at least 90 days and, if the parties resort to arbitration, significantly longer.

         TTC SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE SUCH INSTRUCTIONS.

         Promptly after surrender of one or more certificates for TTC Common Stock, together with a properly completed letter of transmittal, the holder of such certificates will receive a certificate or certificates representing the number of shares of ICBI Common Stock to which he or she is entitled and, where applicable, a check for the amount payable in cash in lieu of issuing a fractional share. Lost, stolen, mutilated or destroyed certificates will be treated in accordance with the existing procedures of ICBI.

         The shares of ICBI Common Stock representing the Initial Merger Consideration will be deemed issued as of the Effective Date. After the Effective Date, TTC shareholders will be entitled to vote the number of shares of ICBI Common Stock constituting the Initial Merger Consideration for which their TTC Common Stock has been exchanged, regardless of whether they have surrendered their TTC certificates. The Reorganization Agreement provides, however, that no dividend or distribution payable to the holders of record of ICBI Common Stock at or as of any time after the Effective Date will be paid to the holder of any TTC certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid (without interest). With respect to the dividend for the three months ending June 30, 1997, ICBI will not declare or establish a record date for such dividend prior to July 9, 1997.

         Three years after the Effective Date, TTC's net earnings for such three year period will be calculated and if such earnings exceed the Required Net Earnings, each person who was a holder of TTC Common Stock at the Effective Date will receive a ratable share of the Contingent Merger Consideration. Shares of ICBI Common Stock representing the Contingent Merger Consideration will not be considered issued or outstanding for any purpose until such shares are issued. The Contingent Merger Consideration will not be represented by any form of certificate or instrument, will not have voting or dividend rights, will not be assignable or transferable, except by operation of law, and will not represent a separate security with a separate trading market.

Representations and Warranties; Conditions to the Reorganization

         The Reorganization Agreement contains representations and warranties by ICBI and TTC regarding, among other things, their respective organizations, authorizations to enter into the Reorganization Agreement, capitalization, financial statements and pending and threatened litigation. These representations and warranties (except as otherwise provided in the Reorganization Agreement) will not survive the Effective Date.

         The obligations of ICBI and TTC to consummate the Reorganization are subject to the following conditions, among others: approval and adoption of the Reorganization Agreement by the requisite TTC shareholder votes; receipt of all regulatory approvals necessary to consummate the Reorganization, not conditioned or restricted in a manner that, in the judgment of the Boards of Directors of ICBI and TTC, materially adversely affects the economic or business benefits of the Reorganization so as to render inadvisable consummation thereof; the absence of certain actual or threatened proceedings before a court or other governmental body relating to the Reorganization; receipt of a current fairness opinion from the financial advisor for TTC; and the receipt of an opinion of counsel as to certain Federal income tax consequences of the Reorganization. Also, under the terms of the Reorganization Agreement, ICBI agreed that, following the Effective Date, it will indemnify those persons associated with TTC and its subsidiaries who are entitled to indemnification as of the Effective Date of the Reorganization. It is a condition of ICBI's obligation to consummate the Reorganization that the sum of TTC's Transaction Costs, severance benefits payable to TTC officers and TTC's Operating Losses after December 31, 1996 not exceed $200,000 without the consent of ICBI. As of March 31, 1997, the sum of such items was $________.

         In addition, each party's obligation to effect the Reorganization, unless waived, is subject to performance by the other party of its obligations under the Reorganization Agreement, the accuracy, in all material respects, of the representations and warranties of the other party contained therein, and the receipt of certain opinions and certificates from the other party.

Regulatory Approvals

         ICBI's acquisition of TTC pursuant to the Reorganization is subject to approval by the Federal Reserve under the BHC Act, which requires that the Federal Reserve take into consideration the financial and managerial resources of ICBI, the future prospects of the existing and proposed institutions and the effect of the transaction on competition. The BHC Act prohibits the Federal Reserve from approving the Reorganization if it would result in a monopoly or if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect may be substantially to lessen competition or to tend to create a monopoly, or if it would be in any other manner a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the Reorganization are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         The BHC Act provides for the publication of notice and the opportunity for administrative hearings relating to the applications, and it authorizes the regulatory agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approvals required for consummation of the Reorganization.

         The Reorganization is further subject to the approval of the SCC. To obtain such approval, the SCC must conclude that after the Reorganization, TTC will be operated efficiently and fairly, in the public interest and in accordance with law.

         Applications for approval of the Reorganization have been filed with the Federal Reserve and the SCC. None of the agencies has yet approved the applications. ICBI and TTC are not aware of any other governmental approvals or actions that are required for consummation of the Reorganization, except as described above. Should any such approval or action be required, it is currently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained.

Business Pending the Reorganization

         Until consummation of the Reorganization (or termination of the Reorganization Agreement), TTC is obligated to operate its businesses only in the ordinary and usual course, consistent with past practice, and to use its best efforts to maintain its business organization, employees and business relationships and to retain the services of its officers and key employees. Until consummation of the Reorganization (or termination of the Reorganization Agreement) TTC may not, without the consent of ICBI, among other things: (a) declare or pay dividends on its capital stock; (b) enter into any merger, consolidation or business combination (other than the Reorganization) or any acquisition or disposition of a material amount of assets or securities or solicit proposals in respect thereof; (c) amend its charter or bylaws (except as may be required by the Reorganization Agreement); (d) incur any obligation in excess of $5,000 without the prior consent of ICBI; (e) issue any capital stock; or (f) purchase or redeem any of its capital stock. No options or warrants to purchase TTC Common Stock will be exercised before the Effective Date and all such options and warrants will be terminated on or prior to the Effective Date.

Waiver, Amendment and Termination

         At any time on or prior to the Effective Date, any term or condition of the Reorganization may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The Reorganization Agreement may be amended at any time prior to the Effective Date by agreement of the parties whether before or after the TTC Meeting (except that the Merger Consideration shall not be changed after approval of the Reorganization Agreement by TTC's shareholders). Any material change in a material term of the Reorganization Agreement after this Proxy
Statement/Prospectus is mailed to shareholders of TTC would require a resolicitation of TTC's shareholders. Such a material change would include, but not be limited to, a change in the tax consequences to TTC's shareholders.

         The Reorganization Agreement may be terminated by ICBI or TTC, whether before or after the approval of the Reorganization Agreement by the shareholders: (a) if the other party materially breaches any representation, warranty or agreement which is not properly cured by such breaching party; (b) if the Reorganization is not consummated by September 30, 1997; (c) by mutual consent of the Boards of Directors of ICBI and TTC; or (d) if the Federal
Reserve  or  the  SCC  have   denied   approval  of  the

Reorganization. The Reorganization Agreement also may be terminated at any time by the mutual consent of ICBI and TTC. In the event of termination, the Reorganization Agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination.

Resales of ICBI Common Stock

         All shares of ICBI Common Stock received by TTC shareholders in connection with the Reorganization will be transferable without restriction, except that ICBI Common Stock received by persons who are deemed to be "affiliates" (as such term is defined in Rule 144 under the Securities Act of 1933, as amended (the "1933 Act")) of TTC may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the 1933 Act. For purposes of Rule 144 as applied to TTC, the directors of TTC are the only affiliates who will be subject to the resale limitations.

Interest of Certain Persons in the Reorganization

         In considering the recommendations of the Board of Directors of TTC with respect to the Reorganization, holders of voting stock should be aware that certain members of TTC's Board of Directors and senior management have certain interests in the Reorganization that are in addition to the interest of shareholders of TTC generally. The Board of Directors of TTC was aware of these interests and considered them, among other factors, in approving the Reorganization. These interests are as follows:

         Employment Agreements. Before executing the Reorganization Agreement, ICBI required that TTC enter into a three year employment agreement with F. E. Deacon, III. For additional information regarding the terms of this employment agreement, see "The Tredegar Trust Company Election of Directors; Management - Employment Agreement."

         Projected ICBI Common Stock Ownership. The table below sets forth (i) the projected holdings of ICBI Common Stock by all TTC Directors and executive officers, both individually and in the aggregate, upon the consummation of the Reorganization, as a result of their receipt of the Initial Merger Consideration and (ii) the estimated value of such shares. No director or executive officer of TTC is projected to receive shares of ICBI Common Stock representing as much as one percent of the issued and outstanding shares of ICBI Common Stock.

                                                 No. of
                                               ICBI Shares      Value($)(1)

          Heriot Clarkson                         1,250             35,000
          F. E. Deacon, III                       2,625             73,500
          Delman H. Eure                            625             17,500
          James W. Harkness, Jr.                  1,675             46,900
          Gary D. LeClair                         1,250             35,000
          Ivor Massey, Jr.                        1,500             42,000
          John D. Perrin                            375             10,500
          Richard L. Ramsey                         625             17,500
          Stuart C. Siegel                        1,500             42,000
          James C. Wheat, III                     1,500             42,000

          All present executive officers
            and directors as a group
            (10 persons)                         12,925            361,900

(1) Based on the last known sale of ICBI Common Stock, which was a trade involving 22,689 shares at $28.00 per share on March 12, 1997.


Accounting Treatment

         The Reorganization will be treated as a purchase for accounting and financial reporting purposes.

Federal Income Tax Matters

         Set forth below is a discussion of federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") to TTC shareholders who receive ICBI Common Stock solely in exchange for TTC Common Stock as a result of the Reorganization and TTC shareholders who receive cash in lieu of fractional shares or who receive cash for their shares upon exercise of dissenters' rights. The discussion does not deal with all aspects of federal taxation that may be relevant to particular TTC shareholders. In view of the individual nature of tax consequences, TTC shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Reorganization, including the applicability of federal, state, local and foreign tax laws.

         Neither ICBI nor TTC has requested a ruling from the Internal Revenue Service ("IRS") in connection with the Reorganization. To meet a condition to consummation of the Reorganization, ICBI and TTC will receive from Williams, Mullen, Christian & Dobbins, counsel to ICBI, an opinion as to certain of the federal income tax consequences of the Reorganization. Such opinion is neither binding on the IRS nor precludes it from adopting a contrary position.

         In the opinion of counsel, the Reorganization will constitute a tax-free reorganization under Section 368 of the Code if consummated in the manner set forth in the Reorganization Agreement. Accordingly, among other things, in the opinion of such counsel:

         1. No gain or loss will be recognized by ICBI or TTC as a result of the Reorganization;

         2. No gain or loss will be recognized by the TTC shareholders who receive solely shares of ICBI Common Stock, including any shares received as Contingent Merger Consideration, pursuant to the Reorganization;

         3. The aggregate basis of the ICBI Common Stock received by each TTC shareholder will be the same as the aggregate basis of the TTC stock surrendered in exchange therefor (reduced by any amount allocable to fractional share interests for which a shareholder receives cash); and

         4. The holding period for each share of ICBI Common Stock received by each TTC shareholder in exchange for TTC Common Stock will generally include the period for which such shareholder held the TTC Common Stock exchanged therefor, provided such TTC Common Stock is a capital asset in the hands of such holder at the Effective Date.

         Any cash received by shareholders, whether as a result of an exercise of their dissenters' rights or in lieu of the issuance of fractional shares, could result in taxable income to the shareholders. The receipt of such cash generally will be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of such cash may be treated as a dividend and taxed as ordinary income in certain limited situations. In the case of cash payments in lieu of fractional shares, however, such payments will be small in amount and not a material concern to TTC shareholders. Shareholders should consult their own tax advisors concerning proper treatment of such cash amounts.

         Any shares of ICBI Common Stock or other consideration received as Contingent Merger Consideration will be treated as consideration recieved pursuant to the Reorganization and will be treated in accordance with the above discussion.

Rights of Dissenting Shareholders

         A shareholder of TTC Common Stock who objects to the Reorganization (a "Dissenting Shareholder") and who complies with provisions of Article 15 of Title 13.1 of the Virginia SCA ("Article 15") may demand the right to receive a cash payment, if the Reorganization is consummated, for the fair value of his or her stock immediately before the Effective Date, exclusive of any appreciation or depreciation in anticipation of the Reorganization unless such exclusion would be inequitable. In order to receive payment, a Dissenting Shareholder must deliver to TTC prior to the TTC Meeting a written notice of intent to demand payment for his or her shares if the Reorganization is consummated (an "Intent to Demand Payment") and must not vote his or her shares in favor of the Reorganization. The Intent to Demand Payment should be addressed to Delman H. Eure, Secretary, The Tredegar Trust Company, 901 East Byrd Street, Richmond, Virginia 23219. A VOTE AGAINST THE REORGANIZATION WILL NOT ITSELF CONSTITUTE SUCH WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

         A shareholder of record of TTC Common Stock may assert dissenters' rights as to fewer than all the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies TTC in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders. A beneficial shareholder of TTC Common Stock may assert dissenters' rights as to shares held on his behalf by a shareholder of record only if (i) he submits to TTC the record shareholder's written consent to the dissent not later than the time when the beneficial shareholder asserts dissenters' rights, and (ii) he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         Within 10 days after the Effective Date, TTC is required to deliver a notice in writing (a "Dissenter's Notice") to each Dissenting Shareholder who has filed an Intent to Demand Payment and who has not voted such shares in favor of the Reorganization. The Dissenter's Notice shall (i) state where the demand for payment (the "Payment Demand") shall be sent and where and when stock certificates shall be deposited; (ii) inform holders of uncertificated shares of the extent to which transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment; (iv) set a date by which TTC must receive the Payment Demand; and (v) be accompanied by a copy of Article 15. A Dissenting Shareholder who is sent a Dissenter's Notice must submit the Payment Demand and deposit his or her stock certificates in accordance with the terms of, and within the time frames set forth in, the Dissenter's Notice. As a part of the Payment Demand, the Dissenting Shareholder must certify whether he or she acquired beneficial ownership of the shares before or after the date of the first public announcement of the terms of the proposed Reorganization (the "Announcement Date"), which was February 10, 1997. TTC will specify the Announcement Date in the Dissenter's Notice.

         Except with respect to shares acquired after the Announcement Date, TTC shall pay a Dissenting Shareholder the amount TTC estimates to be the fair value of his or her shares, plus accrued interest. Such payment shall be made within 30 days of receipt of the Dissenting Shareholder's Payment Demand. As to shares acquired after the Announcement Date, TTC is only obligated to estimate the fair value of the shares, plus accrued interest, and to offer to pay this amount to the Dissenting Shareholder conditioned upon the Dissenting Shareholder's agreement to accept it in full satisfaction of his or her claim.

         If a Dissenting Shareholder believes that the amount paid or offered by TTC is less than the fair value of his or her shares, or that the interest due is incorrectly calculated, that Dissenting Shareholder may notify TTC of his or her own estimate of the fair value of his shares and amount of interest due and demand payment of such estimate (less any amount already received by the Dissenting Shareholder) (the "Estimate and Demand"). The Dissenting Shareholder must notify TTC of the Estimate and Demand within 30 days after the date TTC makes or offers to make payment to the Dissenting Shareholder.

         Within 60 days after receiving the Estimate and Demand, TTC must either commence a proceeding in the appropriate circuit court to determine the fair value of the Dissenting Shareholder's shares and accrued interest, or TTC must pay each Dissenting Shareholder whose demand remains unsettled the amount demanded. If a proceeding is commenced, the court must determine all costs of the proceeding and must assess those costs against TTC, except that the court may assess costs against all or some of the Dissenting Shareholders to the extent the court finds that the Dissenting Shareholders did not act in good faith in demanding payment of the Dissenting Shareholder's Estimates.

         The  foregoing  discussion  is a summary of the material  provisions of
Article 15. Shareholders are strongly encouraged to review carefully the full text of Article 15, which is included as Appendix D to this Proxy Statement/Prospectus. The provisions of Article 15 are technical and complex, and a shareholder failing to comply strictly with them may forfeit his Dissenting Shareholder's rights. Any shareholder who intends to dissent from the Reorganization should review the text of those provisions carefully and also should consult with his attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to TTC shareholders, except as indicated above or otherwise required by law.

         Any Dissenting Shareholder who perfects his or her right to be paid the fair value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his or her shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See "The Reorganization - Federal Income Tax Matters."

Certain Differences in Rights of Security Holders

         ICBI is a corporation subject to the provisions of the Virginia SCA, and TTC also is a corporation subject to the provisions of the Virginia SCA.
Shareholders of TTC, whose rights are governed by TTC's Articles of Incorporation and Bylaws, will, upon consummation of the Reorganization, become shareholders of ICBI. The rights of the former TTC shareholders will then be governed by the Articles of Incorporation and Bylaws of ICBI and the Virginia SCA.

         There are no material differences between the rights of a TTC shareholder under TTC's Articles of Incorporation and Bylaws and the Virginia SCA, on the one hand, and the rights of a ICBI shareholder under the Articles of Incorporation and Bylaws of ICBI and the Virginia SCA, on the other hand, except as disclosed in the section "Comparative Rights of Security Holders."

Expenses of the Reorganization

         Whether or not the Reorganization is consummated, TTC and ICBI will pay their own expenses incident to preparing, entering into and carrying out the Reorganization Agreement, preparing and filing the Registration Statement of which this Proxy Statement/Prospectus is a part, except under circumstances involving willful breaches of certain provisions of the Reorganization Agreement. In general, the Reorganization Agreement provides for each party to pay its own expenses in this regard. If, however, either party materially breaches the Reorganization Agreement, that party must pay the costs associated with this transaction incurred by the non-breaching party.

         TTC and ICBI have incurred and will continue to incur expenses related to the Reorganization, which expenses include, among other things, legal fees, filing fees, accounting fees, investment banking fees, printing charges and costs of mailing.

ICBI and TTC Market Prices and Dividends

         TTC. TTC Common Stock is not listed on any stock exchange and is traded infrequently. Trades occur on a local basis. The last sale of TCC Common Stock, which was made on an arms-length basis on June 30, 1996, involved 2,500 shares at $12.50 per share.

         TTC has never paid a cash dividend. The future payment of dividends is solely in the discretion of the Board of Directors of TTC and is dependent upon certain legal and regulatory considerations and upon the earnings and financial condition of TTC and such other factors as TTC's Board of Directors may, from time to time, deem relevant.

         As of March 31, 1997, TTC had 72 shareholders of record.

         ICBI. ICBI Common Stock is neither listed on any stock exchange nor quoted on the Nasdaq Stock Market and trades infrequently. ICBI Common Stock has periodically been sold in a limited number of privately negotiated transactions. The prices set forth below do not necessarily reflect the price that would be paid in an active and liquid market.

                         ICBI Market Price and Dividends

                                                                         Sales Price                  Dividends
                                                                         -----------                  ---------
                                                              High                  Low
                                                              ----                  ---
1995:
     1st quarter...................................           32.00                29.00                 .18
     2nd quarter...................................           30.00                30.00                 .18
     3rd quarter...................................           30.00                29.50                 .18
     4th quarter...................................           28.00                28.00                 .26

1996:
     1st quarter...................................           28.00                28.00                 .18
     2nd quarter...................................           28.00                28.00                 .22
     3rd quarter...................................           29.00                28.00                 .22
     4th quarter...................................           28.00                28.00                 .22

1997:
     1st quarter...................................           28.00                28.00                 (1)
     2nd quarter...................................
  (through ________ __, 1997)


(1) Beginning with the first quarter of 1997, ICBI began paying dividends for the respective quarter immediately following the end of that quarter.


         ICBI historically has paid cash dividends on a quarterly basis. The final determination of the timing, amount and payment of dividends on ICBI Common Stock is at the discretion of ICBI's Board of Directors and will depend upon the earnings of ICBI and its subsidiaries, principally, its subsidiary bank, the financial condition of ICBI and other factors, including general economic conditions and applicable governmental regulations and policies. ICBI or The Middleburg Bank has paid regular cash dividends for over 200 consecutive quarters.

         As of March 31, 1997, ICBI had 455 shareholders of record.

                           FINANCIAL ADVISOR'S OPINION


         TTC management relied upon the advice of a qualified financial advisor in analyzing the Reorganization and recommending it to TTC's shareholders. The TTC Board of Directors retained the investment banking firm of Scott & Stringfellow to evaluate the terms of the Reorganization Agreement, and Scott & Stringfellow has rendered its opinion to the TTC Board of Directors that the terms of the Reorganization Agreement are fair from a financial point of view to the TTC shareholders. A more detailed analysis of the Reorganization, from the point of view of TTC's financial advisor, follows.

         Scott & Stringfellow has rendered its opinion to the Board of Directors of TTC that the terms of the Reorganization Agreement are fair from a financial point of view. In developing its opinion, Scott & Stringfellow reviewed and analyzed: (1) the Reorganization Agreement; (2) the Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the Reorganization; (3) TTC's audited financial statements for the three years ended December 31, 1996; (4) other financial and non-financial internal information relating to TTC prepared by TTC's management; (5) information regarding the trading markets for TTC Common Stock and ICBI Common Stock and the price ranges within which the respective stocks have traded; (6) ICBI's annual reports to shareholders and its financial statements for the three years ended December 31, 1996; and (7) other financial and non-financial internal information relating to ICBI prepared by ICBI's management including but not limited to asset quality, reserve adequacy, margin analysis, interest rate sensitivity, internal controls, loan policies, budgets, regulatory matters and legal matters. Scott & Stringfellow has discussed with members of TTC's and ICBI's management the background of the Reorganization, the reasons and basis for the Reorganization, and the business and future prospects of TTC and ICBI individually and as a combined entity. No instructions or limitations were given or imposed in connection with the scope of or the examination or investigations made by Scott & Stringfellow in arriving at its findings. Finally, Scott & Stringfellow has conducted such other studies, analysis and investigations particularly of the trust and banking industries, and considered such other information as it deemed appropriate, the material portion of which is described below. A copy of Scott & Stringfellow's opinion, which sets forth the assumptions made, matters considered and qualifications made on the review undertaken, is attached as Appendix C hereto and should be read in its entirety.

         Scott &  Stringfellow  used the  information  gathered to evaluate  the
financial  terms  of  the  Reorganization   using  standard  valuation  methods,
including market comparable analysis, and dilution analysis.

         Market Comparable Analysis. Scott & Stringfellow analyzed the performance and financial condition of ICBI relative to the Bank Group, which includes the following financial institutions: Central Virginia Bankshares, Inc., F&M National Corp., Patriot Bankshares, Inc., George Mason Bankshares, Inc., James River Bankshares, Inc., Jefferson Bankshares, Inc., MainStreet BankGroup, Inc., Resource Bank, Southern Financial Bancorp, Inc., Tysons Financial Corporation, and Union Bankshares Corporation. Among the financial information compared was information relating to tangible equity to assets, loans to deposits, net interest margin, non-performing assets, total assets, non-accrual loans, and efficiency ratio. Additional information compared for the trailing twelve-month period ended December 31, 1996, was (i) price to book value ratio which was 1.34x for ICBI, compared to an average of 1.76x for the Bank Group (ii) price to trailing earnings ratio which was 11.9x for ICBI, compared to an average of 14.6x for the Bank Group, (iii) return on assets which was 1.33% for ICBI, compared to an average of 1.15% for the Bank Group, (iv) return on equity which was 11.62% for ICBI, compared to an average of 12.67% for the Bank Group, and (v) a dividend yield of 3.0% for ICBI, compared to an average of 2.28% for the Bank Group. Overall, in the opinion of Scott & Stringfellow, ICBI's operating performance and financial condition were slightly better than the Bank Group average and ICBI's market value was reasonable when compared to the Bank Group. Accordingly, TTC shareholders shall receive ICBI Common Stock that, in the opinion of Scott & Stringfellow, is reasonably valued when compared to the Bank Group.

         Dilution Analysis. Based upon publicly available financial information and assumptions on 1997 performance of TTC and ICBI, Scott & Stringfellow considered the effect of the transaction on the book value, earnings, and market value of TTC and ICBI. The immediate effect on ICBI was to decrease estimated 1997 earnings by $0.16 per share or 5.63%, to increase fiscal year end 1996 book value by $0.53 per share or 2.51% and, as a result of the generation of an estimated $604,000 of goodwill, to decrease tangible book value by $0.27 per share or 1.29%. The effect on TTC under the same assumptions is to increase estimated earnings $0.36 per share or 112.5%, to increase book value by $0.49 per share or 10.04%, to increase tangible book value $0.80 per share or 18.3%, and to receive dividends of $0.21 per share where historically no dividends have ever been paid by TTC. Scott & Stringfellow concluded from this analysis that the transaction would have a significant positive effect on TTC and the TTC shareholders in that net income per share, book value per share, tangible book value per share, and dividends per share to be received by the TTC shareholders, after giving effect to the Merger Consideration, would represent a substantial increase in each of these factors, although there can be no assurance that pro forma amounts are indicative of actual future results. Additionally, the TTC stock was not listed on any exchange prior to the Reorganization and ICBI has represented it will list its stock on the Nasdaq SmallCap Market or OTC Bulletin Board, which should have the effect of increasing the liquidity of the ICBI stock compared to the TTC stock prior to the Effective Date.

         The summary set forth above includes the material factors considered, but does not purport to be a complete description of the presentation by Scott & Stringfellow to TTC or of the analyses performed by Scott & Stringfellow. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, Scott & Stringfellow believes that its analysis must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying the preparation of its opinion. As a whole, these various analyses, contributed to Scott & Stringfellow's opinion that the terms of the Reorganization Agreement are fair from a financial point of view to TTC shareholders.

         Scott & Stringfellow is a full service investment banking and brokerage firm headquartered in Richmond, Virginia, that provides a broad array of services to financial institutions, corporations, and state and local governments. The Financial Institutions Group of Scott & Stringfellow actively works with financial institutions in Virginia, Maryland, North Carolina, the District of Columbia, and West Virginia on these and other matters. As part of its investment banking practice, it is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, and secondary distribution of listed and unlisted securities. Scott & Stringfellow was selected by the TTC Board of Directors based upon its expertise and reputation in providing valuation, merger and acquisition, and advisory services to financial institutions.

         In exchange for its services, Scott & Stringfellow, Inc. will receive from TTC prior to the Effective Date a fee of $38,724.

                           THE TREDEGAR TRUST COMPANY


         TTC was incorporated under the laws of the Commonwealth of Virginia on August 3, 1993, and commenced business as an independent trust company on January 12, 1994.

         TTC provides a full range of investment, trust, estate settlement and custodial services to individuals and organizations, primarily in the Richmond, Virginia metropolitan area. TTC presently has one office located at 901 East Byrd Street, Riverfront Plaza - West Tower in Richmond, Virginia.

         As of March 1, 1997, TTC employed six full-time employees.

         On February 17, 1995, TTC and The Middleburg Bank entered into an agreement for TTC to provide certain services, including investment, recordkeeping and reporting services to the trust department of The Middleburg Bank, which was in organization at the time. The Middleburg Bank's trust department began business on November 1, 1995 and at December 31, 1996 had assets of $13.4 million. The investment and custody of those funds is handled by TTC and such funds represented 8.4% of TTC's assets under accountability and administration at December 31, 1996. The contract between TTC and The Middleburg Bank provides for the compensation of TTC, based on the gross fees charged by The Middleburg Bank to its trust department customers. TTC also advises ICBI on equity investments by ICBI. In 1996, the gross revenue of TTC from its relationships with The Middleburg Bank and ICBI was $95,888, or 15.2% of TTC's gross income.


                       THE TREDEGAR TRUST COMPANY ELECTION
                            OF DIRECTORS; MANAGEMENT

         The  Nominating   Committee  has  recommended  the  hereinafter  listed
nominees to serve as directors of TTC.

         It is the intention of the persons named in the accompanying form of Proxy, unless shareholders specify otherwise by their Proxies, to vote for the election of the nominees named below for a term of one (1) year. Although the Board of Directors does not expect that any of the persons named will be unable to serve as a director, should any of them be unable to accept nomination or election, it is intended that shares represented by the accompanying form of Proxy will be voted by the Proxy holders for such other persons or persons as may be designated by the present Board of Directors.


                                                     NOMINEES

                                    Principal Occupation or Employment
Name (Age)                          During the Last Five Years                                 Director Since
----------                          --------------------------                                 --------------

Heriot Clarkson (59)                Consultant; former President, Virginia Precast                  1995
                                    Corporation, a consultant to numerous businesses
                                    on marketing and sales issues

F. E. Deacon, III (41)              President and Chief Executive Officer                           1993
                                    The Tredegar Trust Company

Delman H. Eure (68)                 Partner, Taylor, Hazen & Kauffman, L.C., a law firm             1995

James W. Harkness, Jr. (55)         Chairman                                                        1993
                                    The Tredegar Trust Company

Gary D. LeClair (42)                Chairman, LeClair Ryan, A Professional                          1993
                                    Corporation, a law firm

Ivor Massey, Jr. (49)               Attorney                                                        1993

John D. Perrin (43)                 Vice President-Northern Region, Dillard Paper                   1993
                                    Company, a paper distribution company

Richard L. Ramsey (44)              Chairman, LocusOne Communications, Inc., a                      1993
                                    provider of national wireless electronic mail
                                    services

Stuart C. Siegel (54)               Chairman, S & K Famous Brands, Inc., a retail                   1993
                                    clothing company

James C. Wheat, III (44)            Partner, Riverfront Partners, a general partner of              1993
                                    the Commonwealth Investors LP, a private
                                    investment fund; Partner, Collonade Capital, LLC,
                                    a general partner of the Commonwealth Investors II
                                    LP, a private investment fund focusing on
                                    leveraged acquisitions


THE BOARD OF DIRECTORS RECOMMENDS THAT THE NOMINEES BE ELECTED AS DIRECTORS.

Security Ownership of Management

         The following table sets forth information as of May __, 1997 regarding the number of shares of TTC Common Stock beneficially owned by all directors and nominees, by the executive officer named in the Summary Compensation Table herein and by all directors and executive officers as a group. For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

                                            Common Stock
           Name                           Beneficially Owned   Percent of Class
           ----                           ------------------   ----------------

           Directors
           ---------

           Heriot Clarkson                        5,000             1.8%
           F. E. Deacon, III                     10,500             3.8%
           Delman H. Eure                         2,500             *
           James W. Harkness, Jr.                 6,700             2.4%
           Gary D. LeClair                        5,000             1.8%
           Ivor Massey, Jr.                       6,000             2.2%
           John D. Perrin                         1,500             *
           Richard L. Ramsey                      2,500             *
           Stuart C. Siegel                       6,000             2.2%
           James C. Wheat, III                    6,000             2.2%

           All present executive officers        51,700            18.7%
           and directors as a group (10
           persons)
           -----------------------
         * Indicates that holdings amount to less than 1% of the issued and outstanding TTC Common Stock.


Committees and Meetings of the Board of Directors

         The Board of Directors of TTC, as required by the Bureau of Financial Institutions ("BFI"), held regular monthly meetings until February 1996. On March 13, 1996, the BFI approved bimonthly meetings, which commenced in May 1996. The meetings were regularly attended by at least a majority of the directors, constituting a quorum. The meetings followed an agenda included in a booklet with reports and other information to be considered, which was distributed at each meeting. Comprehensive minutes were kept of the meetings and are on file in the corporate records. For the year ended December 31, 1996, none of TTC's directors attended fewer than 75% of the aggregate number of Board meetings and meetings of committees of which the respective directors were members during their term.

         There  are  five  standing   committees  of  the  Board  of  Directors:
Executive, Audit, Trust, Compensation, and Marketing and Business Development. In addition, there are three ad hoc committees -- Capital, Nominating and Long Range Planning -- and the Board appointed the Special Committee to consider the Reorganization and other alternatives. All members of the Board serve on one or more of the Committees.

         The Executive Committee consists of Messrs. Deacon, Harkness, Massey, Ramsey and Wheat. Mr. Deacon is the Chairman. The Committee meets on the call of the Chairman. Due to the frequency of the full Board meetings, during the year ended 1996, there were no meetings of the Executive Committee.

         TTC has an Audit Committee consisting of Messrs. Massey, LeClair, and Perrin. The Audit Committee ensures that appropriate financial and fiduciary controls and procedures are in effect for the operation of TTC, which reviews the audits of TTC and the examination reports received from the bank regulatory agencies and coordinates with the management and the Board of Directors, TTC's response to examinations. The Audit Committee reports to the Board of Directors. Mr. Massey serves as the Chairman. The Committee meets on the call of the Chairman. During the year ended December 31, 1996, there were three meetings of the Audit Committee.

         The Compensation Committee consists of Messrs. Ramsey, Eure, LeClair, Massey, and Perrin. Mr. Ramsey serves as the Chairman. The Compensation Committee reviews the performance of TTC officers and employees and recommends compensation of those individuals to the Board of Directors. The Committee meets on the call of the Chairman.

         The Trust Committee is responsible for review of all fiduciary accounts maintained by the Company to assure that the accounts, and the management of TTC in general, conform to the policies and procedures adopted by the Board. The Trust Committee consists of Messrs. Wheat, Deacon, Eure, Harkness. Mr. Wheat is the Chairman. Mr. Eure is Trust Counsel for TTC. The Trust Committee holds regular meetings normally each month, as required by the BFI. The Trust Committee annually reviews all accounts and regularly reviews the Corporation's investment strategy, philosophy and implementation of investment programs. The Trust Committee reviews all new accounts and TTC's administration of fiduciary accounts. During the year ended 1996, there were seven meetings of the Trust Committee.

         The Marketing and Business Development Committee consists of Messrs. Perrin, the Chairman, Clarkson, Deacon, Massey and Siegel. The Committee meets on the call of the chairman and reports to the Board of Directors. During the year ended 1996, there were three meetings of the Marketing and Business Development Committee.

         The Nominating Committee consists of Messrs. LeClair, Deacon and Harkness. Mr. LeClair is the Chairman. The Nominating Committees meets on the call of the chair and reports to the Board of Directors. It is the practice of the Board for the Board's ad hoc Nominating Committee to recommend individuals for the Board to nominate directors for the shareholders' consideration. During the year ended 1996, there was one meeting of the Nominating Committee.

         The Capital Committee consists of Messrs. Deacon, Harkness, LeClair, and Wheat. Mr. Deacon serves as the Chairman. The Capital Committee meets on the call of the chair and reports to the Board of Directors. During the year ended 1996, the Capital Committee did not meet.

         The Board of Directors appointed a Long Range Planning Committee on September 16, 1996 to review the structure and operations of TTC. The Long Range Planning Committee consists of Messrs. Eure, LeClair, Massey and Wheat. Mr. Massey serves as its chair. The Committee meets on the call of the Chair and reports to the Board of Directors. During the year ended 1996, there were three meetings of the Long Range Planning Committee.

Remuneration

Summary of Cash and Certain Other Compensation

         The following table shows, for the fiscal years ended December 31, 1996, 1995 and 1994, the cash compensation paid by TTC, as well as certain other compensation paid or accrued for those years, to the named Executive Officers in all capacities in which they served:


                           SUMMARY COMPENSATION TABLE

                                                                               Long Term
                                       Annual Compensation (a)               Compensation
                                                                              Securities            All Other
          Name and                                                            Underlying           Compensation
     Principal Position               Year               Salary ($)           Options (#)             ($)(b)
     ------------------               ----               ----------           -----------             ------

F. E. Deacon, III                     1996                129,000                 -0-                 3,870
  President and Chief                 1995                129,000                 -0-                 3,870
  Executive Officer                   1994                117,616               42,750                 -0-

Preston S. Smith                      1996                129,000                 -0-                 3,870
  Executive Vice                      1995                129,000                 -0-                 3,870
  President and Chief                 1994                117,616               42,750                 -0-
  Financial Officer

A. G. Goodykoontz                     1996                108,000                 -0-                 3,240
  Executive Vice                      1995                102,000               19,950                3,060
  President and Chief                 1994                 80,320                 -0-                  -0-
  Investment Officer

--------------------
(a) The value of perquisites and other personal benefits did not exceed the greater of $50,000 or ten percent of total annual salary and bonus.
(b) "All Other Compensation" represents amounts contributed by TTC to the TTC Section 401(k) Plan on behalf of the respective executive officer.


Officer Resignations; Separation Agreements.

         Effective  February  15,  1997,  Preston S. Smith and,  effective
March 1, 1997, A. Gordon Goodykoontz resigned as officers and Directors of TTC and entered into Separation Agreements with TTC. Mr. Smith served as the Chief Financial Officer of TTC, and Mr. Goodykoontz served as its Chief Investment Officer.

         At the time ICBI initiated discussions with TTC in December 1996, Messrs. Smith and Goodykoontz indicated that they desired that TTC remain independent. After ICBI and TTC executed a letter of intent on February 5, 1997, TTC proceeded to negotiate Separation Agreements with each of Messrs. Smith and Goodykoontz. Such Separation Agreements were executed on March 3, 1997. Under those Agreements, Mr. Smith and Mr. Goodykoontz each received $50,000 in the nature of severance pay. Messrs. Smith and Goodykoontz each resigned as a Director, officer and employee of TTC and agreed to vote all of his shares of TTC Common Stock in favor of the Reorganization and not to take any action to challenge, hinder or delay the Reorganization. Mr. Smith and Mr. Goodykoontz each surrendered all options to purchase TTC Common Stock and agreed not to compete with TTC or solicit or attempt to solicit any customer of TTC or any other person prior to June 30, 1997.

Options Grants in Last Fiscal Year

         TTC did not grant any stock options in 1996.

Option Exercises and Holdings

         No options were exercised by any of the named Executive Officers in the year ended December 31, 1996.

         Prior to entering into the Reorganization Agreement, ICBI required that all options to purchase TTC Common Stock be terminated. The severance agreements of Messrs. Smith and Goodykoontz provided for the termination of all stock options held by them. Mr. Deacon holds an option to purchase up to 42,750 shares at $10.00 per share and has agreed to surrender such stock options, contingent on the consummation of the Reorganization.

Employment Agreement

         On March 27, 1997 TTC and F. E. Deacon, III, its President and Chief Executive Officer, entered into an Employment Agreement. Previously, ICBI had indicated to TTC that ICBI would be unwilling to enter into the Reorganization Agreement unless Mr. Deacon and TTC entered into an Employment Agreement in form and substance satisfactory to ICBI. The Employment Agreement will terminate if the Reorganization Agreement terminates. If the Reorganization is consummated, the term of the Agreement will end on the third anniversary of the Effective Date. Under the Employment Agreement, Mr. Deacon's annual base salary is $119,000 and he will be entitled to bonuses if TTC's cumulative net earnings equal or exceed 27%, 50% and 100%, respectively, of the Required Net Earnings in the three years following the Effective Date. The maximum amount of such bonus in any year will be $27,000. Mr. Deacon's base salary represents a reduction in his salary in 1995 and 1996. The bonus arrangement was structured in order that any bonus to which Mr. Deacon is entitled will be related to the amount of net earnings that TTC must achieve in order for its shareholders to receive the Contingent Merger Consideration. The Employment Agreement does not provide for any additional compensation in the event of a change in control of ICBI and does prohibit Mr. Deacon from competing with TTC for a period of one year following a termination of his employment by TTC for any reason.

Compensation of Directors

         TTC's directors are not compensated for attending Board of Directors meetings.

Transactions with Directors and Officers

         During the past year, some directors and officers of TTC, as well as certain business organizations and individuals associated with them, have been customers and had normal transactions with TTC in the normal course of business and are expected to continue to do so.

         TTC has and expects to have in the future, transactions in the ordinary course of its business with its directors, officers, principal shareholders and their associates on substantially the same terms as those prevailing at the same time for comparable transactions with others.

         TTC has from time to time retained the firms of LeClair Ryan, A Professional Corporation, and Taylor Hazen & Kauffman, L.C., in connection with certain legal representation and expects to continue to do so in the future. Gary D. LeClair, a director of TTC, is a shareholder, director and officer of LeClair Ryan, and Delman H. Eure, a director and Secretary of TTC, is a partner in Taylor, Hazen & Kauffman.

                           THE TREDEGAR TRUST COMPANY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion provides information about the major components of the results of operations, financial condition and capital position of TTC. This discussion and analysis should be read in conjunction with the accompanying "Selected Financial Information -- TTC Selected Historical Financial Information" and the TTC Financial Statements and Notes to Financial Statements appearing elsewhere in this Proxy Statement/Prospectus.

Overview

         TTC was incorporated in 1993 as an independent trust company, under the Trust Company Act adopted by the Virginia legislature that year. It commenced operations on January 12, 1994. Summary data set forth below for 1994 are for the period from January 12, 1994 through December 31, 1994. Information for 1995 and 1996 reflects the full twelve-month periods ended December 31, 1995 and December 31, 1996, respectively.

         The business of an independent trust company consists of serving as agent, trustee, executor, custodian and investment counselor for its trust customers and their beneficiaries. The confidential and fiduciary nature of the trust business requires considerable lead time to identify potential customers, establish a performance record, and persuade customers to establish relationships with TTC, in many instances requiring them to sever established relationships with other institutions.

         TTC was founded because its management believed that a market for high quality trust services existed in certain areas of Virginia. The acquisition of several larger Virginia banks by out of state banking organizations had resulted in fewer trust departments and a decrease in the personal attention to customers by the large out of state trust departments. TTC believed that these changes have had an adverse impact on certain bank trust departments' ability to properly serve certain Virginia communities and that customers could be attracted by personal service, high quality, comprehensive fiduciary expertise, tailored, flexible investment management and a commitment to the local communities throughout Virginia. TTC's marketing efforts are directed to those individuals and institutions with readily investible assets and those individuals with high net worth and relies primarily on referral relationships with law firms, accountants, community banks and existing clients, one-on-one sales presentations, and the reputation of TTC's Board and management.

         TTC competes for customers and accounts with banks and other financial institutions. Even though many of these institutions have been engaged in the trust or investment management business for a considerably longer period of time than TTC and have significantly greater resources than TTC, TTC has grown through its commitment to quality trust services and a local community approach to business.

         During the past three years, TTC has developed a number of substantial relationships that have led to the generation of business. The most notable of these relationships has been the one with The Middleburg Bank. The management of The Middleburg Bank and TTC have a shared philosophy about the need for community-based trust services, and, as a result, the relationship has strengthened both TTC and The Middleburg Bank.

Trust Assets Under Administration

         Fees earned on trust accounts administered by TTC or for which it is accountable reflect the principal source of income of TTC and are reported as "Assets Under Administration and Accountability." The following table sets forth the total amount of trust and related assets that TTC administered or for which it was accountable to customers, under trust agreements and similar arrangements, at the end of 1996, 1995 and 1994, respectively.

                                     (Dollars in millions)

                                  1996            1995           1994
                                  ----            ----           ----

Customer assets and accounts      $159.8          $101.2         $54.0


Results of Operations

         As one of Virginia's first independent trust companies, TTC expected and faced challenges in starting its operations, such as the time required to establish customer relationships and accounts as a start-up enterprise. TTC's results for its first three years were consistent with management's expectation that a period of time would be required to grow the business to a size sufficient to cover the relatively large investment in personnel and systems. Operating revenues (principally fees from trust accounts under administration or management, and excluding interest and other investment income) increased to $557,498 (or approximately 78%) in 1996, compared with operating revenues of $313,633 in 1995. In 1994, TTC's first year of operations, operating revenues were $69,322.

         The following table reflects the principal categories of revenues from which the foregoing operating results were derived.

                                                      Revenue
                                              Year Ended December 31
                                              (Dollars in Thousands)

                                              1996          1995         1994
                                              ----          ----         ----
           Agency, Trust and IRA Fees        $ 478         $ 248        $  33
           Investment Advisory                  40            28           21
           Custody Services                     36            37           15
           Estate Fees                           3             -            -
                                              ----          ----         ----
           Operating Revenue                   557           313           69
           Interest Income/Other                74            69           55
                                              ----          ----         ----

           Total Revenue                     $ 631         $ 382        $ 124
                                             =====         =====        =====


Expenses

         The increase in expenses in 1996 over 1995 was primarily due to costs associated with referral fees paid to The Middleburg Bank, rising costs with the employees' medical insurance, and the hiring of an additional account officer with business development responsibilities. The 1996 results reflect referral fees of $29,316 paid to The Middleburg Bank, which represents a significant increase in the $411 in referral fees paid to The Middleburg Bank in 1995. In addition, TTC must maintain a certain level of expense for employees and systems in order to operate in its industry. TTC believes that it can support significant additional growth in Assets under Administration and Accountability without a correspondingly significant increase in operating expenses.

         The 1995 expense increase over 1994 was primarily attributable to servicing the asset growth in 1995 over 1994 with personnel and payroll tax expenses in the operations area, combined with safekeeping and custody expenses as a result of the asset growth from the previous year. TTC's Board implemented a 401(k) plan requiring a matching contribution from TTC.

         The following table reflects the principal categories of expenses for the periods indicated.

                                                     Expenses
                                              Year Ended December 31
                                              (Dollars in Thousands)

                                                     1996      1995      1994
                                                     ----      ----      ----
           Salaries and Employees' Benefits          $587      $523      $413
           Net Occupancy and Equipment Expenses        64        61        52
           Advertising                                 11        12        33
           Other Operating Expense                    355       343       232
                                                      ---       ---       ---

           Total Expense                           $1,107      $939      $730
                                                   ======      ----      ====


         On a weighted average per share basis, reported losses from operations of ($3.38) per share in 1994, declined to ($2.28) per share in 1995, and further declined to ($1.40) per share in 1996.

Capital Resources

         Management of TTC seeks to maintain a capital structure that is adequate to support anticipated growth of its trust asset under administration and to absorb projected or unexpected losses. The capital position of TTC is also subject to periodic examination by the Bureau of Financial Institutions of the Virginia State Corporation Commission. TTC believes that its capital is adequate for regulatory purposes.


                             INDEPENDENT ACCOUNTANTS

         The Board of Directors of TTC selected the accounting firm of Harris, Hardy & Johnstone, P.C., independent accountants, to be TTC's independent accountants for the year ended December 31, 1996. A representative of Harris, Hardy & Johnstone, P.C. is expected to be present at the TTC Meeting, will have the opportunity to make a statement at the TTC Meeting if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors has not yet made a determination regarding the selection of independent accountants for the year ending December 31, 1997. Under TTC's Articles of Incorporation and Bylaws, shareholders are not required to ratify or confirm the selection of independent accountants made by the Board of Directors.

                                 OTHER BUSINESS

         If any other matters come before the TTC Meeting, not referred to in the enclosed Proxy, including matters incident to the conduct of the TTC
Meeting, the Proxies will vote the shares represented by the proxies in accordance with their best judgment. Management is not aware of any other business to come before the TTC Meeting as of the date of the preparation of this Proxy Statement/Prospectus.

                     INDEPENDENT COMMUNITY BANKSHARES, INC.

General

         Independent Community Bankshares, Inc. is a Virginia corporation that was organized in 1993 for the purpose of becoming the holding company for The Middleburg Bank.

          Currently ICBI does not transact any material business other than through its sole subsidiary, The Middleburg Bank.

         The Middleburg Bank currently conducts its business from its corporate headquarters in Middleburg, Virginia, and through two branch offices located in Purcellville and Leesburg, Virginia. The Middleburg Bank's deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (the "FDIC"). The Middleburg Bank is regulated by the Federal Reserve, the SCC and the FDIC.

         At December 31, 1996, ICBI had total deposits of $139 million, total assets of $163 million and total stockholders' equity of $18 million. ICBI's corporate headquarters is located at 111 West Washington Street, Middleburg, Virginia. The telephone number is (540) 687-6377.

Market Area

         ICBI has three offices located in Western Loudoun County. Loudoun County is in Northwestern Virginia and is included in the Washington-Baltimore Metropolitan Statistical Area, the fourth largest market in the United States. Loudoun County is becoming a center for the technology business with such businesses as American OnLine located just east of Leesburg. The county seat is Leesburg and is one of the county's largest employers. United Airlines' headquarters is also a significant employer that is located in the county. Loudoun County's population is approximately 110,000 with slightly over one-third of the population located in the markets served by ICBI's offices. The local economy is driven by service industries requiring a higher skill level, self-employed individuals, the equine industry and the independently wealthy. Loudoun County is becoming a bedroom community to surrounding counties whose economies are driven by government contracting, technology and other service industries.

Competition

         ICBI faces significant competition both in making loans and in attracting deposits. Competition for loans comes from commercial banks, savings and loan associations and savings banks, mortgage banking subsidiaries of regional commercial banks, subsidiaries of national mortgage bankers, insurance companies, and other institutional lenders. Its most direct competition for deposits has historically come from savings and loan associations and savings banks, commercial banks, credit unions and other financial institutions. Based upon total assets at June 30, 1996, ICBI is the second largest banking organization operating in Loudoun County, Virginia. ICBI may face an increase in competition as a result of the continuing reduction in the restrictions on the interstate operations of financial institutions. ICBI also faces competition for deposits from short-term money market mutual funds and other corporate and government securities funds.

         Personnel. At December 31, 1996, ICBI had 53 full-time equivalent employees. ICBI's employees are not represented by a collective bargaining unit, and ICBI considers its relationship with its employees to be excellent.

         Properties. The headquarters building of the Bank was completed in 1981 and is a 2-story building of brick construction, with approximately 18,000 square feet of floor space located at 111 West Washington Street, Middleburg, Virginia 22117. The office operates 9 teller windows, including 3 drive-up facilities and one stand alone automatic teller machine. The Bank owns its headquarters building.

         The Purcellville branch was purchased in 1994 and is a one-story building with a basement of brick construction, with approximately 3,000 square feet of floor space located at 431 East Main Street, Purcellville, Virginia 22132. The office operates 4 teller windows, including one drive-up facility and one stand-alone automatic teller machine. The Bank owns this branch building.

         The Leesburg branch will be complete in April 1997 and is a two-story building of brick construction with approximately 6,000 square feet of floor space located at 102 Catoctin Circle, SE, Leesburg, Virginia 20175. The office will operate 5 teller windows, including 3 drive-up facilities and one drive-up automatic teller machine. The Bank also owns this branch building.

Principal Shareholders

          Management of ICBI is aware that the following individual beneficially owns 5% or more of the outstanding ICBI Common Stock:

         Millicent W. West, P. O. Box 236, Upperville, Virginia 22176 beneficially owns 131,252 shares of ICBI Common Stock, or 15.26% of the shares issued and outstanding.


                     INDEPENDENT COMMUNITY BANKSHARES, INC.
                                   MANAGEMENT

Management

         The following biographical information discloses each director's age, business experience in the past five years and the year each individual was first elected to the Board of Directors of ICBI or its predecessor.


Howard M. Armfield, 54, has been a director since 1984.
         Mr. Armfield is Executive Vice President and owner of Armfield, Harrison & Thomas, Inc. in Leesburg, Virginia, an independent insurance agency.

Joseph L. Boling, 52, has been a director since 1993.
         Mr. Boling has been the President and CEO of ICBI and The Middleburg Bank since February 1993. Prior to employment by ICBI and The Middleburg Bank, he was a Senior Vice President of Crestar Bank in Richmond, Virginia.

J. Lynn Cornwell, Jr., 72, has been a director since 1984.
         Mr. Cornwell is President and owner of J. Lynn Cornwell, Inc. whose principal business is real estate development in Loudoun County.

William F. Curtis, 68, has been a director since 1962.
         Mr. Curtis is currently retired. Until February 1993, he had served as President and CEO of the Bank for 25 years.

J. Gordon Grayson, 79, has been a director since 1968.
         Mr. Grayson is owner of Blue Ridge Farm, specializing in farming and thoroughbred horse breeding.

George A. Horkan, Jr., 74, has been a director since 1961.
         Mr. Horkan is President of George A. Horkan, Jr., P.C. which is a law office located in Upperville, Virginia.

C. Oliver Iselin, III, 67, has been a director since 1975.
         Mr. Iselin is owner and operator of the Wolver Hill Farm.

William S. Leach, 68, has been a director since 1970.
         Mr. Leach is a retired businessman with over 30 years experience. Most recently he served a three year term as Town Administrator for the Town of Middleburg.

John C. Palmer, 61, has been a director since 1974.
         Mr. Palmer retired as Senior Vice President of the Bank in 1995 after 27 years of service.

Millicent W. West, 75, has been a director since 1975.
         Ms. West served in many volunteer positions in the Garden Club of America and Garden Club of Virginia.

Edward T. Wright, 60, has been a director since 1972.
         Mr. Wright is Senior Vice President of the Bank and his principal duties include administration of the loan portfolio, marketing and branch management.


         The following table sets forth, as of March 12, 1997 certain information with respect to beneficial ownership of ICBI Common Stock, par value $5.00 per share, by the members of the Board of Directors and by all Directors and Executive Officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a Director living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or Executive Officer can vest title in himself at once or at some future time.


         Name                       Amount and Nature of Beneficial Ownership          Percent of Class (%)
         ----                       -----------------------------------------          --------------------

Howard M. Armfield                                         9,052                                 1.05
Joseph L. Boling                                           2,564                                  .30
J. Lynn Cornwell, Jr.                                      1,972                                  .22
William F. Curtis                                         35,252                                 4.10
J. Gordon Grayson                                         19,508                                 2.27
George A. Horkan, Jr.                                     36,000                                 4.19
C. Oliver Iselin, III                                     21,200                                 2.47
William S. Leach                                          15,796                                 1.84
John C. Palmer                                            12,293                                 1.43
Millicent W. West                                        131,252                                15.26
Edward T. Wright                                          29,210                                 3.40

Directors and executive officers                         314,604                                36.59
   as a group (14 persons)


         ICBI is unaware of any arrangement that may operate at a subsequent date to effect a change in control of ICBI.

         Committees. The same individuals are Directors of ICBI and The Middleburg Bank. ICBI has no Board committees. The following discussion describes the Board Committees of The Middleburg Bank.

         The Executive Committee, which acts for the Board of Directors when the Board is not in session, consists of Mrs. West and Messrs. Horkan, Leach, Boling, Armfield and Curtis. The Executive Committee met six times during the year ended December 31, 1996.

         The Bank has an Examining and Compliance Committee, which consists of Mrs. West and Messrs. Armfield, Grayson, Cornwell, Iselin and Leach. The Examining and Compliance Committee is responsible for examining the affairs of the Bank at least annually, reporting the results of examinations and recommending changes in the manner of doing business. The Examining and Compliance Committee held three meetings during the year ended December 31, 1996.

         The Nominating Committee consists of Mrs. West and Messrs. Horkan, Iselin, Curtis and Boling and nominates the individuals proposed for election as directors. The Nominating Committee met two times during the year ended December 31, 1996.

         The Loan Committee, which examines and approves loans and other extensions of credit, consists of Messrs. Boling, Curtis, Cornwell, Leach, Palmer and Wright. The Investment Committee, which sets the Bank's policy for investment in marketable securities, consists of Messrs. Grayson, Palmer, Boling, Iselin and Wright. The Asset/Liability Committee, which monitors and implements Board policies on interest rates, product pricing and operating ratios, consists of Messrs. Boling and Wright. In 1996, the Loan Committee met 17 times; the Investment Committee met five times; and the Asset/Liability Committee met once.

         The Trust Committee consists of Messrs. Horkan, Boling, Cornwell and Palmer. The Trust Committee met three times in 1996.

         There were 12 meetings of the Board of Directors in 1996. Each Director attended greater than 75% of the aggregate number of meetings of the Board of Directors and its committees of which he was a member in 1996.

         There are no family relationships among any of the Directors or among any Directors and any officer.

         As compensation for their services, each member of the Board of Directors receives a fee of $300 for each meeting of the Board and $250 for each Committee meeting attended. Board members who are also officers do not receive any additional compensation above their regular salary for attending committee meetings. In 1996, Directors received $89,350 in the aggregate as compensation for their services as directors.

Executive Officers Who Are Not Directors

         Alice P. Frazier (Age 32) has served as Chief Financial Officer since April 1993. From May 1991 until April 1993, she served as the Bank's Loan Review Officer. From December 1988 until May 1991 she was employed by Yount, Hyde & Barbour, P.C., certified public accountants.

         Arch A. Moore (Age 45) has served as Senior Vice President and Senior Lender since February 1995. From March 1983 to February 1995, he served in various positions, the last of which was Manager of the Northern Virginia Business Banking Group, with First American/First Union.

         Thomas E. Sebrell, IV (Age 54) has served as Vice President since January 1994. From April 1978 until January 1994, he served in various capacities, including Executive Vice President, at Farmers & Merchants National Bank of Hamilton and its successor, F&M Bank-Winchester.

Executive  Compensation

         The following table shows, for the fiscal years ended December 31, 1996, 1995 and 1994, the cash compensation paid by ICBI, as well as certain other compensation paid or accrued for those years, to each of the named Executive Officers in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                                                    Long Term
                                                          Annual Compensation                      Compensation
                                                                                                     All Other
         Name and                                                            Other Annual       Compensation ($)(2)
    Principal Position           Year       Salary ($)      Bonus ($)      Compensation ($)
---------------------------- ------------- -------------- -------------- --------------------- ----------------------

Joseph L. Boling                 1996          186,980        20,000             (1)                    21,433
President and CEO                1995          178,820        15,000             (1)                    21,363
                                 1994          167,500        27,000             (1)                    21,299

Edward T. Wright                 1996          119,294         8,350             (1)                     7,821
Senior Vice President            1995          107,150         8,929             (1)                     7,748
                                 1994          104,030         8,669             (1)                     7,673

Arch A. Moore, III               1996          101,375         7,096             (1)                     8,967
Senior Vice President            1995           91,711         7,500          21,712 (3)                 8,943


(1) All benefits which might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for all the officers named in the table.
(2) Amounts presented represent gross value of payments made by the Bank during such fiscal year pursuant to split-dollar life insurance agreements between ICBI and the named executive officers.
(3) Amount presented includes $12,500 paid by the Bank for Mr. Moore's initiation fees for the Middleburg Tennis Club and the Loudoun Golf and Country Club and $7,883 paid by the Bank for the increase in Mr. Moore's income tax associated with such benefits.


         ICBI has no stock option plans and has not granted stock options or stock appreciation rights to any of its officers or employees.

Employment Agreements

         There are no commission agreements or any employment contracts between the Bank and its directors or officers, except for that with Joseph L. Boling, President of the Bank.

         Effective January 1, 1997, The Middleburg Bank and Joseph L. Boling, its President and Chief Executive Officer, entered into an employment contract. Mr. Boling's employment contract is for five years at a base annual salary of $194,086 and he is eligible for bonuses as determined by the executive committee, in the discretion of the Board of Directors. Mr. Boling's employment may be terminated by The Middleburg Bank, with or without cause; but if terminated without cause, he is entitled to payment for the greater of the remainder of his contract or three years. If there is a change in control of The Middleburg Bank and Mr. Boling's employment terminates, he is entitled to severance pay equal to his salary and benefits for the longer of the remainder of his contract or three years, unless he is offered and accepts a position with the acquiror. Mr. Boling's contract contains a covenant not to compete if, for any reason, his employment terminates.

         A deferred compensation plan was adopted for the President and Chief Executive Officer. Benefits are to be paid in monthly installments for 15 years following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits would be reduced. The deferred compensation expense for 1996 and 1995, based on the present value of the retirement benefits, was $15,539 and $14,522. The plan is unfunded. However, life insurance has been acquired on the life of the employee in an amount sufficient to discharge the obligation.

Transactions with Management

         Some of the directors and officers of ICBI are at present, as in the past, customers of ICBI and ICBI has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The largest aggregate outstanding balance of loans to directors, executive officers and their associates, as a group, in 1996 was approximately $1,759,000. Such balances totaled $845,656 at December 31, 1996, or 4.7% of ICBI's equity capital at that date.

         ICBI had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders, and their associates, on the same terms, including interest rates and collateral on loans as those prevailing at the same time for comparable transactions with others, and which do not involve more than the normal risk of collectibility or present other unfavorable features.

         There were no transactions during 1996 between ICBI's directors or officers and ICBI's retirement or profit sharing plans, nor are there any proposed transactions. Additionally, there are no legal proceedings to which any director, officer, principal shareholder or associate is a party that would be material and adverse to ICBI.

                     INDEPENDENT COMMUNITY BANKSHARES, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of ICBI. This discussion and analysis should be read in conjunction with the "ICBI Selected Historical Financial Information" and the Consolidated Financial Statements and Notes to Consolidated Financial Statements.

Overview

         ICBI's performance for 1996 showed improvement over the previous year, even after opening a new branch and trust department. Continued high asset quality, the net interest margin and improved management efficiencies contributed to net income of $2,030,946 for 1996, compared with $1,706,494 in 1995 and $1,837,740 in 1994. Return on average assets increased during 1996 to 1.36% compared to 1.27% for 1995. Return on average assets decreased in 1995 to 1.27% from 1.46% in 1994. Return on average equity increased during 1996 to 11.70%, up from 10.26% for 1995 and down from 11.93% in 1994. The decrease in both return on average assets and return on average equity during 1995 compared to 1994 was directly related to the start-up cost of both a trust department and a third branch in the fourth quarter of 1995. Also in January 1995, ICBI hired a senior loan officer to replace another senior loan officer who retired in December 1995.

         Net interest margin increased slightly during 1996 to 4.90% on a tax-equivalent basis. The net interest margin for 1995 and 1994 was 4.84% and 5.08%, respectively. Net interest margin and net interest income are influenced by fluctuations in market rates and changes in both the volume and mix of average earning assets and the liabilities that fund those assets. Loan demand was relatively strong in 1996 while it was somewhat soft in 1995 and 1994. The average cost of funds increased 75 basis points from 3.36% in 1994 to 4.06% in 1995 then to 4.16% in 1996, and was not matched by the increase in the average yield on earning assets which only increased 45 basis points from 7.78% in 1994 to 8.11% in 1995 then to 8.23% in 1996.

         Loans, net of unearned income, were $94.6 million at December 31, 1996. This represents a growth of 17% over the December 31, 1995 balance of $80.9 million. Loans, net of unearned income increased only 1.5% in 1995 to $80.9 million from $79.7 million in 1994. ICBI's investment portfolio continues to grow as excess deposits are placed in high-quality securities. At December 31, 1996, ICBI's securities portfolio represented 35.6% of average earning assets and had increased by 14.7% over the level at December 31, 1995. Total securities were $52.4 million at December 31, 1996, $48.2 million at December 31, 1995 and $41.4 million at December 31, 1994.

         ICBI's efficiency ratio, a measure of its performance based upon the relationship between non-interest expense and income less securities gains for 1996, 1995, and 1994 was 57.9%, 59.0%, and 55.0%, respectively. A lower percentage of the efficiency ratio represents greater control of non-interest related costs. A fluctuation in the efficiency ratio can be attributed to relative changes in both noninterest income and net interest income.

         ICBI is not aware of any current recommendations by any regulatory authorities which, if they were implemented, would have a material effect on its liquidity, capital resources, or results of operations.

Net Interest Income

         Net interest income represents the principal source of earnings for ICBI. Net interest income equals the amount by which interest income exceeds interest expense. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.

         Net interest income was $6.5 million in 1996, up 12.25% over the $5.8 million reported for the same period in 1995 and up .44% in 1995 over the $5.7 million reported for 1994. Net interest income in 1996 was affected primarily by growth in the both the securities and loan portfolios. Loans grew $13.7 million to $94.6 million in 1996, providing $872,000 in additional interest income. Investment securities grew $4.1 million to $52.4 at December 31, 1996. The growth in securities from 1995 to 1996 provided $391,000 of additional interest income. In 1996, interest bearing deposits provided a majority of the sources of funds by increasing to $115.5 million, up $11.9 million, or 11.5%, from $103.6 million in 1995. Interest bearing deposits increased $4.2 million in 1995 from $99.4 million in 1994. The growth was a result of opening two new branches as well as offering attractive market rates, coupled with customers' desire to place investments in a strong, highly capitalized financial institution.

         Net interest income for 1995 was $5.8 million, compared to $5.7 million for 1994. Net interest income was affected by low loan demand as well as loan run-off early in 1995. To gain market share, and anticipating rising interest rates, management increased deposit rates early in the year. This resulted in a
 .70% increase in the average cost of funds and contributed to the decrease in net interest margin from 5.08% in 1994 to 4.84% in 1995. Loan growth was minimal at 1.6%, ending 1995 with a balance of $80 million. Deposit growth was slightly higher at 3.8%, ending with balances at $121.5 million at December 31, 1995. Noninterest bearing deposits decreased 4.2%, to $17.9 million at year end 1995, which also added to the rising cost of funds.

         The following table depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated. Loans placed on a nonaccrual status are included in the balances and were included in the computation of yields, upon which they had no material effect. The average balances used for the purpose of this table and other statistical calculation disclosures were calculated by using daily average balances.

             Average Balances, Income and Expenses, Yields and Rates




                                                            Years Ended December 31,
                                   -------------------------------------------------------------------------------
                                                   1996                                     1995

                                   --------------------------------------   -------------------------------------
                                       Average      Income/     Yield/         Average      Income/     Yield/
                                      Balance       Expense      Rate          Balance      Expense      Rate
                                      --------      -------      ----          --------     -------      ----
                                                                                (Dollars in thousands)
Assets :
Securities:
   Taxable                            $  34,550     $   2,023      5.86%      $  30,953     $   1,832      5.92%

   Tax-exempt (1) (2)                    15,238         1,200      7.87%         12,452           939      7.54%
                                      ----------    ----------                ----------    ----------
    Total Securities                     49,788         3,223      6.47%         43,405         2,771      6.38%
Loans (net)
   Taxable                               87,358         8,137      9.31%         79,639         7,265      9.12%
   Tax-exempt                                 -             -                         -             -
                                      ----------    ----------                ----------    ----------
    Total Loans                          87,358         8,137                    79,639         7,265
Federal Funds Sold                        2,431           130      5.35%          2,470           138      5.59%
Interest Bearing Deposits in
    other financial institutions            140             6      4.29%              -             -          -
                                      ----------    ----------                ----------    ----------
    Total earning assets                139,717        11,496      8.23%        125,514        10,174      8.11%

Less: allowances for credit
   losses                                 (894)                                   (931)
Total nonearning assets                  10,340                                   9,345
                                      ----------                              ----------

Total assets                           $149,163                               $ 133,928
                                      ==========                              ==========


Liabilities (1):
Interest-bearing deposits:
    Checking                          $  18,348      $    390      2.13%      $  17,919      $    436      2.43%
    Regular savings                      14,562           561      3.85%         14,003           534      3.81%
    Money market savings                 28,735           869      3.02%         26,980           834      3.09%
    Time deposits:
    $100,000 and over                    12,013           738      6.14%         12,523           689      5.50%
    Under $100,000                       34,760         1,898      5.46%         28,775         1,563      5.43%
                                      ----------    ----------                ----------    ----------

    Total interest-bearing
    deposits                            108,418         4,456      4.11%        100,200         4,056      4.05%

Federal Home Loan Bank
    advances                              3,188           187      5.87%            514            31      6.03%
Securities sold under agreements
    to repurchase                             8                                       -             -
Federal Funds Purchased                      73             4      5.48%            145             9      6.21%
                                      ----------    ----------                ----------    ----------
    Total interest-bearing
    liabilities                         111,687         4,647      4.16%        100,859         4,096      4.06%
Non-interest bearing liabilities
    Demand Deposits                      19,211                                  15,691
    Other liabilities                       923                                     751

Total liabilities                       131,821                                 117,301
Shareholders' equity                     17,342                                  16,627

Total liabilities and shareholders'
   equity                              $149,163                               $ 133,928
                                     ===========                              ==========

Net interest income                                 $   6,849                               $   6,078

                                                   ===========                              ==========

Interest rate spread                                               4.07%                                   4.05%
Interest expense as a percent of
    average earning assets                                         3.33%                                   3.26%
Net interest margin                                                4.90%                                   4.84%



                                         Years Ended December 31,
                                     -------------------------------------
                                                     1994

                                     -------------------------------------
                                        Average      Income/    Yield/
                                        Balance     Expense      Rate
                                        --------   ---------     ----
                                           (Dollars in thousands)
Assets :
Securities:
   Taxable                             $ 28,583    $   1,596       5.58%
   Tax-exempt (1) (2)                    11,166          876       7.84%
                                       ---------   ----------
    Total Securities                     39,749        2,472       6.22%
Loans (net)
   Taxable                               73,483        6,542       8.90%
   Tax-exempt                                 -            -
                                       ---------   ----------
    Total Loans                          73,483        6,542       8.90%
Federal Funds Sold                        5,390          215       3.99%
Interest Bearing Deposits in
    other financial institutions              -            -           -
                                       ---------   ----------
    Total earning assets                118,622        9,229       7.78%

Less: allowances for credit
   losses                                 (931)
Total nonearning assets                   8,033
                                       ---------

Total assets                            125,724
                                       =========


Liabilities (1):
Interest-bearing deposits:
    Checking                           $ 17,057     $    414       2.43%
    Regular savings                      13,356          454       3.40%
    Money market savings                 29,817          803       2.69%
    Time deposits:
    $100,000 and over                    11,424          524       4.59%
    Under $100,000                       23,530        1,003       4.26%
                                       ---------   ----------

    Total interest-bearing
    deposits                             95,184        3,198       3.36%

Federal Home Loan Bank
    advances                                  -            -           -
Securities sold under agreements
    to repurchase                             -            -           -
Federal Funds Purchased                       -            -           -
                                       ---------   ----------
    Total interest-bearing
    liabilities                          95,184        3,198       3.36%
Non-interest bearing liabilities
    Demand Deposits                      14,467
    Other liabilities                       665

Total liabilities                       110,316
Shareholders' equity                     15,408

Total liabilities and shareholders'
   equity                              $125,724
                                       =========

Net interest income                                $   6,031
                                                   ==========
Interest rate spread                                               4.42%
Interest expense as a percent of
    average earning assets                                         2.70%
Net interest margin                                                5.08%


(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(2) Income and yields include dividends on preferred stocks which are 70% excludable for tax purposes for 1996 only.

         The following table analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccruing loans are included in average loans outstanding:

                            Volume and Rate Analysis

                                                                      (Tax equivalent basis)
                                                                     Year Ended December 31,
                                      ----------------------------------------------------------------------------------
                                                   1996 vs 1995                               1995 vs 1994
                                               Increase (Decrease) Due                   Increase (Decrease) Due
                                                 to Changes in:                             to Changes in:
                                      ----------------------------------------   ---------------------------------------
                                         Volume        Rate         Total          Volume         Rate         Total
Earning Assets:
Securities:
  Taxable                                   $  459      $  (40)        $  419         $  136        $  100       $  236
  Tax-exempt                                  (40)          (8)          (48)             94          (31)           63
Loans:
  Taxable                                      718          154           872            558           165          723
  Tax-exempt                                    -
Federal funds sold                             (2)          (6)           (8)          (292)           215         (77)
Interest bearing deposits in other
  financial institutions                         5            -             5              -             -
                                      ------------- ------------ -------------   ------------  ------------ ------------
  Total earning assets                    $  1,140       $  100      $  1,240         $  496        $  449       $  945

Interest-Bearing Liabilities:
Interest checking                            $  11         (57)          (46)          $  22          $  -        $  22
Regular savings deposits                        21            6            27              9            71           80
Money market deposits                           54         (19)            35           (65)            96           31
Time deposits
  $100,000 and over                           (26)           75            49             72            93          165
  Under $100,000                               326            9           335            257           303          560
                                      ------------- ------------ -------------   ------------  ------------ ------------
  Total interest bearing deposits           $  386        $  14        $  400         $  295        $  563       $  858
  Federal Home Loan Bank
  Advances                                     157          (1)           156             31             -           31
  Securities sold under agreement
    to repurchase                                -            -             -              -             -            -
  Federal Funds Purchased                      (4)          (1)           (5)              9             -            9
                                      ------------- ------------ -------------   ------------  ------------ ------------
  Total interest bearing
  liabilities                               $  539        $  12        $  551         $  335        $  563       $  898

Change in net interest income               $  601        $  88        $  689         $  161      $  (114)        $  47
                                      ============= ============ =============   ============  ============ ============


Interest Sensitivity

         The primary goals of interest rate risk management are to minimize fluctuations in net interest margin as a percentage of earning assets and to increase the dollars of net interest margin at a growth rate consistent with the growth rate of total assets. An important element of interest rate risk management is monitoring the interest sensitivity gap. The interest sensitivity gap is the difference between the interest-sensitive assets and interest-sensitive liabilities in a specific time interval. The gap can be managed by repricing assets or liabilities, by selling investments available for sale, by replacing an asset or liability at maturity, or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income in periods of rising or falling interest rates.

         ICBI evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk. These guidelines are based upon management's forecasts of future interest rate movements, the state of the regional and national economy, and other financial and business risk factors.

         Interest rate gaps are managed through investments, loan pricing and deposit pricing. When an unacceptable positive gap within a one-year time frame occurs, maturities can be extended by selling shorter term investments and buying longer term investments. The same effect can also be accomplished by reducing emphasis on variable rate loans. When an unacceptable negative gap occurs, variable rate loans can be increased and more investment in shorter term investments can be made. Pricing policies on either or both loans and deposits can be changed to accomplish such goals. ICBI reviews the interest sensitivity position of its subsidiary quarterly.

         At December 31, 1996, ICBI had $10.3 million more interest sensitive liabilities than interest sensitive assets subject to repricing within one year and was, therefore, in an liability sensitive position. A liability sensitive institution's net interest margin and net interest income generally will be impacted favorably by declining interest rates, while that of a asset sensitive institution generally will be impacted favorably by rising interest rates.

         The following table analyzes ICBI's rate interest sensitivity at December 31, 1996. This is a one-day position which is continually changing and is not necessarily indicative of ICBI's position at any other time.

                            Rate Sensitivity Analysis

                                                                 Year End December 31, 1996
                                                              Repricing Time Frame
                                      -----------------------------------------------------------------------------
                                                                                           Over
                                       1 - 90 Day     91 - 365 Day      1 to 5 Years      5 Years
                                       Sensitivity     Sensitivity      Sensitivity     Sensitivity      Total
                                      -------------- ----------------  ---------------  ------------  -------------

Earning Assets:                                          (Dollars in thousands)
  Loans, net unearned (1)
    Fixed rate                           $    6,053      $    12,867      $    61,425     $   2,635      $  82,980
    Variable rate                            11,539                -                -             -         11,539
                                      -------------- ----------------  ---------------  ------------  -------------
    Total loans                              17,592           12,867           61,425         2,635         94,519
  Securities (2) (3)
    Fixed rate                                  205            1,521            7,965        29,714         39,405
    Variable rate                             8,455            2,987              432           538         12,412
  Federal Funds sold and other                3,400                                                          3,400
                                      -------------- ----------------  ---------------  ------------  -------------
Total rate sensitive assets               $  29,652      $    17,375      $    69,822      $ 32,887       $149,736

Interest Bearing Liabilities:
  Interest checking (4)                      $    -           $    -      $    20,641        $    -      $  20,641
  Regular savings (4)                             -                -           14,984             -         14,984
  Money market savings                       28,809                -                -             -         28,809
  Time deposits
    $100,000 and over                         2,023            3,779            8,211             -         14,013
    Under $100,000                            4,173           13,131           19,797             -         37,101
  Short-term borrowings                       5,445                -                -             -          5,445
                                      -------------- ----------------  ---------------  ------------  -------------
Total interest bearing liabilities        $  40,450      $    16,910      $    63,633        $    -       $120,993

Period gap                                 (10,798)              465            6,189        32,887         28,743

Cumulative gap                             (10,798)         (10,333)          (4,144)        28,743

Ratio of cumulative gap to total             -7.21%           -6.90%           -2.77%        19.20%
    rate sensitive assets


(1)      Does not include non accrual loans of $76,000.
(2) Does not include Federal Reserve Stock of $134,400 and Federal Home Loan Bank Stock of $450,600.
(3) Variable rate securities are categorized by repricing date rather than maturity date.
(4) ICBI has determined that interest checking and savings accounts are not sensitive to changes in related market rates and therefore it has placed them in the 1 to 5 years column.


Noninterest Income

         Noninterest income for 1996 increased $48,000, or 6.9%, over the same period in 1995. Service charges on deposit accounts, the largest single item of noninterest income, were $677,000 for 1996, up 3.9% over the comparable period a year ago. Other operating income decreased $150,000 in 1996 from $166,000 to $16,000. In 1995, ICBI recorded a $150,000 gain on other real estate sold. Trust fee income for 1996 was $29,000. Securities gains were $20,000 in 1996, compared to a loss of $123,000 in 1995. Securities gains are realized when market conditions exist that are favorable for ICBI and/or conditions dictate additional liquidity is desirable.

         Noninterest income increased $170,000, or 32% from $524,000 in 1994 to $694,000 in 1995. Service charges on deposit accounts, were $651,000, compared to $614,000 in 1994. Other income was $166,000 in 1995 compared to $35,000 in 1994. Securities losses remained relatively the same at $123,000 and $125,000 for 1995 and 1994, respectively. Both years management decided to take the losses to reposition the portfolio to strengthen the yield and liquidity position.

                               Noninterest Income

                                                                 Year Ended December 31,
                                                       ----------------------------------------
                                                          1996          1995          1994
                                                       ------------  ------------  ------------
                                                           (Dollars in thousands)

Service charges, commissions and fees                     $    677      $    651      $    614
Trust fee income                                                29             -             -
Other operating income                                          16           166            35
                                                       ------------  ------------  ------------
  Noninterest income                                      $    722      $    817      $    649
Profits (losses) on securities available for sale, net          22         (123)         (125)
Investment securities gains (losses), net                      (2)             -             -
                                                       ------------  ------------  ------------
  Total noninterest income                                $    742      $    694      $    524
                                                       ============  ============  ============


Noninterest Expense

         Total noninterest expense increased $316,000 (7.7%), from $4.1 million in 1995 to $4.4 million in 1996. Salaries and employee benefits increased $370,000 or 17.1%, net occupancy expense including furniture and fixture expense increased $129,000 or 29.7%, advertising expense increased $58,000 or 54.7%, FDIC insurance decreased $133,000 or 98.5% and other operating expenses decreased $108,000 or 8.7%. The primary reason for the increase in noninterest expense was the opening of both a new branch and trust department in 1996, partially offset by the reduction in FDIC insurance expense. The FDIC deposit insurance fund achieved a level deemed adequate by regulatory authorities to protect deposits, therefore, the premiums were adjusted in the third quarter of 1995 to reflect this achievement.

         For 1995, noninterest expense increased $395,000, or 10%, over 1994. This increase was primarily due to a $283,000 or 15% increase in salaries and employee benefits which is the result of hiring additional staffing for the new branch (opened January 1996) and trust officer late in the year. Net occupancy expenses increased $107,000 or 32.8% over 1994, a full year of the first branch opened in 1994 and renovations of the main office contributed to this increase. The increase of $103,000 or 9.1% in other operating expenses is the result of one additional branch and start up costs of a new branch and trust department. FDIC insurance decreased $99,000 or 42.3% as a result of the adjustment in premiums in late 1995.

                               Noninterest Expense

                                             Year Ended December 31,
                                    -----------------------------------------
                                        1996          1995          1994
                                    ------------- ------------- -------------
                                        (Dollars in thousands)

Salaries and employee benefits        $    2,533    $    2,163    $    1,880
Net occupancy expense of premises            562           433           326
Advertising                                  164           106           105
FDIC insurance                                 2           135           234
Other operating expenses                   1,122         1,230         1,127
                                    ------------- ------------- -------------
  Total                               $    4,383    $    4,067    $    3,672
                                    ============= ============= =============


Income Taxes

         Reported income tax expense for the year ended December 31, 1996 was $728,000, up from $ 625,000 and decreased from $748,000 in 1994. The increase in income taxes is attributable to increased taxable earnings at the federal statutory tax rate of 34%. Note 10 to the Consolidate Financial Statements provides a reconciliation between the amount of income tax expense computed using the federal statutory tax rate and ICBI's actual income tax expense. Also included in Note 10 to the Consolidated Financial Statements is information regarding the principal items giving rise to deferred taxes for the three years ended December 31, 1996.

Loan Portfolio

         Loans, net of unearned income, were $94.6 million at December 31, 1996, up 16.9% from the $80.9 million at December 31, 1995. ICBI has experienced continued loan growth from 1992. Loans increased $1.2 million from 1994 to 1995, $8.5 million from 1993 to 1994, and $4.1 million from 1992 to 1993, increases of 1.5%, 11.9% and 6.2%, respectively.

         The real estate secured portfolio is comprised mostly of one to four family residential secured loans. At December 31, 1996, these loans constituted 43.6% of the total loan portfolio. Non-farm, non-residential loans provided 26.2% of total loans at December 31, 1996. Construction real estate loans comprised 4.4% of the total portfolio at that same date. Home equity lines and agricultural loans made up 2.8% and 3.2% of total loans, respectively, at December 31, 1996.

         ICBI's commercial, financial and agricultural loan portfolio, the second largest segment of the total portfolio, consists mostly of secured and unsecured loans extended to small businesses. The consumer loan portfolio is comprised of mostly unsecured installment credit.

         Consistent with its focus on providing community-based financial services, ICBI generally does not extend loans outside its principal market area, which encompasses Fauquier and Loudoun Counties, Virginia.

         ICBI's unfunded loan commitments (excluding unused home equity lines of credit) totaled $6.6 million at December 31, 1996 and $3.3 million at December 31, 1995. This increase is attributed to both an increase in customer demand and the addition of the Purcellville and Leesburg branches.

         On December 31, 1996, ICBI had no concentration of loans in any one industry in excess of 10 percent of its total loan portfolio. However, because of the nature of ICBI's market, loan collateral is predominantly real estate related.

                                 Loan Portfolio

                                                                         December 31,
                                          --------------------------------------------------------------
                                             1996         1995         1994       1993         1992
                                             ----         ----         ----       ----         ----
                                                                    (In thousands)

Commercial, financial and agricultural     $   11,648   $    10,215  $   9,064  $   10,928   $    6,677
Real estate construction                        4,182         1,791      2,432       1,488        1,949
Real estate mortgage:
  Residential (1-4 family)                     41,246        34,490     38,029      33,138       33,753
  Home equity lines                             2,614         2,188      1,512       1,271        2,019
  Multifamily                                       -             -          3           6            9
  Non-farm, non-residential (1)                24,774        21,697     18,271      17,093       14,786
  Agricultural                                  2,105         1,549      1,040       1,098        1,163
Consumer installment                            8,061         9,170      9,837       6,773        7,371
    Total loans                                94,630        81,100     80,188      71,795       67,727
Less unearned income                               35           186        481         597          665


Loans-net of unearned income               $   94,595   $    80,914  $  79,707  $   71,198   $   67,062
                                           ==========   ===========  =========  ==========   ==========

------------------------------------------
(1) This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.


                                       Remaining Maturities of Selected Loans

                                                   December 31, 1996
                                         ----------------------------------
                                           Commercial,          Real
                                           Financial and       Estate
                                           Agricultural     Construction
                                             (Dollars in thousands)

Within 1 year                                 $    6,463       $    3,435

Variable Rate:
  1 to 5 years                                       259                -
  After 5 years                                        -                -


  Total                                       $      259       $        -


Fixed Rate:
  1 to 5 years                                      4,641              747
  After 5 years                                       285                -


  Total                                       $    4,926        $      747

Total Maturities                              $   11,648        $    4,182
                                         ================= ================

Asset Quality

         The allowance for loan losses is an estimate of the amount that will be adequate to provide for potential losses in ICBI's loan portfolio. The level of loan losses is affected by general economic trends as well as any conditions affecting individual borrowers. The allowance is subject to regulatory examinations and determinations as to its adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer financial institutions identified by the regulatory agencies.

         ICBI's loans are subject to review by ICBI's Loan Review Officer and by its external auditors. ICBI's Loan Committee and Board of Directors take an active role in the monthly review of the ICBI's problem credits and their effect on the allowance for loan losses.

                            Allowance for Loan Losses

                                                                         December 31,
                                            ----------------------------------------------------------------------
                                               1996           1995          1994           1993          1992
                                               ----           ----          ----           ----          ----
                                                                         (In thousands)

Balance, beginning of period                     $  866         $  940        $  859         $  853      $  1,053
  Loans charged off:
  Commercial, financial, and agricultural             6             13            38            119           185
  Real estate construction                            0              0             0              0             0
  Real estate mortgage                               79            115            36             99             0
  Consumer installment                               40             83           142             77           228
                                            ------------  -------------  ------------  -------------  ------------

  Total loans charged off                        $  125         $  211        $  216         $  295        $  413
                                            ------------  -------------  ------------  -------------  ------------

  Recoveries:
  Commercial, financial, and agricultural          $  5          $  43        $  210          $  25          $  7
  Real estate construction                            0              0             0              0             0
  Real estate mortgage                               26              4             0              0             8
  Consumer installment                               47             35            87             48            35
                                            ------------  -------------  ------------  -------------  ------------

  Total recoveries                                $  78          $  82        $  297          $  73         $  50
                                            ------------  -------------  ------------  -------------  ------------

Net charge offs (recoveries)                         47            129          (81)            222           363
Provision for loan losses                            65             55             -            228           163
                                            ------------  -------------  ------------  -------------  ------------

Balance, end of period                           $  884         $  866        $  940         $  859        $  853
                                            ============  =============  ============  =============  ============

Ratio of allowance for loan losses
  to loans outstanding at end of period           0.93%          1.07%         1.18%          1.21%         1.27%

Ratio of net charge offs (recoveries)to
  average loans outstanding during period         0.05%          0.16%        -0.11%          0.32%         0.53%


         Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention, do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources or represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

         In 1996, ICBI's charge offs declined $82,000 from the previous year's $129,000 in net charge offs. The improved charge off experience resulted from both the strengthened economy and an improved loan policy. Net charge offs to average loans were 0.05% and 0.16% for 1996 and 1995, respectively.

         The provision to the allowance for loan losses was $65,000 for 1996. A provision of $55,000 was made in 1995, while no provision was deemed necessary for 1994. The ratio of the allowance for loan losses to total loans, net of unearned income has decreased over the past five years. More recently the decrease was attributed to the significant loan growth experienced by the ICBI. However, the increase in the reserve was not necessarily due to a decline in nonperforming assets and charge offs.

         The allowance for loan losses was $883,536 at December 31, 1996, an increase of $17,363 from the $866,173 balance at December 31, 1995. The allowance was $940,081 at December 31, 1994.

         The ratio of allowance for loan losses to nonperforming assets totaled 1163% at December 31, 1996; 52% at December 31, 1995, and 36 % at December 31, 1994. Management evaluates nonperforming loans relative to their collateral value and makes appropriate reductions in the carrying value of those loans based on that review. Management believes, based on its review, that ICBI has adequate reserves to absorb any necessary future write-down on these loans.

         The following table shows the balance and percentage of ICBI's allowance for loan losses allocated to each major category of loans:

                     Allocation of Allowance for Loan Losses

              Commercial,  Financial         Real Estate              Real Estate
                 and Agricultural            Construction              Mortgage                   Consumer
            ---------------------------  ---------------------  ------------------------ ----------------------------
               Reserve      Percent of    Reserve   Percent of  Reserve    Percent of     Reserve      Percent of
                 for        Loan in         for     Loan in       for       Loan in         for         Loan in
                Credit     Category to     Credit  Category to   Credit    Category to     Credit     Category to
               Losses      Total Loans    Losses   Total Loans   Losses    Total Loans     Losses     Total Loans
                                 (In thousands)

December 31,
   1996               244       12.31%         101      4.42%        182         74.79%         357            8.48%
   1995               246       12.62%          23      2.21%        346         74.07%         251           11.10%
   1994               363       11.37%          17      3.05%        342         73.84%         218           11.74%

         ICBI has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the above categories of loans. The allocation of the allowance as shown in the table above should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Additionally, the portion allocated to each loan category is not the total amount that may be available for the future losses that could occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.

Nonperforming Assets

         Total nonperforming assets, which consist of nonaccrual and restructured loans and foreclosed property, were $76,000 at December 31, 1996, a decrease of $1,578,000 from the December 31, 1995, balance. Nonperforming assets at December 31, 1994, decreased $481,000 from the $3,098,000

December 31, 1993 balance. The decrease in nonperforming assets in 1996 resulted from the return of several loans to accrual status.

                              Nonperforming Assets

                                                              December 31,
                                -------------------------------------------------------------------------
                                   1996           1995           1994           1993            1992
                                   ----           ----           ----           ----            ----
                                                              (In thousands)

Nonaccrual loans                      $  76       $  1,654       $  1,700       $  2,138        $  2,194
Restructured loans                        -              -              -              -               -
Foreclosed property                       -              -            917            960           1,325
                                ------------   ------------   ------------   ------------   -------------

  Total nonperforming assets          $  76       $  1,654       $  2,617       $  3,098        $  3,519
                                ============   ============   ============   ============   =============


Allowance for loan losses
  to period end loans                 0.93%          1.07%          1.18%          1.21%           1.27%

Allowance for loan losses
  to nonperforming assets             1163%            52%            36%            28%             24%

Nonperforming assets to
  period end loans                    0.08%          2.04%          3.28%          4.35%           5.25%

Net charge offs to
  average loans                       0.05%          0.16%         -0.11%          0.32%           0.53%



         Loans are placed on nonaccrual status when loans become 90 days past due unless they are well-secured and collection of principal and interest will occur. There are three negative implications for earnings when a loan is placed on nonaccrual status. All interest accrued but unpaid at the date the loan is placed on nonaccrual status is either deducted from interest income or written off as a loss. Second, accrual of interest is discontinued until it becomes certain that both principal and interest can be repaid or payments of both interest and principal have been made consistently. Third, there may be actual losses which necessitate additional provisions for loan losses charged against earnings.

          During 1996, approximately $1,993 in additional interest income would have been recorded if ICBI's nonaccrual loans had been current and in accordance with their original terms. During 1995, approximately $21,708 of additional interest income would have been recorded if ICBI's nonaccrual loans had been current and in accordance with their original terms.

         At December 31, 1996, potential problem loans were approximately $170,180. These loans are subject to regular management attention and their status is reviewed on a regular basis. Several of the potential problem loans identified at December 31, 1996 are unsecured consumer loans. However, the majority of the balance of the total problem loans is secured by real estate and automobiles.

Securities

         The carrying value of the securities portfolio was $52.4 million at December 31, 1996, compared to $48.3 million at December 31, 1995. The $4.1 million change represents an increase of 8.5% in securities, compared to the $6.9 million, or 16.6%, increase experienced in 1995 over 1994 total carrying value. The increase in 1996 over 1995 is primarily due to the $2.3 million increased investment in mortgaged-backed securities.

         The securities portfolio consists of two components, securities held to maturity and securities available for sale. Securities are classified as held to maturity when management has the intent and ICBI has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as available for sale and accounted for at the lower of cost or market value. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs and other similar factors.

         Financial Accounting Standards Board Pronouncement No. 115, effective January 1, 1994, required ICBI to show the effect of market changes in the value of securities available for sale (AFS). The market value of AFS securities at December 31, 1996, was $35 million. The effect of the decline in the market value of AFS securities below the book value of AFS securities, net of income taxes, is reflected as a line in shareholders' equity as an unrealized loss of $519,279 at December 31, 1996.

         It is ICBI's policy not to engage in activities considered to be derivative in nature, such as futures, options contracts, swaps, caps, floors, collars, or forward commitments. ICBI does hold in its loan and securities portfolio investments that adjust or float according to changes in the "prime" lending rate or other indexes that are not considered speculative, but are necessary for good asset/liability management.

         The carrying values of investment securities at the dates indicated were as follows:

             Investment Portfolio and Securities Available for Sale

                                                     December 31,
                                            -----------------------------

                                              1996      1995      1994
                                            --------- --------- ---------
                                                (Dollars in thousands)

          U.S. Government securities         $ 3,012   $ 4,367   $ 5,630
          States and political subdivisions   13,396    11,396    11,523
          Mortgaged-backed securities            958     1,248     1,646

                    Total                    $17,366   $17,011   $18,799
                                            ========= ========= =========


                                                     December 31,
                                            -----------------------------

                                              1996      1995      1994
                                            --------- --------- ---------
                                                 (Dollars in thousands)

          U.S. Government securities         $ 4,950   $ 3,874   $   566
          Mortgaged-backed securities         26,521    23,886    21,911
          Other securities                     3,565     3,519       135

                    Total                    $35,036   $31,279    22,612
                                           ========= ========= =========

            The amortized cost and fair value of securities by contractual maturity are shown below.

                 Maturity Distribution and Yields of Securities
                                December 31, 1996
                            Taxable-Equivalent Basis



                                                  Due in 1 year           Due after 1 through    Due after 5   through
                                                      or less                     5 years                   10 years
                                           -------------------------- -------------------------  ------------------------

                                              Amount        Yield        Amount       Yield         Amount       Yield
                                                                                               (Dollars in thousands)


Securities held for investment:
  U.S. Government securities                  $    1,004       3.82%     $    2,008      4.26%      $        -         -
  Mortgage backed securities                           -           -            113      7.72%              58     7.72%
  Other taxable securities                             -           -              -          -               -         -

  Total taxable                                    1,004       3.82%          2,121      4.44%              58     7.72%

Tax-exempt securities (1)                          1,223       6.69%          4,058      6.95%           6,551     7.11%

  Total                                       $    2,227       5.39%     $    6,179      6.07%      $    6,609     7.12%

Securities available for sale:
  U.S. Government securities                  $        -           -     $      893      5.85%      $    3,851     7.45%
  Mortgage backed securities                           -           -          2,398      5.19%           8,650     5.88%
  Corporate preferred                                  -           -              -          -               -         -

  Total                                       $        -           -     $    3,291      5.85%      $   12,501     6.35%

Total securities (2)                          $    2,227       5.39%     $    9,470      5.81%      $   19,110     6.61%
                                           ==============             ==============             ==============



                                            Due after 10   years and
                                                Equity Securities           Total
                                            -------------------------------------------------

                                                Amount      Yield      Amount    Yield


Securities held for investment:
  U.S. Government securities               $        -           -    $  3,012     4.11%
  Mortgage backed securities                      787       6.70%         958     6.88%
  Other taxable securities                          -           -           -

  Total taxable                                   787       6.70%       3,970     4.78%

Tax-exempt securities (1)                       1,564       7.74%      13,396     7.10%

  Total                                    $    2,351       7.40%    $ 17,366     6.57%

Securities available for sale:
  U.S. Government securities               $      206       6.75%    $  4,950     7.14%
  Mortgage backed securities                   15,473       6.45%      26,521     6.15%
  Corporate preferred                           2,980      10.92%       2,980    10.92%

  Total                                    $   18,659       7.16%    $ 34,451     6.70%

Total securities (2)                       $   21,010       7.19%    $ 51,817     6.66%
                                           ===========             ===========



(1) Yields on tax- exempt securities have been computed on a tax - equivalent basis.
(2) Excludes Federal Reserve Stock of $134,400 and Federal Home Loan Bank Stock of $450,600.


Deposits

         ICBI has made an effort in recent years to increase core deposits and control the cost of funds. Deposits provide funding for investments in loans and securities. The interest paid for deposits must be managed carefully to control the level of interest expense.

         As shown below, average total deposits grew by 10.1% in 1996 and 5.7% in 1995. Growth experienced in the certificates of deposits less than $100,000 category was the greatest contributor to the 1996 increase in deposits. The average aggregate interest rate paid on interest-bearing deposits was 4.11% in 1996, compared to 4.05% for 1995, and 3.36% for 1994.

         Recent deposit growth is the result of ICBI's branching efforts. After 70 years of a main office in Middleburg, Virginia with no branches, in 1994 ICBI opened its first branch in a neighboring community. In early 1996, ICBI established its second branch, which is in Leesburg, Virginia. Although still operating from a temporary facility, the second branch has substantially contributed to deposit growth.

         ICBI will continue funding assets with deposit liability accounts and focus on core deposit growth as the primary source for liquidity and stability. ICBI offers individuals and small to medium sized businesses a variety of deposit accounts, including demand deposit, interest checking, money market, savings and time deposit accounts.

         The following table is summary of average deposits and average rates paid:
                             Deposits and Rates Paid

                                                                            December 31,
                                    ---------------------------------------------------------------------------------------
                                               1996                            1995                         1994
                                    ------------------------------    -------------------------  --------------------------

                                        Amount           Rate           Amount        Rate          Amount        Rate
                                    ----------------  ------------    ------------ ------------  -------------  -----------
                                                                      (Dollars in thousands)

Noninterest-bearing
  deposits                              $    19,211             -     $    15,691            -    $    14,467            -

Interest-bearing accounts:
  Interest checking                          18,348         2.13%          17,919        2.43%         17,057        2.43%
  Regular savings                            14,562         3.85%          14,003        3.81%         13,356        3.40%
  Money market accounts                      28,735         3.02%          26,980        3.09%         29,817        2.69%
  Time deposits:
    Less than $ 100,000                      34,760         5.46%          28,775        5.43%         23,530        4.26%
    $ 100,000 and more                       12,013         6.14%          12,523        5.50%         11,424        4.59%
                                            -------                       -------                     -------

Total interest-bearing deposits             108,418         4.11%         100,200        4.05%         95,184        3.36%
                                           --------                      --------                     -------

    Total                                $  127,629                    $  115,891                  $  109,651
                                    ================                  ============               =============



         ICBI neither purchases brokered deposits nor solicits deposits from sources outside its primary market area. In 1997, the Bank expects deposit levels to increase over those at the end of December 31, 1996 with the completion of its permanent Leesburg Branch facility in Spring 1997.

         The following is a summary of the maturity distribution of certificates of deposit equal to and greater than $100,000 as of December 31, 1996:

                     Maturities of CD's of $100,000 and Over

                            Within       Three to        Six to         Over                       Percent
                             Three          Six          Twelve          One                      of Total
                            Months        Months         Months         Year          Total       Deposits
                          ------------  ------------  -------------  ------------  ------------  ------------
                                 (In thousands)

At December 31, 1996       $    2,023    $    1,456     $    2,323    $    8,211    $   14,013        10.10%



Capital Resources

         The adequacy of the ICBI's capital is reviewed by management on an ongoing basis with reference to the size, composition and quality of the ICBI's asset and liability levels and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

         The Federal Reserve has adopted capital guidelines to supplement the definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier I capital, composed of common equity and retained earnings. ICBI had a ratio of risk-weighted assets to total capital of 20.2% at December 31, 1996, and a ratio of risk-weighted assets to Tier I capital of 19.3%. Both of these exceed the capital requirements adopted by the federal bank regulatory agencies.

                               Analysis of Capital

                                              December 31,
                                        --------------------------

                                           1996          1995
                                        ------------  ------------
                                           (Dollars in thousands)

Tier 1 Capital:
  Common stock                           $    4,299    $    4,299
  Capital surplus                             1,411         1,411
  Retained earnings                          12,817        11,508
  Unrealized net loss on
    equity securities                          (35)             -
  Total Tier 1 capital                       18,492        17,218

Tier 2 Capital:
  Allowance for loan losses                     844           866
  Total tier 2 capital                          844           866

  Total risk-based capital               $   19,336    $   18,084
                                        ============  ============

Risk weighted assets                     $   95,921    $   82,580

CAPITAL RATIOS:
  Tier 1 risk-based capital ratio             19.3%         20.9%
  Total risk-based capital ratio              20.2%         21.9%
  Tier 1 capital to average total assets      11.7%         12.4%


Liquidity

         Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, securities classified for available for sale and loans and investments maturing within one year. As a result of ICBI's management of liquid assets and the ability to generate liquidity through liability funding, management believes the ICBI maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

         ICBI also maintains additional sources of liquidity through a variety of borrowing arrangements. The Bank maintains federal funds lines with a large regional and a money-center banking institutions totaling in excess of $8 million, of which none was borrowed at December 31, 1996. Federal funds borrowed during 1996 averaged $73,000. At December 31, 1996, the Bank had $1.4 million of outstanding borrowings pursuant to securities repurchase agreement transactions, with maturities of one day. The Bank has a credit line totaling $16 million from the Federal Home Loan Bank that can be utilized for short and/or long-term borrowing.

         At December 31, 1996, cash, interest-bearing deposits with financial institutions, federal funds sold, securities available for sale, investments and loans maturing within one year were 50.96% of total deposits and other liabilities. ICBI joined the Federal Home Loan Bank system in 1995 in order to enter a program of long-term and short-term borrowing which is restricted to be invested in Residential Housing Finance Assets (RHFA). RHFA are defined as (1) Loans secured by residential real property; (2) Mortgage-backed securities; (3) Participations in loans secured by residential real property ; (4) Loans financed by Community Investment Program advances; (5) Loans secured by manufactured housing, regardless of whether such housing qualifies as residential real property; or (6) Any loans or investments which the Federal Housing Finance Board and ICBI, in their discretion, otherwise determine to be residential housing finance assets. In 1996, short-term borrowings from the Federal Home Loan Bank system for RHFA investments were $4 million maturing in 1997.

Accounting Rule Changes

         FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June, 1996 and establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. Statement 125 also establishes new accounting requirements for pledged collateral. As issued, Statement 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 1996.

         FASB Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," defers for one year the effective date
(a) paragraph 15 of Statement 125 and (b) for repurchase agreement, dollar-roll, securities lending, or similar transactions, of paragraph 9-12 and 237(b) of Statement 125.

         The effects of these Statements on the Company's consolidated financial statements are not expected to be material.

                        DESCRIPTION OF ICBI CAPITAL STOCK


         ICBI is authorized to issue up to 10,000,000 shares of common stock, par value $5.00 per share. ICBI had 837,149 shares of common stock outstanding at March 31, 1997, held by 455 shareholders of record. The following summary description of the capital stock of ICBI is qualified in its entirety by reference to the Articles of Incorporation of ICBI (the "ICBI Articles") and ICBI's Bylaws, copies of which are available for inspection as exhibits to the registration statement filed with the Securities and Exchange Commission (the "SEC") in connection with this Proxy Statement/Prospectus.

         The holders of ICBI Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of ICBI Common Stock are entitled to receive dividends when and as declared by the ICBI Board of Directors from funds legally available therefor.

         All outstanding shares of ICBI Common Stock are fully paid and non-assessable. Holders of ICBI Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election subject to the rights of preferred stock, if and when issued. Holders of ICBI Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to ICBI Common Stock.


                     COMPARATIVE RIGHTS OF SECURITY HOLDERS

General

         ICBI is a Virginia corporation subject to the provisions of the Virginia SCA. TTC is a Virginia corporation and also is subject to the provisions of the Virginia SCA. Shareholders of TTC, whose rights are governed by TTC's Articles of Incorporation and Bylaws and by the Virginia SCA, will become shareholders of ICBI upon consummation of the Reorganization. The rights of such shareholders as shareholders of ICBI will then be governed by the Articles of Incorporation and Bylaws of ICBI and by the Virginia SCA.

         Except as set forth below, there are no material differences between the rights of a TTC shareholder under its Articles and Bylaws and under the Virginia SCA, on the one hand, and the rights of an ICBI shareholder under the Articles of Incorporation and Bylaws of ICBI and under the Virginia SCA, on the other hand. This summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of TTC and to the Virginia SCA and the Articles of Incorporation and Bylaws of ICBI and the Virginia SCA.

Amendment of Articles of Incorporation or Bylaws

         The Virginia SCA provides that an amendment to a corporation's articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment. Under Virginia law, an amendment to the corporation's articles of incorporation must be approved by more than two-thirds of all votes entitled to be cast by that voting group. However, the corporation's articles of incorporation may require a greater vote or a lesser vote, which may not be not less than a majority, by each voting group entitled to vote on the transaction. A corporation's board of directors may require a greater vote.

         TTC. The TTC Articles do not address amendments, so TTC is governed by the provisions of the Virginia SCA. Accordingly, amendments to TTC's Articles of Incorporation must be approved by two-thirds of all votes entitled to be cast by each voting group.

         TTC's Bylaws provide that the power to amend the Bylaws is vested in the Board of Directors. Thus, TTC's Bylaws may be amended by a majority of the directors present at a meeting which was properly called and at which a quorum is present. Also, under Virginia law, the Bylaws may be amended by action of the majority of the shareholders.

         ICBI. The Articles of Incorporation of ICBI provide that amendments must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote and, unless such action is approved by at least two-thirds of the Continuing Directors, by holders of more than two-thirds of the issued and outstanding shares of ICBI Common Stock (the vote generally required under Virginia law). The term "Continuing Director" is defined in the Articles of Incorporation of ICBI to mean (i) any individual who was an initial director of ICBI or (ii) who has been elected to the Board of Directors of ICBI at an annual meeting of the shareholders of ICBI more than one time or (iii) who has been elected to fill a vacancy on the Board of Directors of ICBI and received the affirmative vote of a majority of the Continuing Directors then on the Board of Directors and thereafter elected to the Board of Directors at an annual meeting of shareholders at least one time.

         ICBI's Bylaws may be amended by a majority vote of the directors in office or by the shareholders.

Mergers, Consolidations and Sales of Assets.

         ICBI. The Articles of Incorporation of ICBI provide that a plan of merger or share exchange or a direct or indirect sale, lease, exchange or other disposition of all or substantially all of the property of ICBI not in the ordinary course of business may be approved by the same vote that is required in order to amend the Articles of Incorporation. Additionally, consistent with Virginia law, the Board of Directors of ICBI may condition its submission of such plan of merger or share exchange or such a sale or disposition of assets to the shareholders on any basis, including the requirement of a greater vote than the required vote described above.

         A proposed merger, share exchange or sale of substantially all assets of ICBI that is favored by two-thirds of the Continuing Directors could be adopted as long as a majority (rather than two-thirds) of the outstanding shares entitled to vote in each voting group entitled to vote are voted in favor of the proposed action. In addition to requiring the affirmative vote of a majority of the shares entitled to vote in each voting group entitled to vote, the Articles of Incorporation of ICBI would require that, unless a proposed action is approved by at least two-thirds of the Continuing Directors, more than two-thirds of the issued and outstanding shares vote in favor of the proposed action. The purpose of such additional requirements is to ensure that if a proposed major corporate action does not have the support of a board of directors who can provide continuity to and an in-depth knowledge of the business of ICBI, the action must be supported by more than two-thirds of the issued and outstanding shares of ICBI Common Stock.

         TTC. The Articles of Incorporation of TTC provide that a plan of merger or share exchange or sale, lease or exchange or other disposition of all or substantially all of the property of TTC not in the ordinary course of business may be approved by a majority of the shareholders of entitled to vote on such matter.

Authorized Capital

         TTC. TTC's Articles of Incorporation (the "TTC Articles") authorize the issuance of up to 500,000 shares of common stock, par value $2.50 per share, of which 276,600 shares were issued and outstanding as of March 31, 1997. TTC is not authorized to issue shares of preferred stock.

         ICBI. ICBI is authorized to issue 10,000,000 shares of common stock, par value $5.00 per share, of which 837,149 shares were issued and outstanding as of March 31, 1997. See "Description of ICBI Capital Stock" for additional information.

Size and Classification of Board of Directors

         TTC. TTC's Bylaws provide that its Board of Directors shall consist of no less than five and no more than 12 individuals. Under Virginia law a majority of the directors must be residents of Virginia and each director must own TTC stock having a par value of not less than $2,000. The entire Board of Directors is elected at each annual meeting of shareholders.

         ICBI. ICBI's Bylaws provide for a board of directors consisting of 11 individuals. Directors are elected annually to serve until their successors are elected and qualified.

Vacancies and Removal of Directors

         TTC. TTC's Bylaws provide that any vacancy on the board of directors may be filled by an election by the active board members. TTC's Articles of Incorporation contain no provision relating to removal of directors. Therefore, under the Virginia SCA, shareholders may remove directors with or without cause at a special meeting of shareholders.

         ICBI. Under the Articles of Incorporation of ICBI, vacancies occurring in the Board of Directors, including vacancies created by newly created directorships resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, until the next election of directors by shareholders. The Articles of Incorporation of ICBI allow removal of directors from office, with or without cause, if at least 75% of the votes cast are cast in favor of removal. Shareholders of ICBI may not call a special meeting for the purpose of removing a director.

Director Liability and Indemnification

         The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or (2) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

         TTC. TTC's Articles of Incorporation provide that each director and officer shall be indemnified by TTC against liability (including amounts paid in settlement) by reason of having been such a director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of willful misconduct or a knowing violation of the criminal law. The Articles also provide that the indemnification rights set forth therein shall also extend to every person who may have served at TTC's request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Articles of Incorporation do not limit the liability of TTC Directors.

         ICBI. The Articles of Incorporation of ICBI provide that to the full extent that Virginia law permits the limitation or elimination of the liability of directors and officers, they will not be liable to ICBI or its shareholders for any money damages in excess of one dollar. At this time, Virginia law does not permit any limitation of liability if a director engages in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

         To the fullest extent permitted by Virginia law, ICBI's Articles of Incorporation require it to indemnify any director or officer of ICBI who is made a party to any proceeding because he was or is a director or officer of ICBI against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under ICBI's Articles of Incorporation, "proceeding" is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of ICBI. Similarly, "liability" is defined to include, not only judgments, but also settlements, penalties, fines and certain excise taxes. ICBI's Articles of Incorporation also provide that ICBI may, but is not obligated to, indemnify its other employees or agents. ICBI must indemnify any person who or is or was serving at the written request of ICBI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the full extent provided by Virginia law. The indemnification provisions also require ICBI to pay reasonable expenses incurred by a director or officer of ICBI in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay ICBI if it is ultimately determined that such person was not entitled to indemnification. Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

         The rights of indemnification provided in ICBI's Articles of Incorporation are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, the Articles of Incorporation authorize ICBI to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of ICBI, whether or not ICBI would have the power to provide indemnification to such person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Holding Company pursuant to the foregoing provisions, the Holding Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Special Meetings of Shareholders

         TTC. TTC's Bylaws provide that special meetings of shareholders may be held on the call of the Chairman or Vice Chairman of the Board, the President, a majority of the Board or by holders of at least 20% of the TTC Common Stock.

         ICBI. The Bylaws of ICBI provide that special meetings of shareholders may be held whenever called by the President, Chairman of the Board of Directors or by the Board of Directors, itself, which means that the shareholders of ICBI do not have the right to call special meetings.

Director Nominations

         TTC. TTC's Bylaws do not prescribe procedures for directors' nominations. It is the practice of TTC for the board to nominate directors for shareholders' consideration.

         ICBI. ICBI's Bylaws set forth certain advance notice or information requirements and time limitations on any director nomination or any new business which a shareholder wishes to propose for consideration at an annual or special meeting of shareholders. Any director nomination must be stated in writing and filed with the Secretary of ICBI at least 60 days prior to the date of the shareholder meeting. The notice must contain certain information relating to the nominee for director. The presiding officer of the meeting must reject any nomination proposal not timely made or supported by insufficient information.

         The Bylaws of ICBI require that the shareholder's notice set forth as to each nominee (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of ICBI which are beneficially owned by each nominee, and (iv) any other information relating to such nominee that is required under federal securities laws to be disclosed in solicitations of proxies for the election of directors, or is otherwise required (including, without limitation, such nominee's written consent to being named in a proxy statement as nominee and to serving as a director if elected). The Bylaws of ICBI further require that the shareholder's notice set forth as to the shareholder giving the notice (i) the name and address of such shareholder and the names and addresses of any other person or entity who owns, beneficially or of record, any shares of ICBI and who, to the knowledge of the shareholders giving notice, supports the nominee and (ii) the class and amount of such shareholder's (or other supporting entity's) beneficial ownership of ICBI capital stock. If the information supplied by shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder's nomination should not be brought before the annual meeting and that such nominee shall not be eligible for election as a director of ICBI.

Shareholder Proposals

         TTC. The Articles of Incorporation and Bylaws of TTC do not contain any requirements relating to the timing or content of shareholder proposals for shareholder vote.

         ICBI. Under ICBI's Bylaws, notice of a proposed nomination or a shareholder proposal meeting certain specified requirements must be received by ICBI not less than 60 nor more than 90 days prior to any meeting of shareholders called for the election of directors, provided in each case that if fewer than 70 days' notice of the meeting is given to shareholders, such written notice shall be received not later than the close of business of the tenth day following the day on which notice of the meeting was mailed to shareholders.

Shareholder Voting Rights in General

         The Virginia SCA generally provides that shareholders do not have cumulative voting rights unless those rights are provided in the corporation's articles. The Virginia SCA requires the approval of a majority of a corporation's board of directors and the holders of more than two-thirds of all the votes entitled to be cast by each voting group entitled to vote on any plan of merger or consolidation, plan of share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business. The Virginia SCA also specifies additional voting requirements for Affiliated Transactions which are discussed below under "State Anti-Takeover Statutes."

         TTC. TTC's Articles of Incorporation do not provide shareholders cumulative voting rights for the election of directors. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of TTC Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of TTC Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the TTC Common Stock.

         ICBI.  See "Description of ICBI Capital Stock."

State Anti-Takeover Statutes

         The Virginia SCA restricts transactions between a corporation and its affiliates and potential acquirors. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the Virginia SCA.

         Affiliated Transactions. The Virginia SCA contains provisions governing "Affiliated Transactions" found at Sections 13.1-725 - 727.1 of the Virginia SCA. Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia SCA, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A Disinterested Director is defined in the Virginia SCA as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia SCA provides that by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Neither ICBI nor TTC has adopted such an amendment. Currently, no shareholder of TTC owns or controls 10% or more of TTC Common Stock, and there are no Interested Shareholders of TTC or ICBI as defined by the Virginia SCA.

         Control Share Acquisitions. The Virginia Control Share Acquisitions statute, found at Sections 13.1-728 - 728.8 of the Virginia SCA, also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Persons ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50% or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the TTC company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders with detailed disclosures about his identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which ICBI has done, by so providing in its articles of incorporation or bylaws. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia SCA.

Dissenters' Rights

         The provisions of Article 15 of the Virginia SCA provide shareholders of Virginia corporations certain rights of appraisal or dissent, for payment of the fair value of their shares in the event of mergers, consolidations  and certain  other  corporate  transactions.  The  Virginia  SCA provides dissenters' rights in a share exchange only to the acquired corporation, and not the acquiring corporation. Therefore, the shareholders of TTC have dissenters' rights and may exercise that right and obtain payment of the fair value of their shares upon compliance and in accordance with the provisions of Article 15 of the Virginia SCA.


                           SUPERVISION AND REGULATION

         Banks and their holding companies are extensively regulated. ICBI is a bank holding company subject to supervision and regulation by the Federal Reserve and the SCC. ICBI's sole subsidiary is The Middleburg Bank, a Virginia chartered bank which is subject to supervision and regulation by the Federal Reserve and the SCC. TTC is a Virginia chartered independent trust company regulated by the SCC. The regulatory oversight of TTC and ICBI will not change as a result of the Reorganization, except that after the Reorganization TTC will be regulated as a trust subsidiary of ICBI and not as an independent trust company.

         The regulatory discussion is divided into two major subject areas, each of which have three subsections. First, the discussion addresses the general regulatory considerations governing holding companies. This focuses on the primary regulatory considerations applicable to ICBI as a bank holding company. Second, the discussion addresses the general regulatory provisions governing financial institutions. This focuses on the regulatory considerations of The Middleburg Bank and TTC.

         The discussion below is only a summary of the principal laws and regulations that comprise the regulatory framework before and after the Reorganization. The descriptions of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, do not purport to be complete and are qualified in their entirety by reference to applicable laws and regulations.

Bank Holding Companies

         As a result of the Reorganization, TTC will become a subsidiary of ICBI. The Federal Reserve has jurisdiction under the BHC Act to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHC Act generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

         Formerly the BHC Act prohibited the Federal Reserve from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition was authorized by statute of the state where the bank whose shares were to be acquired was located. However, under federal legislation enacted in 1994, the restriction on interstate acquisitions was abolished, effective September 1995. A bank holding company from any state now may acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed concentration limits. Banks also will be able to branch across state lines by acquisition, merger or de novo, effective June 1, 1997 (unless state law would permit such interstate branching at an earlier date), provided certain conditions are met, including that applicable state law must expressly permit such interstate branching.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries that are designed to reduce potential loss exposure to the depositors of the depository institutions and to the FDIC insurance fund. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the BIF. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

         Banking laws also provide that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of any bank subsidiaries.

Certain Regulatory Considerations of ICBI Following the Reorganization

Regulatory Capital Requirements

         All financial institutions are required to maintain minimum levels of regulatory capital. The federal bank regulatory agencies have established substantially similar risked based and leverage capital standards for financial institutions they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, ICBI is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital" which consists principally of common and certain qualifying preferred stockholders' equity, less certain intangibles and other adjustments. The remainder ("Tier 2 capital") consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. Based upon the applicable
Federal Reserve regulations, at December 31, 1996, ICBI would be considered "well capitalized."

         In addition, the federal regulatory agencies have established a minimum leverage capital ratio (Tier 1 capital to tangible assets). These guidelines provide for a minimum leverage capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The Reorganization will not materially affect the capital ratios of ICBI.

         Each federal regulatory agency is required to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The Federal Reserve and the FDIC have jointly solicited comments on a proposed framework for implementing the interest rate risk component of the risk-based capital guidelines. Under the proposal, an institution's assets, liabilities, and off-balance sheet positions would be weighed by risk factors that approximate the instruments' price sensitivity to a 100 basis point change in interest rates. Institutions with interest rate risk exposure in excess of a threshold level would be required to hold additional capital proportional to that risk. In 1994, the federal bank regulatory agencies solicited comments on a proposed revision to the risk-based capital guidelines to take account of concentration of credit risk and the risk of nontraditional activities. The revision proposed to amend each agency's risk-based capital standards by explicitly identifying concentration of credit risk and the risk arising from nontraditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The proposal was adopted as a final rule by the federal bank regulatory agencies and subsequently became effective on January 17, 1995. ICBI does not expect the final rule to have a material impact on its capital requirements; however, the Federal regulatory agencies may, as an integral part of their examination process, require ICBI to provide additional capital based on such agency's judgments of information available at the time of examination.

Limits on Dividends and Other Payments

         Certain state law restrictions are imposed on distributions of dividends to shareholders of ICBI. ICBI shareholders are entitled to receive dividends as declared by the ICBI Board of Directors. However, no such distribution may be made if, after giving effect to the distribution, it would not be able to pay its debts as they became due in the usual course of business or its total assets would be less than its total liabilities. There are similar restrictions with respect to stock repurchases and redemptions.

         The  Middleburg  Bank  is  subject  to  legal  limitations  on  capital distributions including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). For all state member banks of the Federal Reserve seeking to pay dividends, the prior approval of the applicable Federal Reserve Bank is required if the total of all dividends declared in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years. With the consent of the Federal Reserve, The Middleburg Bank paid dividends to ICBI totaling $4.6 million in 1995, $704,000 in 1996 and $635,292 for the first quarter of 1997. Dividends received by ICBI from The Middleburg Bank have been employed to fund dividends on ICBI Common Stock, repurchases of ICBI Common Stock totaling $1,647,828 from January 1, 1995 to March 31, 1997 and to purchase equity securities held by ICBI. Because of the level of dividends paid to ICBI by The Middleburg Bank, ICBI anticipates that Federal Reserve approval of dividend payments by The Middleburg Bank is likely to be necessary through 1999. Federal law also generally prohibits a depository institution from making any capital distribution (including payment of a dividend or payment of a management fee to its holding company) if the depository institution would thereafter fail to maintain capital above regulatory minimums. Federal Reserve Banks are also authorized to limit the payment of dividends by any state member bank if such payment may be deemed to constitute an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The Virginia SCC has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

         Following the consummation of the Reorganization, ICBI's ability to pay dividends to its shareholders will depend on its liquid assets (approximately $3,128,809 at December 31, 1996) and on dividends paid to it by The Middleburg Bank and TTC. Based on the current condition of ICBI and The

Middleburg Bank, ICBI expects that the above-described provisions will have no impact on ICBI's ability to pay dividends to its shareholders.

The Middleburg Bank

         In addition to the regulatory provisions regarding holding companies addressed above, The Middleburg Bank is subject to extensive regulation as well. The following discussion addresses certain primary regulatory considerations affecting The Middleburg Bank.

         The Middleburg Bank is regulated extensively under both federal and state law. The Middleburg Bank each is organized as a Virginia chartered banking corporation and is regulated and supervised by the Bureau of Financial Institutions of the Virginia SCC. As a member of the Federal Reserve System as well, The Middleburg Bank is regulated and supervised by the Federal Reserve Bank of Richmond. The Virginia SCC and the Federal Reserve Bank of Richmond conduct regular examinations of The Middleburg Bank, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, The Middleburg Bank must furnish the Virginia SCC and the Federal Reserve with periodic reports containing a full and accurate statement of its affairs. Supervision, regulation and examination of banks by these agencies are intended primarily for the protection of depositors rather than shareholders.

Insurance of Accounts, Assessments and Regulation by the FDIC

         The Middleburg Bank's deposits are insured up to $100,000 per insured depositor (as defined by law and regulation) through the Bank Insurance Fund ("BIF"). The BIF is administered and managed by the FDIC. As insurer, the FDIC is authorized to conduct examinations of and to require reporting by BIF-insured institutions. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification and whether the institution is considered by its supervisory agency to be financially sound or to have supervisory concerns.

         The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution, including The Middleburg Bank, if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of The Middleburg Bank's deposit insurance.

Other Safety and Soundness Regulations

         The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized,"

"undercapitalized,"     "significantly    undercapitalized"    or    "critically
undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

         In addition, FDIC regulations require that management report on the institution's responsibility to prepare financial statements, and to establish and to maintain an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness; and that independent auditors attest to and report separately on assertions in management's reports concerning compliance with such laws and regulations, using FDIC-approved audit procedures.

         Each of the federal banking agencies also must develop regulations addressing certain safety and soundness standards for insured depository institutions and depository institution holding companies, including compensation standards, operational and managerial standards, asset quality, earnings and stock valuation. The federal banking agencies have issued a joint notice of proposed rulemaking, which requested comment on the implementation of these standards. The proposed rule sets forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. The proposal contemplates that each federal agency would determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan. ICBI has not yet determined the effect that the proposed rule would have on its operations and the operations of its depository institution subsidiary if it is enacted substantially as proposed.

Community Reinvestment.

         The requirements of the Community Reinvestment Act ("CRA") affect The Middleburg Bank. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility. The Middleburg Bank is meeting its obligations under the CRA.

         TTC. TTC operates as an independent trust company pursuant to the Virginia Trust Company Act ("VTCA"). As such, it is subject to supervision and regulation by the SCC and its Bureau of Financial Institutions which have authority over Virginia banks and savings institutions and other financial institutions, including independent trust companies.

         As a regulated independent trust company, TTC is required, among other things, periodically to file reports of its financial condition and other reports or statements the SCC may specify. It also is subject to periodic investigations and examinations (at least twice each three-year period) by the SCC and is required to pay fees in connection with such examinations and investigations set forth in the VTCA.

         Under the VTCA, the SCC has substantial discretion and latitude in the exercise of its supervisory and regulatory authority over TTC, including the statutory authority to promulgate regulations affecting the conduct of business and the operations of TTC. The SCC also has the ability to exercise substantial remedial powers with respect to TTC in the event it determines that TTC is not in compliance with applicable laws, orders or regulations governing its operations, is operating in an unsafe or unsound manner, or is engaging in any irregular practices.

         If the shareholders of TTC approve the Reorganization and it becomes effective, the business of TTC will be operated as a subsidiary of ICBI and will continue to be subject to substantially the same supervision and regulation by the SCC under the Virginia Trust Subsidiary Act. It also will be subject to supervision and regulation by the Federal Reserve under the Bank Holding Company Act.


                                     EXPERTS

         The financial statements of TTC included in this Proxy Statement/Prospectus have been so included in reliance on the report of Harris, Hardy & Johnstone, P.C., independent accountants, given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of ICBI included in this Proxy Statement/Prospectus have been so included in reliance on the report of Yount, Hyde & Barbour, P.C., independent accountants, given upon their authority as experts in accounting and auditing.


                                  LEGAL OPINION

         The validity of ICBI Common Stock to be issued in connection with the Reorganization will be passed upon by Williams, Mullen, Christian & Dobbins.

                         PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma combined condensed financial statements give effect to the proposed Reorganization using the purchase method of accounting. Accordingly, the assets and liabilities of TTC have been recorded on ICBI's books at their fair market value and TTC's capital accounts have been eliminated. The amount by which the sum of (1) the cash paid by ICBI and (2) the market value of the ICBI Common Stock issued in the Reorganization exceeds the net fair market value of TTC's assets and liabilities has been allocated to goodwill.

         The pro forma balance sheet combines the balance sheet of ICBI and TTC as of December 31, 1996. The pro forma income statement for the year ended December 31, 1996 combine the results of operations of ICBI and TTC for the year ended December 31, 1996. The pro forma balance sheet and income statement for the year ended December 31, 1996 have been derived from audited financial statements included elsewhere herein.

         The information shown is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have occurred had the Reorganization been in effect during the periods presented. These statements and the related notes should be read in conjunction with the related consolidated financial statements of ICBI and TTC and the notes thereto appearing elsewhere herein.

             ICBI and TTC PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             As of December 31, 1996
                                 (in thousands)

                                                                                 Pro Forma
                                                ICBI               TTC          Adjustments             Combined
                                           ----------------  ---------------- ----------------       ---------------
                  Assets

Cash and due from banks                       $      6,519         $      15                           $      6,534
Securities (fair value):                            52,402             1,117                                 53,519
Federal funds sold                                   3,400                                                    3,400
Loans, net                                          93,711                                                   93,711
Property and equipment                               4,699                53                                  4,752
Accrued interest receivable
  and other assets                                   2,235               177              604   A             3,016
                                           ----------------  ---------------- ----------------       ---------------

    Total Assets                                $  162,966          $  1,362        $     604            $  164,932


Liabilities and Shareholders' Equity

Liabilities
  Deposits:
    Noninterest bearing                        $    23,242      $          -     $          -           $    23,242
    Interest bearing                               115,548                 -                -               115,548
                                           ----------------  ---------------- ----------------       ---------------
      Total deposits                            $  138,790      $          -     $          -            $  138,790

Securities sold under agreements to
  repurchase                                         1,445                 -                                  1,445
Federal Home Loan Bank advances                      4,000                 -                                  4,000
Accrued interest and other liabilities                 723                30                                    753
                                           ----------------  ---------------- ----------------       ---------------
    Total liabilities                           $  144,958       $        30                             $  144,988

Shareholders' Equity
  Common Stock, par value $5 per share        $      4,299       $         -              346   C             4,645
  Common Stock, par value $2.50 per share                                691            (691)   B
  Capital Surplus                                    1,411             2,190            1,590   C             3,001
                                                                                      (2,190)   B
  Retained Earnings                                 12,817           (1,549)            1,549   B            12,817

  Unrealized gain(loss) on securities
    available for sale, net                          (519)                 -                                  (519)
                                           ----------------  ---------------- ----------------       ---------------
      Total shareholders' equity               $    18,008        $    1,332        $     604           $    19,944

  Total liabilities and shareholders/equity     $  162,966        $    1,362        $     604            $  164,932
                                           ================  ================ ================       ===============

-------------------------------------------

A: Goodwill acquired in the transaction as of December 31, 1996. ICBI anticipates goodwill to be approximately $1million at closing, which will include the write-off of TTC's organization costs, transaction costs, and TTC losses from January 1 to June 30, 1997.
B:  Elimination of acquired company's equity under purchase accounting rules.
C:  Market value of newly issued shares.

See notes to Pro Forma Condensed Financial Information

           ICBI and TTC PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      For the Year Ended December 31, 1996

                                                           For the Year Ended December 31, 1996
                                                               (in thousands)
                                                                                  Pro Forma
                                                ICBI               TTC           Adjustments             Combined
                                           ----------------  ----------------  ----------------       ---------------
Interest Income
  Interest and fees on loans                      $  8,137              $  -              $  -              $  8,137
  Interest and fees on investment securities:
  Taxable interest income                              195                69                                     264
  Interest exempt from federal income taxes            588                                                       588
  Interest and dividends on securities available for sale:
  Taxable interest income                            1,793                                                     1,793
  Dividends                                            268                                                       268
  Interest income on federal funds sold                130                                                       130
                                           ----------------  ----------------  ----------------       ---------------
  Total interest income                          $  11,111             $  69              $  -             $  11,180
Interest Expense
  Interest expense on deposits                    $  4,456              $  -              $  -              $  4,456
  Interest on short-term borrowings                      5                                                         5
  Interest on Federal Home Loan Bank                   186                                                       186
                                           ----------------  ----------------  ----------------       ---------------
  Total interest expense                          $  4,647              $  -              $  -              $  4,647

  Net interest income                             $  6,464             $  69              $  -              $  6,533
  Provision for loan losses                             65                 -                 -                    65
                                           ----------------  ----------------  ----------------       ---------------
  Net interest income after provision for         $  6,399             $  69              $  -              $  6,468
    loan losses
  Other Income
  Service charges, commissions and fees             $  677              $  -              $  -                $  677
  Trust fee income                                      29               557              (29)  A                538
                                                                                          (19)  A
  Investment securities (loss)                         (2)                                                       (2)
  Profits on securities available for sale              22                                                        22
  Other                                                 16                 5                 -                    21
                                           ----------------  ----------------  ----------------       ---------------
  Total other income                                $  742            $  562           $  (48)              $  1,256

Other Expenses
  Salaries and employees' benefits                $  2,533            $  587              $  -              $  3,120
  Net occupancy and equipment expense                  562                64                                     626
  Advertising                                          164                11                                     175
  FDIC insurance                                         2                 -                                       2
  Other operating expenses                           1,122               355              (19)  A              1,469
                                                                                          (29)  A
                                                                                            40  B
                                           ----------------  ----------------  ----------------       ---------------
  Total other expenses                            $  4,383          $  1,017            $  (8)              $  5,392
  Income before taxes                             $  2,758          $  (386)           $  (40)              $  2,332
  Income tax expense                                   728                 -                 -                   728
                                           ----------------  ----------------  ----------------       ---------------
  Net income                                      $  2,030          $  (386)           $  (40)              $  1,604

EARNINGS PER SHARE                                 $  2.36         $  (1.40)                                 $  1.73
AVERAGE SHARES OUTSTANDING                         859,838           276,600                                 928,988

-------------------------------------------

A:  Elimination of intercompany transactions
B:  Amortization of goodwill

See Notes to Pro Forma Condensed Financial Information

               Notes to Pro Forma Condensed Financial Information


1. The pro forma information presented is not necessarily indicative of the results of operations or the financial position that would have resulted had the Reorganization been consummated at the beginning of the period indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

2. The Reorganization involves the exchange of ICBI Common Stock having a value of $1,936,200 which at December 31, 1996 would represent approximately 69,150 shares, based on a market price of $28.00 per share, for all the assets and liabilities of TTC and will be accounted for on a purchase accounting basis. Pro forma condensed balance sheet amounts at December 31, 1996 and pro forma statements of income for the year ended December 31, 1996 include TTC historical balance sheet and income statement amounts.

         As a result, information was appropriately adjusted for the Reorganization by the (I) addition of 69,150 shares of ICBI Common Stock amounting to $345,750, at par value, (II) elimination of 276,600 shares of TTC Common Stock amounting to $691,500, (III) elimination of capital surplus of $2,189,750 and accumulated (deficit) of $(1,549,118), and (IV) increase in capital surplus of $1,590,450 to record the market value of newly issued shares.

3. The excess of purchase price over net assets acquired is calculated as follows:

                  Purchase Price................................................      $ 1,936,200
                  Shareholders' investment in TTC...............................       (1,332,132)
                                                                                      -----------
                  Excess of purchase price over net assets acquired (a).........     $    604,068

         The basis of all assets and liabilities acquired assumed to approximate market value as of December 31, 1996.

                  (a) Amortization of excess purchase price over net assets acquired are being amortized over the estimated life of 15 years.


4. Per share data has been computed based on the combined historical net income applicable to common shareholders of ICBI and TTC using the historical weighted average shares outstanding of ICBI and the weighted average shares, adjusted to equivalent shares of ICBI, of TTC, as of the earliest period presented.

                                                                      Appendix A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                     between

                           The Tredegar Trust Company

                                       and

                     Independent Community Bankshares, Inc.

                                       and

                        TTC Acquisition Subsidiary, Inc.


                                 March 28, 1997

                                TABLE OF CONTENTS


                                    ARTICLE 1
                     The Reorganization and Related Matters


                                                                                                               Page

1.1      The Reorganization..........................................................................             1
1.2      Management and Business of TTC and ICBI.....................................................             1
1.3      The Closing and Effective Date..............................................................             2
1.4      Definitions.................................................................................             2


                                    ARTICLE 2
                          Basis and Manner of Exchange

2.1      Conversion of Common Stock..................................................................             4
2.2      Calculation and Payment of Merger Consideration.............................................             4
2.3      Manner of Exchange..........................................................................             6
2.4      Fractional Shares...........................................................................             7
2.5      Dividends...................................................................................             7
2.6      Dissenting Shareholders.....................................................................             7


                                    ARTICLE 3
                         Representations and Warranties

3.1      Representations and Warranties of TTC.......................................................             7
         (a)      Organization, Standing and Power...................................................             7
         (b)      Authority..........................................................................             8
         (c)      Capital Structure..................................................................             8
         (d)      Ownership of the Stock.............................................................             8
         (e)      Financial Statements...............................................................             8
         (f)      Absence of Undisclosed Liabilities.................................................             8
         (g)      Legal Proceedings; Compliance with Laws............................................             9
         (h)      Regulatory Approvals...............................................................             9
         (i)      Labor Relations....................................................................             9
         (j)      Tax Matters........................................................................             9
         (k)      Property...........................................................................             9
         (l)      Reports............................................................................            10
         (m)      Employee Benefit Plans.............................................................            10
         (n)      Investment Securities..............................................................            10
         (o)      Certain Contacts...................................................................            10
         (p)      Insurance..........................................................................            11
         (q)      Absence of Material Changes and Events.............................................            11
         (r)      Statements True and Correct........................................................            11
         (s)      Brokers and Finders................................................................            11

         (t)      Repurchase Agreements..............................................................            11
         (u)      Administration of Trust Accounts, Consents.........................................            12
         (v)      Environmental Matters..............................................................            12

3.2      Representations and Warranties of ICBI......................................................            13
         (a)      Organization, Standing and Power...................................................            13
         (b)      Authority..........................................................................            13
         (c)      Capital Structure..................................................................            14
         (d)      Ownership of the ICBI Subsidiaries; Capital Structure
                  of the ICBI Subsidiaries; and Organization of the ICBI
                  Subsidiaries.......................................................................            14
         (e)      Financial Statements...............................................................            15
         (f)      Absence of Undisclosed Liabilities.................................................            15
         (g)      Legal Proceedings; Compliance with Laws............................................            15
         (h)      Regulatory Approvals...............................................................            15
         (i)      Labor Relations....................................................................            16
         (j)      Tax Matters........................................................................            16
         (k)      Property...........................................................................            16
         (l)      Reports............................................................................            16
         (m)      Employee Benefit Plans.............................................................            16
         (n)      Investment Securities..............................................................            17
         (o)      Certain Contacts...................................................................            17
         (p)      Insurance..........................................................................            18
         (q)      Loans, OREO and Allowance for Loan Losses..........................................            18
         (r)      Absence of Material Changes and Events.............................................            19
         (s)      Statements True and Correct........................................................            19
         (t)      Brokers and Finders................................................................            19
         (u)      Repurchase Agreements..............................................................            19
         (v)      Administration of Trust Accounts...................................................            19
         (w)      Environmental Matters..............................................................            20


                                    ARTICLE 4
                       Conduct Prior to the Effective Date

4.1      Access to Records and Properties............................................................            21
4.2      Confidentiality.............................................................................            21
4.3      Registration Statement, Proxy Statement and Shareholder Approval............................            21
4.4      Operation of the Business of TTC & ICBI.....................................................            22
4.5      Dividends...................................................................................            23
4.6      No Solicitation.............................................................................            23
4.7      Regulatory Filings..........................................................................            23
4.8      Public Announcements........................................................................            23
4.9      Notice of Breach............................................................................            23
4.10     Reorganization Consummation.................................................................            24

                                       ii

                                    ARTICLE 5
                              Additional Agreements

5.1      Benefit Plans...............................................................................            24
5.2      Indemnification.............................................................................            24
5.3      Transfer of Trust Business..................................................................            25
5.4      NASDAQ Listing..............................................................................            25
5.5      Expense Allocation..........................................................................            25

                                    ARTICLE 6
                        Conditions to the Reorganization

6.1      Conditions to Each Party's Obligations to Effect the Reorganization.........................            25
         (a)      Shareholder Approval...............................................................            25
         (b)      Regulatory Approvals...............................................................            25
         (c)      Registration Statement.............................................................            25
         (d)      Tax Opinion........................................................................            25
         (e)      Opinions of Counsel................................................................            26
         (f)      Legal Proceedings..................................................................            26

6.2      Conditions to Obligations of ICBI...........................................................            26
         (a)      Representations and Warranties.....................................................            26
         (b)      Performance of Obligations.........................................................            26
         (c)      Affiliate Letters..................................................................            26
         (d)      TTC Expenses; Operating Losses.....................................................            26
         (e)      TTC Options........................................................................            26

6.3      Conditions to Obligations of TTC............................................................            27
         (a)      Representations and Warranties.....................................................            27
         (b)      Performance of Obligations.........................................................            27
         (c)      Investment Banking Letter..........................................................            27


                                    ARTICLE 7
                                   Termination

7.1      Termination.................................................................................            27
7.2      Effect of Termination.......................................................................            28
7.3      Non-Survival of Representations, Warranties and Covenants...................................            28
7.4      Expenses....................................................................................            28


                                    ARTICLE 8
                               General Provisions

8.1      Entire Agreement............................................................................            29
8.2      Waiver and Amendment........................................................................            29

                                      iii


8.3      Descriptive Headings........................................................................            29
8.4      Governing Law...............................................................................            29
8.5      Notices.....................................................................................            29
8.6      Counterparts................................................................................            30
8.7      Severability................................................................................            30
8.8      Subsidiaries................................................................................            30

Exhibit A - Plan of Merger between TTC Acquisition Subsidiary, Inc. and The Tredegar Trust Company

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of March 28, 1997 by and between The Tredegar Trust Company, a Virginia trust company with its principal office located in Richmond, Virginia ("TTC" or the "Surviving Corporation"), Independent Community Bankshares, Inc., a Virginia corporation with its principal office located in Middleburg, Virginia ("ICBI"), and TTC Acquisition Subsidiary, Inc., a Virginia trust company wholly-owned by ICBI ("Acquisition").

                                   WITNESSETH:

         WHEREAS, TTC and ICBI desire to combine their respective businesses;
and

         WHEREAS, the boards of directors of ICBI, Acquisition and TTC deem it advisable to merge Acquisition into TTC pursuant to this Agreement, the Plan of Merger attached as Exhibit A (the "Plan") and the provisions of Va. Code Section 13.1-716 whereby the holders of shares of common stock of TTC will receive common stock of ICBI and/or cash in exchange therefor; and

         WHEREAS, the parties desire to adopt a plan of reorganization in accordance with the provisions of Section 368(a) of the United States Internal Revenue code as amended (the "Code");

         WHEREAS, ICBI and TTC have entered into a Stock Option Agreement dated February 5, 1997 (the "Option Agreement") pursuant to which TTC has granted ICBI an option to purchase shares of TTC common stock in accordance with the terms of such Option Agreement; and

         WHEREAS, the respective Boards of Directors of TTC and ICBI have resolved that the transactions described herein are in the best interests of the parties and their respective shareholders and have authorized and approved the execution and delivery of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1

                     The Reorganization and Related Matters

         1.1 The Reorganization. Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.3 hereof, Acquisition will be merged with and into TTC (the "Reorganization"). The separate corporate existence of Acquisition shall thereupon cease, and TTC will be the Surviving Corporation in the Reorganization. At the Effective Date TTC shall become a subsidiary trust company of ICBI, within the meaning of Article 3.1, Chapter 2, Title 6.1 of the Code of Virginia, as amended.


         1.2 Management and Business of TTC and ICBI. On the Effective Date, the directors, officers and employees of TTC on the Effective Date will remain the directors, officers and employees of the Surviving Corporation; provided that the President of ICBI will become Chairman of the Board of Directors of the Surviving Corporation.

         1.3 The Closing and Effective Date. The closing of the transactions contemplated by this Agreement and the Plan shall take place at the offices of Williams, Mullen, Christian & Dobbins, 1021 East Cary Street, Richmond, Virginia or at such other place as may be mutually agreed upon by the parties. The Reorganization shall become effective on the date shown on the Certificate of Merger issued by the State Corporation Commission of Virginia effecting the Reorganization (the "Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of ICBI and TTC, subject to the conditions to the obligations of the parties to effect the Reorganization as set forth in Article 6, the parties shall use their best efforts to cause the Effective Date to occur on June 15, 1997. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Reorganization will be exchanged by the parties at the closing of the Reorganization (the "Reorganization Closing"), which shall be held on or before the Effective Date. Prior to the Reorganization Closing, Acquisition and TTC shall execute and deliver to the Virginia State Corporation Commission (the "SCC") Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A hereto.

         1.4 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

                  (a) the term "Contingent Merger Consideration" shall mean, with respect to each share of the common stock of TTC, par value $2.50 per share ("TTC Common Stock") issued and outstanding on the Effective Date a ratable share of the sum of (y) 4,940 shares of the common stock of ICBI, par value $5.00 per share ("ICBI Common Stock") and (z) the number of shares of ICBI Common Stock determined by dividing $138,300 by the Fair Market Value Per Share of ICBI Common Stock.

                  (b) the term "Fair Market Value Per Share of ICBI Common Stock" shall mean the average of the last sale price for ICBI Common Stock as reported on the OTC Bulletin Board, the NASDAQ SmallCap Market or the NASDAQ National Market, as appropriate, for the ten trading day period ending on the tenth day prior to the date that the Contingent Merger Consideration is paid; provided, however, that if a transaction involving a proposed change of control of ICBI is announced during the thirty-six (36) month period referred to in Section 1.4(f), the measuring period shall be the ten trading days immediately prior to the first public announcement of such proposed change of control.

                  (c) the term "Initial Merger Consideration" shall mean, with respect to each share of TTC Common Stock issued and outstanding on the Effective Date, 0.25 shares of ICBI Common Stock unless TTC Operating Losses exceed $30,000. If TTC Operating Losses exceed $30,000, the Initial Merger Consideration shall be the fraction of a share of ICBI Common Stock, the denominator of which shall be 276,600 and the numerator of which shall be the difference between $1,936,200 and the amount by which TTC Operating Losses exceed $30,000, such difference then to be divided by $28.00.

                  (d) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O, (12 C.F.R. 215);

                  (e)       the term "Material Adverse Effect", when applied to
a party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs or other real estate and taxes and (ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or
(b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of the Reorganization and the other transactions contemplated by this Agreement; provided, however, that solely for purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on such party's results of operations, the term "results of operations" shall mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes); and provided further, that material adverse effect and material impairment shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (iii) the Reorganization on the operating performance of the parties to this Agreement; and

                  (f)       the term "Merger  Consideration"  shall mean, with
respect  to each  share  of TTC  Common  Stock  issued  and  outstanding  on the
Effective Date, the Initial Merger Consideration and, if the Surviving Corporation's aggregate net earnings for the thirty-six (36) month period, beginning with the month following the month in which the Effective Date occurs, equal or exceed the Required Net Earnings, the Contingent Merger Consideration.

                  (g) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party prior to or contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.

                  (h) the term "Required Net Earnings" shall mean $638,946 at a minimum, plus the amount, if any, by which (y) severance payments and benefits (including payroll taxes and insurance) paid to TTC officers and (z) TTC Transaction Costs (as defined below), in the aggregate, exceed $150,000, net of the amount by which TTC Operating Losses (as defined below) are less than $30,000.

                  (i) the term "TTC Operating Losses" shall mean the excess, if any, of TTC expenses over TTC revenue (each computed according to generally accepted accounting principles consistently applied) from January 1, 1997 to the Effective Date; provided, however, that there shall be excluded from TTC expenses (i) severance benefits (including payroll taxes and insurance) payable to TTC officers, (ii) TTC Transaction Costs (iii) the amortization or write-off of TTC start-up costs and (iv) any referral fees payable by TTC to The Middleburg Bank after June 30, 1997.

                  (j) the term "TTC Transaction Costs" shall mean the expenses of TTC accrued on the books of TTC after December 31, 1996 in connection with the negotiation and preparation of the Option Agreement and the February 5, 1997 letter of intent between ICBI and TTC and expenses of TTC incurred in connection with the negotiation, performance and consummation of this Agreement, including fees and expenses of consultants, investment bankers, accountants, counsel and printers.

                                    ARTICLE 2
                    Effect of Reorganization on Common Stock

         2.1 Conversion of Common Stock. (a) At the Effective Date, by virtue of the Reorganization and without any action on the part of the holders thereof, each share of TTC Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of TTC Common Stock held by ICBI and Dissenting Shares as defined in Section 2.6) shall cease to be outstanding and shall be converted into the right to receive the Merger Consideration.

               (b) Each holder of a certificate representing any shares of TTC Common Stock shall thereafter cease to have any rights with respect to such TTC Common Stock, except the right to receive the consideration described in Sections 2.1 and 2.4 upon the surrender of such certificate in accordance with Section 2.3.

               (c) In the event ICBI changes the number of shares of ICBI Common Stock issued and outstanding prior to the date that the Initial Merger Consideration or Contingent Merger Consideration is paid, as a result of any stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding ICBI Common Stock and the record date therefor shall be prior to the date that the Initial Merger Consideration or Contingent Merger Consideration is paid, the Merger Consideration shall be proportionately adjusted.

              (d) At the Effective Date, by virtue of the Reorganization and without any action on the part of the holder thereof, each share of the common stock of Acquisition issued and outstanding immediate prior to the Effective Date shall cease to be outstanding and shall be converted into one share of TTC Common Stock.

         2.2 Calculation and Payment of Merger Consideration. (a) If, within 30 days following the Effective Date, the parties agree on the amount, if any, of the TTC Operating Losses, the Initial Merger Consideration shall be calculated and paid as soon as practicable following the Effective Date in accordance with Section 2.3(a). If the parties do not so agree, the Initial Merger Consideration will be determined as follows:

                           (i) Closing Financial Statement. ICBI shall cause to be prepared an income statement (the "Closing Financial Statement") showing the TTC Operating Losses as of the Effective Date. The Closing Financial Statement shall be prepared in accordance with generally accepted accounting principles consistently applied with prior periods, except for adjustments for determining the TTC Operating Losses.

                           (ii) Audit. The Closing Financial Statement and related footnotes (if any) shall be audited and reported on by Yount, Hyde & Barbour ("Yount, Hyde"). The report of Yount, Hyde shall be unqualified except as necessary to reflect adjustments in determining the TTC Operating Losses as required herein. ICBI shall exercise its reasonable best efforts to cause the Closing Financial Statement, together with the report of Yount, Hyde thereon, to be delivered within 60 days after the Effective Date, subject to the provisions of subsection (iii) hereof. Such delivery shall be made to F. E. Deacon, III, as the representative of the TTC Shareholders (the "Shareholders' Representative"), at the address designated by him to ICBI. ICBI and the Surviving Corporation shall, and shall cause their respective employees and agents to, fully cooperate in all respects in the audit and review process and take such actions and make such undertaking as are customary in connection therewith.

                           (iii) Review. Following delivery of the Closing Financial Statement to the Shareholders' Representative, ICBI shall cause Yount, Hyde to provide the Shareholders' Representative with an opportunity to observe all aspects of the audit and to review Yount, Hyde's work papers, and to discuss the same with Yount, Hyde representatives. ICBI shall be responsible for the cost of the audit, including the fees and expenses of Yount, Hyde. The Shareholders' Representative shall have 30 days to review the Closing Financial Statement and to give notice to ICBI that he has a material disagreement with Yount, Hyde regarding the Closing Financial Statement. Failing such notice, the Closing Financial Statement as delivered to the Shareholders' Representative shall be final and binding on the parties hereto.

                           (iv) Objection Period. If the Shareholders' Representative gives an objection notice in a timely manner, but ICBI and the Shareholders' Representative are able to resolve such objections, the Closing Financial Statement, as modified to resolve such objections, shall be binding on the parties hereto. If ICBI and the Shareholders' Representative are unable to reach agreement as to all differences within 15 days after ICBI's receipt of the Shareholders' Representative's objection notice, then the unresolved differences shall be submitted to arbitration to resolve the dispute and make a determination which shall be binding on the parties to this Agreement. Such arbitration shall be conducted by an arbitrator experienced in the matters at issue and selected in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The arbitration shall be held in Richmond, Virginia and shall be conducted in accordance with the Rules. The decision of the arbitrator shall be final and binding as to any matters submitted to arbitration; provided that, if necessary, such decision may be enforced by either ICBI or the Shareholders' Representative in any court having competent jurisdiction. After delivery of the arbitrator's decision, the Closing Financial Statement, modified as appropriate to reflect the arbitrator's decision, shall be final and binding. The determination of which party (or combination thereof) bears the costs and expenses incurred in connection with any such arbitration proceedings shall be determined by the arbitrator.

         (b) If, within 30 days following the end of the 36 month period, beginning with the month that follows the month in which the Effective Date occurs, ICBI and the Shareholders' Representative agree that the net earnings of the Surviving Corporation exceed the Required Net Earnings, the Contingent Merger Consideration shall be calculated and paid as soon as practicable in accordance with Section 2.3(b). If the parties do not so agree, the decision to pay or not to pay Contingent Merger Consideration will be determined as follows:

                           (i) Post Closing Financial Statement. ICBI shall cause to be prepared an income statement (the "Post Closing Financial Statement") showing the Surviving Corporation's net earnings for such 36 month period and calculating the Required Net Earnings. The Post Closing Financial Statement shall be prepared in accordance with generally accepted accounting principles consistently applied with prior periods.

                           (ii) Audit. The Post Closing Financial Statement and related footnotes (if any) shall be audited and reported on by Yount, Hyde & Barbour ("Yount, Hyde"). The report of Yount, Hyde shall be unqualified. ICBI shall exercise its reasonable best efforts to cause the Post Closing Financial Statement, together with the report of Yount, Hyde thereon, to be delivered within 60 days after the end of the 36 month period described in Section 2.2(b)(i), subject to the provisions of subsection (iii) hereof. Such delivery shall be made to the Shareholders' Representative at the address designated by him to ICBI. ICBI and the Surviving Corporation shall, and shall cause their respective employees and agents to, fully cooperate in all respects in the audit and review process and take such actions and make such undertaking as are customary in connection therewith.

                           (iii) Review. Following delivery of the Post Closing Financial Statement to the Shareholders' Representative, ICBI shall cause Yount, Hyde to provide the Shareholders' Representative with an opportunity to observe all aspects of the audit and to review Yount, Hyde's work papers, and to discuss the same with Yount, Hyde representatives. ICBI shall be responsible for the cost of the audit, including the fees and expenses of Yount, Hyde. The Shareholders' Representative shall have 30 days to review the Post Closing Financial Statement and to give notice to ICBI that he has a material disagreement with Yount, Hyde regarding the Post Closing Financial Statement. Failing such notice, the Post Closing Financial Statement as delivered to the Shareholders' Representative shall be final and binding on the parties hereto.

                           (iv) Objection Period. If the Shareholders' Representative gives an objection notice in a timely manner, but ICBI and the Shareholders' Representative are able to resolve such objections, the Post Closing Financial Statement, as modified to resolve such objections, shall be binding on the parties hereto. If ICBI and the Shareholders' Representative are unable to reach agreement as to all differences within 15 days after ICBI's receipt of the Shareholders' Representative's objection notice, then the unresolved differences shall be submitted to arbitration to resolve the dispute and make a determination which shall be binding on the parties to this Agreement. Such arbitration shall be conducted by an arbitrator experienced in the matters at issue and selected in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The arbitration shall be held in Richmond, Virginia and shall be conducted in accordance with the Rules. The decision of the arbitrator shall be final and binding as to any matters submitted to arbitration; provided that, if necessary, such decision may be enforced by either ICBI or the Shareholders' Representative in any court having competent jurisdiction. After delivery of the arbitrator's decision, the Post Closing Financial Statement, modified as appropriate to reflect the arbitrator's decision, shall be final and binding. The determination of which party (or combination thereof) bears the costs and expenses incurred in connection with any such arbitration proceedings shall be determined by the arbitrator.

         2.3 Manner of Exchange. As promptly as practicable after the Effective Date, ICBI shall cause The Middleburg Bank, acting as the exchange agent ("Exchange Agent"), to send to each former shareholder of record of TTC immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of TTC Common Stock (other than shares held by shareholders who perfect their dissenters' rights as provided under Section 2.6 hereof) for the consideration set forth in Section 2.1 above and Section 2.4 below. Any fractional share checks which a TTC shareholder shall be entitled to receive in exchange for such shareholder's shares of TTC Common Stock, and all dividends paid on any shares of ICBI Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of TTC Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to ICBI and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.4 Fractional Shares. ICBI shall issue cash in lieu of fractional shares. ICBI will pay the value of such fractional shares in cash on the basis of $28.00 per share of ICBI Common Stock.

         2.5 Dividends. No dividend or other distribution payable to the holders of record of ICBI Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of TTC Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.3 of this Agreement, promptly after which time all such dividends or distributions shall be paid (without interest). With respect to its dividend for the three months ending June 30, 1997, ICBI will not declare or establish a record date for such dividend prior to July 9, 1997.


         2.6 Dissenting Shares. Shareholders of TTC shall have the right to demand and receive payment of the fair value of their shares of TTC Common Stock pursuant to the provisions of Virginia Code ss. 13.1-729 et seq. (the "Dissenting Shares"). If, however, a holder shall have failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of TTC Common Stock shall be deemed to have been converted into, at the Effective Date, the right to receive the Merger Consideration and cash in lieu of any fractional shares pursuant to Section 2.3 hereof.

                                    ARTICLE 3

                          Representation and Warranties

         3.1 Representations and Warranties of TTC. TTC represents and warrants to ICBI as follows:

                  (a) Organization, Standing and Power. (1) TTC is a corporation and a trust company, duly organized, validly existing and in good standing under the laws of Virginia, and it has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business. TTC has no subsidiaries. TTC has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and the Plan of Merger.

                  (2) All of the shares of capital stock of TTC are fully paid and nonassessable.

                  (b) Authority. (1) The execution and delivery of this Agreement and the Plan and the consummation of the Reorganization, have been duly and validly authorized by all necessary corporate action on the part of TTC, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligations of TTC, enforceable against TTC in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (2) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, nor compliance by TTC with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of TTC's Articles of Incorporation or Bylaws; (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of TTC pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease, or other instrument or obligation, to which TTC is a party or by which it or any of its properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to TTC or any or its properties or assets.

                  (c) Capital Structure. The authorized capital stock of TTC consists of 500,000 shares of common stock, par value $2.50 per share, of which, as of the date hereof, 276,600 shares are issued, outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights and were not issued in violation of any agreement to which TTC is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. Except as Previously Disclosed, there are no outstanding options, warrants or other rights to subscribe for or purchase from TTC any capital stock of TTC or securities convertible into or exchangeable for capital stock of TTC.

                  (d) Ownership of the Stock. TTC does not beneficially own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation or other organization except as Previously Disclosed.

                  (e) Financial Statements. TTC has previously furnished to ICBI true and complete copies of its audited consolidated balance sheets and related consolidated statements of income, statements of cash flows, and statements of stockholders' equity for the three year period ended December 31, 1996 (together with the notes thereto, the "TTC Financial Statements"). The TTC Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods presented, and present fairly the financial position of TTC as of the respective dates thereof and the results of its operations for the three year period then ended.

                  (f) Absence of Undisclosed Liabilities. At December 31, 1996 TTC had no obligation or liability (contingent or otherwise) of any nature which was not reflected in the TTC Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

                  (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of TTC's management, threatened against TTC, or against any property, asset, interest or right of TTC. TTC is not a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of TTC. Except as Previously Disclosed, TTC has complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                  (h) Regulatory Approvals. To the knowledge of TTC there is no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                  (i) Labor Relations. TTC is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  (j) Tax Matters. TTC has filed all federal, state and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the TTC Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the TTC Financial Statements, there are no federal, state or local tax liabilities of TTC other than liabilities that have arisen since December 31, 1996, all of which have been properly accrued or otherwise provided for on the books and records of TTC. Except as Previously Disclosed, no tax return or report of TTC is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against TTC by any taxing authority.

                  (k)      Property.  Except as Previously Disclosed or reserved
against in the TTC Financial Statements, TTC has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the TTC Financial Statements as being owned by TTC as of the dates thereof. To the best knowledge of TTC, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by TTC are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The buildings, structures, and appurtenances owned, leased, or occupied by TTC are in good operating condition and in a state of good maintenance and repair, and to the best knowledge of TTC (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                  (l) Reports. Since January 1, 1993, TTC has filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SCC and to the best knowledge of TTC, any other governmental or regulatory authority or agency having jurisdiction over its operations.

                  (m) Employee Benefit Plans. (1) TTC will deliver for ICBI's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by TTC for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "TTC Benefit Plans"). Any of the TTC Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section (32) of ERISA, is referred to herein as a "TTC ERISA Plan." No TTC Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                  (2) Except as Previously Disclosed, all TTC Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to TTC on a consolidated basis.

                  (3)      No TTC ERISA Plan is a defined benefit pension plan.

                  (n) Investment Securities. Except as Previously Disclosed, none of the investment securities reflected in the TTC Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

                  (o) Certain Contracts. (1) Except as Previously Disclosed, TTC is not a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by TTC or the guarantee by TTC of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between TTC and any director of officer of TTC, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between TTC and any 5% or more shareholder of TTC; in each case other than agreements entered into in the ordinary course of the business of TTC consistent with past practice.

                  (2) Neither TTC nor, to the knowledge of TTC, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

                  (3) Since December 31, 1996 TTC has not incurred or paid any obligation or liability that would be material to TTC, except obligations incurred or paid in connection with transactions in the ordinary course of business of TTC consistent with its practice and, except as Previously Disclosed, from December 31, 1996 to the date hereof, TTC has not taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.4 hereof.

                  (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of TTC has previously been furnished to ICBI and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by TTC. TTC is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. TTC has not received notice of cancellation or non-renewal of any such policy or binder. TTC has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. TTC has not received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  (q) Absence of Material Changes and Events. Since December 31, 1996, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, assets under management, cash flow, earnings or business of TTC, and except for entering into this Agreement, TTC has conducted its business only in the ordinary course consistent with past practice.

                  (r) Statements True and Correct. None of the information supplied or to be supplied by TTC pursuant to Section 4.1 or for inclusion in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by ICBI with the SEC, the Proxy Statement/Prospectus (as defined in
Section 4.3) to be mailed to every TTC shareholder or any other document to be filed with the SEC, the SCC, the Federal Reserve, or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to TTC shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the TTC Shareholders' Meeting (as defined in Section 4.3), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the TTC Shareholders' Meeting.

                  (s) Brokers and Finders. Neither TTC nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Scott & Stringfellow, Inc.

                  (t) Repurchase Agreements. With respect to all agreements pursuant to which TTC or any TTC Subsidiary has purchased securities subject to an agreement to resell, if any, TTC or such TTC Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (u) Administration of Trust Accounts; Consents. TTC has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of TTC all accounts for it acts as fiduciary including but not limited to accounts for which it serves as executor trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law and regulation and common law. Neither TTC, nor any director, officer or employee of TTC has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of TTC and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                  (v) Environmental Matters. (1) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on TTC of any liability arising under any Environmental Laws pending or, to the best knowledge of TTC, threatened against (A) TTC, (B) any person or entity whose liability for any Environmental Claim TTC has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which TTC owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of TTC. TTC is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (2) To the best knowledge of TTC, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against TTC or against any person or entity whose liability for any Environmental Claim TTC or any TTC Subsidiary has or may have retained or assumed either contractually or by operation of law.

                  (3) For the purpose of this Agreement, the following terms shall have the following meanings:

                           (i)   "Communication" means a communication which is
of a substantive nature and which is made (A) in writing to TTC or any TTC Subsidiary on the one hand or to ICBI or any ICBI Subsidiary on the other hand, or (B) orally to a senior officer of TTC or any TTC Subsidiary or of ICBI or any ICBI Subsidiary, whether from a governmental authority or a third party.

                           (ii)  "Environmental  Claim" means any Communication
from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern.

                           (iii) "Environmental Laws" means all applicable
federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). This definition includes, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                           (iv)  "Materials of  Environmental  Concern" means
pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         3.2 Representations and Warranties of ICBI. represents and warrants to TTC as follows:

                  (a) Organization, Standing and Power. (1) ICBI is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and ICBI has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Reorganization. ICBI is duly registered as a bank holding company under the Bank Holding Company Act of 1956. The Middleburg Bank, a wholly owned subsidiary of ICBI, is a Virginia corporation and a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

                  (2) ICBI has Previously Disclosed its subsidiary corporations (and the subsidiaries thereof), all of which are duly organized, validly existing and in good standing in their respective states of incorporation and which have all requisite corporate power and authority to carry on their businesses as now being conducted and to own and operate their assets, properties and business (the "ICBI Subsidiaries" and, collectively with ICBI, the "ICBI Companies"). Each ICBI Subsidiary that is a depository institution is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. All of the shares of capital stock of the ICBI Subsidiaries held by ICBI are duly and validly issued, fully paid and nonassessable, and all such shares are owned by ICBI or a ICBI Subsidiary free and clear of any claim, lien, pledge or encumbrance of any kind, and were not issued in violation of the preemptive rights of any shareholder or in violation of any agreement or of any registration or qualification provisions of federal or state securities laws. Except as Previously Disclosed, none of the ICBI Companies owns any equity securities of any other corporation or entity. Except as Previously Disclosed, each of the ICBI Companies is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify either singly or in the aggregate would have a material adverse effect on the financial condition, properties, businesses or results of operations of the ICBI Companies.

                  (b)      Authority.  (1) The  execution  and  delivery of this
Agreement and the Plan and the consummation of the Reorganization have been duly and validly authorized by all necessary corporate action on the part of ICBI. The Agreement represents the legal, valid, and binding obligation of ICBI, enforceable against ICBI in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by ICBI with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of ICBI, (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the ICBI Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the ICBI Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the ICBI Companies or any of their properties or assets.

                  (c) Capital Structure. The authorized capital stock of ICBI consists of: 10,000,000 shares of common stock, par value $5.00 per share ("ICBI Common Stock), of which 837,149 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which ICBI is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. The shares of ICBI Common Stock to be issued upon consummation of the Reorganization will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. Except as Previously Disclosed, there are no outstanding understandings or commitments of any character pursuant to which ICBI and any of the ICBI Companies could be required or expected to issue shares of capital stock.

                  (d) Ownership of the ICBI Subsidiaries; Capital Structure of ICBI Subsidiaries; and Organization of the ICBI Subsidiaries. (1) ICBI does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed (collectively the "ICBI" Subsidiaries" and each individually a "ICBI Subsidiary"). The outstanding shares of capital stock of each ICBI Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by ICBI free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock of any ICBI Subsidiary and there are no agreements, understandings or commitments relating to the right of ICBI to vote or to dispose of said shares. None of the shares of capital stock of any ICBI Subsidiary has been issued in violation of the preemptive rights of any person.

                  (2) Each ICBI Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each ICBI Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of ICBI on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to do qualify would have a material adverse effect on the financial condition, results of operations or business of ICBI on a consolidated basis. Each ICBI Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such ICBI Subsidiary.

                  (e) Financial Statements. ICBI has previously furnished to TTC true and complete copies of its audited consolidated balance sheets and related consolidated statements of income, statements of cash flows, and statements of stockholders equity for the three year period ended December 31, 1996 (together with the notes thereto, the "ICBI Financial Statement"). The ICBI Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods presented, and present fairly the financial position of ICBI as a of the respective dates thereof and the results of its operations for the three year period then ended.

                  (f) Absence of Undisclosed Liabilities. At December 31, 1996, none of the ICBI Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the ICBI Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

                  (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of ICBI's management, threatened or probable of assertion against any of the ICBI Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition of ICBI on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. None of the ICBI Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of ICBI on a consolidated basis. Except as Previously Disclosed, as of the date of this Agreement, none of the ICBI Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, none of the ICBI Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of ICBI, the ICBI Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                  (h) Regulatory Approvals. ICBI knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                  (i) Labor Relations. None of the ICBI Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that is has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  (j) Tax Matters. The ICBI Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the ICBI Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the ICBI Financial Statements, there are no federal, state or local tax liabilities of the ICBI Companies other than liabilities that have arisen since December 31, 1996, all of which have been properly accrued or otherwise provided for on the books and records of the ICBI Companies. Except as Previously Disclosed, no tax return or report of any of the ICBI Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the ICBI Companies by any taxing authority.

                  (k) Property. Except as Previously Disclosed or reserved against in the ICBI Financial Statements, all of the ICBI Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the ICBI Financial Statements as being owned by the ICBI Companies as of the dates thereof. To the best knowledge of ICBI, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the ICBI Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the ICBI Companies are, to the best knowledge of ICBI, in good operating condition, in a state of good maintenance and repair and (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                  (l) Reports. Since January 1, 1991, the ICBI Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations.

                  (m) Employee Benefit Plans. (1) ICBI will deliver for TTC's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by ICBI for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "ICBI Benefit Plans"). Any of the ICBI Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "ICBI ERISA Plan." No ICBI Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                  (2) Except as Previously Disclosed, all ICBI Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to ICBI on a consolidated basis.

                  (3) No ICBI ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                  (n) Investment Securities. Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the ICBI Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the ICBI Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

                  (o) Certain Contracts. (1) Except as Previously Disclosed, neither ICBI nor any ICBI subsidiary is a party to, or is bound by,
(i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by ICBI or any ICBI Subsidiary or the guarantee by ICBI or any ICBI Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between ICBI or any ICBI Subsidiary and any director or officer of ICBI or any ICBI Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between ICBI or any ICBI Subsidiary and any 5% or more shareholder of ICBI; in each case other than agreements entered into in the ordinary course of the banking business of ICBI or a ICBI Subsidiary consistent with past practice.

                  (2) Neither ICBI or any ICBI Subsidiary, nor to the knowledge of ICBI, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from ICBI or a ICBI Subsidiary in the ordinary course of its business.

                  (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the ICBI Companies has previously been furnished to TTC and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by ICBI. The ICBI Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the ICBI Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the ICBI Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the ICBI Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  (q)      Loans,  OREO,  and  Allowance  for Loan  Losses.  (1)
Except as Previously Disclosed, and except for matters which individually or in the aggregate, do not materially adversely affect the Reorganization or the financial condition of ICBI, to ICBI's best knowledge each loan reflected as an asset in the ICBI Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation of the Federal Reserve which have been made by ICBI and the ICBI Subsidiaries comply therewith.

                  (2) The classification on the books and records of ICBI and each ICBI Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                  (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the ICBI Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither ICBI nor any ICBI Subsidiary has been received any notice of denial of any such claim.

                  (4) ICBI and each ICBI Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and

ICBI and/or each ICBI Subsidiary are diligently pursuing such eviction of summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of ICBI and each ICBI Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                  (5) Except as Previously Disclosed, all loans made by any of the ICBI Companies to facilitate the disposition of OREO are performing in accordance with their terms.

                  (6) The allowance for possible loan losses shown on the ICBI Financial Statements was, and the allowance for possible loan losses shown on the financial statements of ICBI as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the ICBI Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by ICBI.

                  (r) Absence of Material Changes and Events. Since December 31, 1996, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business or ICBI, and ICBI has conducted its business only in the ordinary course consistent with past practice.

                  (s) Statements True and Correct. None of the information supplied or to be supplied by ICBI pursuant to Section 4.1 or for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to TTC shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy
Statement/Prospectus or any supplement thereto, at the time of the TTC Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the TTC Shareholders' Meeting. All documents that ICBI is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated, hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

                  (t) Brokers and Finders. Neither ICBI nor any ICBI Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for the Davenport & Co. of Virginia, Inc..

                  (u) Repurchase Agreements. With respect to all agreements pursuant to which ICBI or any ICBI Subsidiary has purchased securities subject to an agreement to resell, if any, ICBI or such ICBI Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (v) Administration of Trust Accounts. ICBI and ICBI Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of ICBI and ICBI Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither ICBI nor a ICBI Subsidiary, nor any director, officer or employee of ICBI or a ICBI Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of ICBI, or a ICBI Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                  (w) Environmental Matters. (1) Except as Previously Disclosed, to the best of ICBI's knowledge, neither ICBI nor any ICBI Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of ICBI and the ICBI Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of ICBI and the ICBI Subsidiaries, the premises on which the leasehold is situated. Neither ICBI nor any ICBI Subsidiary has received any Communication alleging that ICBI or such ICBI Subsidiary is not in such compliance and, to the best knowledge of ICBI and the ICBI Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                  (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on ICBI and the ICBI Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of ICBI and the ICBI Subsidiaries, threatened against (A) ICBI or any ICBI Subsidiary, (B) any person or entity whose liability for any Environmental Claim, ICBI or any ICBI Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which ICBI or any ICBI Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of ICBI. ICBI and the ICBI Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (3) To the best knowledge of ICBI and the ICBI Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on ICBI or any ICBI Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which ICBI or any ICBI Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of ICBI. ICBI and the ICBI Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (4) With respect to all real and personal property owned or leased by ICBI or any ICBI Subsidiary, other than OREO, ICBI has made available to TTC copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by ICBI or any ICBI Subsidiary and all real or personal property which ICBI or any ICBI Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, ICBI has made available to TTC the information relating to such OREO available to ICBI. ICBI and the ICBI Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                  (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against ICBI or any ICBI Subsidiary or against any person or entity whose liability for any Environmental Claim ICBI or any ICBI Subsidiary has or may have retained or assumed either contractually or by operation of law.

                                    ARTICLE 4

                       Conduct Prior to the Effective Date

         4.1 Access to Records and Properties. TTC will keep ICBI, and ICBI will keep TTC advised of all material developments relevant to their respective businesses prior to consummation of the Reorganization. Prior to the Effective Date, ICBI, on the one hand, and TTC on the other, agree to give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

         4.2 Confidentiality. Between the date of this Agreement and the Effective Date, ICBI and TTC each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Reorganization is not consummated, each party will return or destroy as much of such written information as may reasonably be requested.

         4.3 Registration Statement, Proxy Statement and Shareholder Approval. The Board of Directors of TTC will duly call and will hold a meeting of the TTC shareholders as soon as practicable for the purpose of approving the Reorganization (the "TTC Shareholders' Meeting") and, subject to the fiduciary duties of the Board of Directors of TTC (as advised in writing by its counsel), TTC shall use its best efforts to solicit and obtain votes of the holders of its Common Stock in favor of the Reorganization and will comply with the provisions in its Articles of Incorporation and Bylaws relating to the call and holding of a meeting of shareholders for such purpose; each member of the Board of Directors of TTC shall vote all shares of TTC Common Stock under his control (and not held in a fiduciary capacity) in favor of the Reorganization; and TTC shall, at the request of ICBI, recess or adjourn the meeting if such recess or adjournment is deemed by ICBI to be necessary or desirable. ICBI and TTC will prepare jointly the proxy statement/prospectus to be used in connection with the TTC Shareholders' Meeting (the "Proxy Statement"). ICBI will prepare and file with the SEC the Registration Statement, of which such Proxy Statement shall be a part and will use its best efforts to have the Registration Statement declared effective as promptly as possible. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by TTC relating to TTC and by ICBI relating to the ICBI Companies, (i) will comply in all material respects with the provisions of the Securities Act of 1933 and any other applicable statutory or regulatory requirements, including applicable state blue-sky and securities laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.

         4.4 Operation of the Businesses of TTC and ICBI. (a) TTC agrees that from the date hereof to the Effective Date it will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will use its best efforts to preserve intact its relationships with persons having business dealings with it. Without limiting the generality of the foregoing, TTC agrees that it will not, without the prior written consent of ICBI:

                  (i) Make any change in its authorized capital stock, or issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock;

                  (ii) Voluntarily make any changes in the composition of its officers, directors or other key management personnel;

                  (iii) Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to ICBI;

                  (iv) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement;

                  (v) (i) Incur any obligation or liability in excess of $5,000 (whether absolute or contingent, excluding suits instituted against it) or (ii) make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement;

                  (vi) Contract to issue any shares of its Common Stock, options for shares of its Common Stock, or securities exchangeable for or convertible into such shares;

                  (vii)    Knowingly waive any right to substantial value:

                  (viii) Enter into material transactions otherwise than in the ordinary course of its business;

                  (ix) Alter, amend or repeal its Bylaws or Articles of Incorporation; or

                  (x) Propose or take any other action which would make any representation or warranty in Section 3.1 hereof untrue.

         (b) ICBI agrees that from the date hereof to the Effective Date it will operate its business substantially as presently operated and only in the ordinary course and, consistent with such operation, it will use its best efforts to preserve intact its relationships with persons having business dealings with it; provided, however, that nothing herein shall be interpreted to prevent ICBI from paying dividends on its common stock, repurchasing shares of its common stock or engaging in discussions with respect to, or pursuing, acquisitions of other corporations.

         4.5 Dividends. TTC agrees that it will not declare or pay any cash dividend from the date of this Agreement through the Effective Date.

         4.6 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither TTC nor any of its officers, directors, representatives or agents shall, directly or indirectly, (i) encourage, solicit or initiate discussions or negotiations with any person other than ICBI concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving TTC, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets, or (iii) furnish any information to any other person relating to or in support of such transaction. TTC and its directors, officers and employees, advisors and representatives may, however, furnish information, and enter into discussions or negotiations in response to unsolicited bona fide requests or bids, if TTC's Board of Directors determines in good faith, upon advice of counsel, that such action is in the best interests of TTC and its shareholders. TTC will promptly communicate to ICBI the terms of any proposal which it may receive in respect to any of the foregoing transactions.

         4.7 Regulatory Filings. ICBI and TTC shall prepare jointly all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board and the SCC, and any other governing regulatory authority, as soon as practicable after the date hereof. ICBI and TTC shall use their best efforts to obtain approvals of such filings.

         4.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Reorganization and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

         4.9 Notice of Breach. ICBI and TTC will give written notice to the other promptly upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

         4.10 Reorganization Consummation. Subject to the terms and conditions of this Agreement, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Reorganization at the earliest possible date, consistent with Section 1.3 herein, and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end, and each of TTC and ICBI shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 5

                              Additional Agreements

         5.1 Benefit Plans. Upon consummation of the Reorganization, as soon as administratively practicable and subject to ICBI's best efforts, employees of TTC shall be entitled to participate in ICBI pension, benefit, health and similar plans on the same terms and conditions as employees of ICBI and its subsidiaries, without waiting periods and giving effect to years of service with TTC as if such service were with ICBI. ICBI also shall cause TTC to honor in accordance with their terms as in effect on the date hereof (or as amended after the date hereof with the prior written consent of ICBI), all employment, severance, consulting and other compensation contracts and agreements Previously Disclosed and executed in writing by TTC on the one hand and any individual current or former director, officer or employee thereof on the other hand, copies of which have previously been delivered by TTC to ICBI.

         5.2 Indemnification. ICBI agrees that following the Effective Date, TTC may indemnify and hold harmless any person who has rights to indemnification from TTC, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and TTC's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. ICBI further agrees that any such person is expressly made a third party beneficiary of this Section 5.2 and may directly, in such person's personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, TTC shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between TTC and the indemnified party.

         With respect to matters occurring after the Effective Date, (i) ICBI shall cover TTC's directors and officers under ICBI's directors' and officers' liability insurance policy and (ii) directors and officers of TTC shall have the same rights of indemnification under ICBI's Articles of Incorporation as directors and officers of ICBI and its existing subsidiaries.

         5.3 Transfer of Trust Business. As soon as practicable after the Effective Date, ICBI shall cause the trust business of The Middleburg Bank to be transferred to TTC in accordance with applicable law, including Section 6.1-32.9 of the Code of Virginia, as amended. Until such transfer is complete, for purposes of Section 1.4(h) hereof, the revenue and expense of TTC shall be deemed to include the revenue and expense of the trust department of The Middleburg Bank.

         5.4 NASDAQ Listing. ICBI shall use its best efforts to have the ICBI Common Stock quoted on the NASDAQ SmallCap Market or OTC Bulletin Board within thirty (30) days after the Effective Date.

         5.5 Expense Allocation. For purposes of calculating the Required Net Earnings, the Surviving Corporation shall be deemed to have the benefit of the TTC net operating loss carryforwards and no expense shall be charged or allocated to the Surviving Corporation for (a) ICBI overhead, (b) ICBI expenses other than the Surviving Corporation's proportionate share of direct expenses for goods and services reasonably incurred by ICBI and requested by the Surviving Corporation, (c) good will resulting from the Reorganization, to the extent such good will is amortized over a period of less than fifteen years, or
(d) any amount in excess of one-half of the annual salary of the chief executive officer of the Surviving Corporation paid to such officer as severance pay.
Section  1.4(h)  and  this  Section  5.5  shall  be   interpreted   and  applied
consistently.

                                    ARTICLE 6

                        Conditions to the Reorganization

         6.1      Conditions to Each  Party's   Obligations   to   Effect   the
Reorganization. The respective obligations of each of ICBI and TTC to effect the Reorganization and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

                  (a) Shareholder Approval. Shareholders of TTC shall have approved all matters relating to this Agreement and the Reorganization required to be approved by such shareholders in accordance with Virginia law.

                  (b) Regulatory Approvals. This Agreement and the Plan of Merger shall have been approved by the Federal Reserve, the SCC, and any other regulatory authority whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Reorganization in the reasonable opinion of the Board of Directors of ICBI or TTC.

                  (c) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                  (d) Tax Opinion. ICBI and TTC shall have received an opinion of Williams, Mullen, Christian & Dobbins, or other counsel reasonably satisfactory to ICBI and TTC, to the effect that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of TTC to the extent they receive ICBI Common Stock solely in exchange for their TTC Common Stock in the Reorganization.

                  (e) Opinions of Counsel. TTC shall have delivered to ICBI and ICBI shall have delivered to TTC opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

                  (f) Legal Proceedings. Neither ICBI nor TTC shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Reorganization.

         6.2 Conditions to Obligations of ICBI. The obligations of ICBI to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties contained herein of TTC shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Reorganization and the other transactions contemplated by this Agreement and ICBI shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of TTC dated the Effective Date, to such effect.

                  (b) Performance of Obligations. TTC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and ICBI shall have received a certificate signed by the Chief Executive Officer of TTC to that effect.

                  (c) Affiliate Letters. Each shareholder of TTC who may be deemed by counsel for ICBI to be an "affiliate" of TTC within the meaning of Rule 145 under the Securities Act of 1933 shall have executed and delivered a commitment and undertaking to the effect that (1) such shareholder will dispose of the shares of ICBI Common Stock received by him in connection with the Reorganization only in accordance with the provisions of paragraph (d) of Rule 145; (2) such shareholders will not dispose of any such shares until ICBI has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable securities laws; and (3) the certificates representing said shares may bear a conspicuous legend referring to the forgoing restrictions.

                  (d) TTC Expenses; Operating Losses. The sum of (i) the TTC Operating Losses; (ii) severance benefits (including payroll taxes and insurance) payable to TTC officers; and (iii) TTC Transaction Costs shall not have exceeded $200,000, without the consent of ICBI.

                  (e) TTC Options. All options, warrants or rights to purchase TTC Common Stock shall have been terminated.

         6.3 Conditions to Obligations of TTC. The obligations of TTC to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties contained herein of ICBI shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Reorganization and the other transactions contemplated by this Agreement and TTC shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of ICBI dated the Effective Date, to such effect.

                  (b) Performance of Obligations. ICBI shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and TTC shall have received a certificate signed by Chief Executive Officer of ICBI to that effect.

                  (c) Investment Banking Letter. TTC shall have received a written opinion in form and substance satisfactory to TTC from Scott &
Stringfellow, Inc. addressed to TTC and dated the date the Proxy Statement/Prospectus is mailed to shareholders of TTC, to the effect that the terms of the Reorganization, including the Merger Consideration, are fair, from a financial point of view, to TTC. At its option, TTC may require that such fairness opinion be updated as of the Effective Date and, in such event, it shall also be a condition to TTC's obligation to consummate the Reorganization that TTC receive such updated opinion.

                                    ARTICLE 7

                                   Termination

         7.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement and the Plan of Merger by the shareholders of TTC, this Agreement may be terminated and the Reorganization abandoned at any time prior to the Effective Date:

                  (a) By the mutual consent of the Board of Directors of each of ICBI and TTC;

                  (b) By the respective Boards of Directors of ICBI or TTC if the conditions set forth in Section 6.1 have not been met or waived by ICBI and TTC;

                  (c) By the Board of Directors of ICBI if the conditions set forth in Section 6.2 have not been met or waived by ICBI;

                  (d) By the Board of Directors of TTC if the conditions set forth in Section 6.3 have not been met or waived by TTC;

                  (e) By the respective Boards of Directors ICBI or TTC if the Reorganization is not consummated by September 30, 1997.

                  (f) By the Board of Directors of ICBI if the Board of Directors of TTC receives a subsequent bona-fide offer to acquire TTC and does not within fourteen (14) days after receipt of such subsequent offer confirm in writing to ICBI that each member of the Board of Directors of TTC supports the Reorganization, will vote his shares of TTC Common Stock in favor of the Reorganization, and will recommend to the shareholders of TTC that they approve the Reorganization.

                  (g) By the Board of Directors of TTC if, before the Effective Date, ICBI shall enter into any agreement or letter of intent providing for the direct or indirect acquisition of substantially all of the assets and liabilities or voting stock of ICBI.

         7.2 Effect of Termination. In the event of the termination and abandonment of this agreement and the Reorganization pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the last sentence of Section 4.2 and all of Sections 4.8 and 7.4 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         7.3 Non-Survival of Representations, Warranties and Covenants. Except for Sections 1.2, 1.4, 2.1, 2.2, 2.3, 2.4, 5.1, 5.2, 5.3, 5.4, 5.5 and
7.4 of this Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Date, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive ICBI or TTC (or any director, officer, or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of either ICBI or TTC.

         7.4 Expenses. The parties provide for the payment of expenses as follows:

                  (a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including fees and expenses of its own consultants, investment bankers, accountants and counsel.

                  (b)      If  this  Agreement  is  terminated  by  ICBI  or TTC
because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall bear and pay all such costs and expenses of the other party, including fees and expenses of consultants, investment bankers, accountants, counsel, printers, and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Proxy Statement.

                  (c) Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty (30) days after the termination of this Agreement.

                                    ARTICLE 8

                               General Provisions

         8.1 Entire Agreement. This Agreement contains the entire agreement among ICBI and TTC with respect to the Reorganization and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

         8.2 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the meetings of TTC and ICBI shareholders referred to in Section 6.1(a) hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

         8.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

         8.4 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

         8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

         If to ICBI:
                  Joseph L. Boling
                  Independent Community Bankshares, Inc.
                  111 West Washington Street
                  Middleburg, VA 20117
                   (Tel. 540-687-4220)

         Copy to:
                  Wayne A. Whitham, Jr.
                  Williams, Mullen, Christian & Dobbins
                  1021 East Cary Street
                  P.O. Box 1320
                  Richmond, Virginia 23210-1320
                  (Tel. 804-783-6473)

         If to TTC:
                  F. E. Deacon, III
                  The Tredegar Trust Company
                  901 East Byrd Street
                  Richmond, VA 23219
                  (Tel. 804-644-2848)

         Copy to:
                  Gary D. LeClair
                  LeClair, Ryan
                  707 E. Main Street, #1100
                  Richmond, VA 23219
                  (Tel. 804-783-2003)

         8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

         8.7 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

         8.8 Subsidiaries. All representations, warranties, and covenants herein, where pertinent, include and shall apply to the wholly owned subsidiaries belonging to the party making such representations, warranties, and covenants.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the dates first written above.

                                      Independent Community Bankshares, Inc.


                                      By:
                                         --------------------------------------
                                         Joseph L. Boling,
                                         President and Chief Executive Officer
ATTEST:

---------------------
Secretary

                                      The Tredegar Trust Company



                                      By:
                                         --------------------------------------
                                         F. E. Deacon, III
                                         President and Chief Executive Officer
ATTEST:



----------------------
Secretary
                                      TTC Acquisition Subsidiary, Inc.



                                      By:
                                         --------------------------------------
                                         Joseph L. Boling,
                                         President and Chief Executive Officer

ATTEST:



-----------------------
Secretary

                                                         EXHIBIT A
                                                         to the
                                                         Agreement and Plan
                                                         of Reorganization

                                 PLAN OF MERGER
                                       OF
                        TTC ACQUISITION SUBSIDIARY, INC.
                                      INTO
                           THE TREDEGAR TRUST COMPANY

                                    ARTICLE 1

         TTC Acquisition Subsidiary, Inc., a Virginia trust company ("Acquisition") shall upon the time that the Articles of Merger are made effective by the State Corporation Commission of Virginia (the "Effective Time"), be merged (the "Merger") into The Tredegar Trust Company ("TTC or the "Surviving Corporation"), a Virginia trust company. TTC shall be the Surviving Corporation. Acquisition is a wholly-owned subsidiary of Independent Community Bankshares, Inc., a Virginia corporation ("ICBI").

         At the Effective Time TTC shall become a subsidiary trust company of ICBI, within the meaning of Article 3.1, Chapter 2, Title 6.1 of the Code of Virginia, as amended.


                                    ARTICLE 2

                                   Definitions

         For all purposes of this Plan:

         2.1 the term "Charter" shall mean articles of incorporation.

         2.2 the term "Contingent Merger Consideration" shall mean, with respect to each share of the common stock of TTC, par value, $2.50 per share ("TTC Common Stock") issued and outstanding on the Effective Date a ratable share of the sum of (y) 4,940 shares of the common stock of ICBI, par value $5.00 per share ("ICBI Common Stock") and (z) the number of shares of ICBI Common Stock determined by dividing $138,300 by the Fair Market Value Per Share of ICBI Common Stock.

         2.3 the term "Fair Market Value Per Share of ICBI Common Stock" shall mean the average of the last sale or high bid price for ICBI Common Stock as reported on the OTC Bulletin Board, the NASDAQ SmallCap Market or the NASDAQ National Market, as appropriate, for the ten trading day period ending on the tenth day prior to the date that the Contingent Merger Consideration is paid; provided, however, that if a transaction involving a proposed change of control of ICBI is announced during the thirty-six (36) month period referred to in
Section 1.4(f), the measuring period shall be the ten trading days immediately prior to the first public announcement of such proposed change of control.

         2.4 the term "Initial Merger Consideration" shall mean, with respect to each share of the common stock of TTC Common Stock issued and outstanding on the Effective Date, 0.25 shares of ICBI Common Stock unless TTC Operating Losses exceed $30,000. If TTC Operating Losses exceed $30,000, the Initial Merger Consideration shall be the fraction of a share of ICBI Common Stock, the denominator of which shall be 276,600 and the numerator of which shall be the difference between $1,936,200 and the amount by which TTC Operating Losses exceed $30,000, such difference then to be divided by $28.00.

          2.5 the term "Merger Consideration" shall mean, with respect to each share of TTC Common Stock issued and outstanding on the Effective Date, the Initial Merger Consideration and, if the Surviving Corporation's aggregate net earnings for the thirty-six (36) month period, beginning with the month following the month in which the Effective Date occurs, equal or exceed the Required Net Earnings, the Contingent Merger Consideration (which, if payable, shall be paid as promptly as practicable after the end of the thirty-sixth
(36th) month following the month in which the Effective Date occurs.

         2.6 the term "Required Net Earnings" shall mean $638,946 at a minimum, plus the amount, if any, by which (y) severance payments and benefits (including payroll taxes and insurance) paid to TTC officers and (z) TTC Transaction Costs (as defined below), in the aggregate, exceed $150,000, net of the amount by which TTC operating losses (as defined below) as less than $30,000.


         2.7 the term "TTC Operating Losses" shall mean the excess, if any, of TTC expenses over TTC revenue (each computed according to generally accepted accounting principles consistently applied) from January 1, 1997 to the Effective Date; provided, however, that there shall be excluded from TTC expenses (i) severance benefits (including payroll taxes and insurance) payable to TTC officers, (ii) TTC Transaction Costs (iii) the amortization or write-off of TTC start-up costs and (iv) any referral fees payable by TTC to The Middleburg Bank after June 30, 1997.

         2.8 the term "TTC Transaction Costs" shall mean the expenses of TTC accrued on the books of TTC after December 31, 1996 in connection with the negotiation and preparation of the Option Agreement and the February 5, 1997 letter of intent between ICBI and TTC and expenses of TTC incurred in connection with the negotiation, performance and consummation of this Agreement, including fees and expenses of consultants, investment bankers, accountants, counsel and printers.

                                    ARTICLE 3

                    Effect of Reorganization on Common Stock

         3.1 (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of TTC Common Stock issued and outstanding immediately prior to the Effective Time(other than shares of TTC Common Stock held by ICBI and Dissenting Shares as defined in Section 3.6) shall cease to be outstanding and shall be converted into the right to receive the Merger Consideration.

         (b) Each holder of a certificate representing any shares of TTC Common Stock shall thereafter cease to have any rights with respect to such TTC Common Stock, except the right to receive the consideration described in Sections 3.1 and 3.4 upon the surrender of such certificate in accordance with Section 3.3.

         (c) In the event ICBI changes the number of shares of ICBI Common Stock issued and outstanding prior to the date that the Initial Merger Consideration or Contingent Merger Consideration is paid, as a result of any stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding ICBI Common Stock and the record date therefor shall be prior to the date that the Initial Merger Consideration or Contingent Merger Consideration is paid, the Merger Consideration shall be proportionately adjusted.


         (d) At the Effective Time, by virtue of the Reorganization and without any action on the part of the holder thereof, each share of the common stock of Acquisition issued and outstanding immediate prior to the Effective Time shall cease to be outstanding and shall be converted into one share of TTC Common Stock.

         3.2 Calculation and Payment of Merger Consideration. (a) If, within 30 days following the Effective Time, the parties agree on the amount, if any, of the TTC Operating Losses, the Initial Merger Consideration shall be calculated and paid as soon as practicable following the Effective Date in accordance with
Section 3.3(a). If the parties do not so agree, the Initial Merger Consideration will be determined as follows:

                           (i) Closing Financial Statement. ICBI shall cause to be prepared an income statement (the "Closing Financial Statement") showing the TTC Operating Losses as of the Effective Date. The Closing Financial Statement shall be prepared in accordance with generally accepted accounting principles consistently applied with prior periods, except for adjustments for determining the TTC Operating Losses.

                           (ii) Audit. The Closing Financial Statement and related footnotes (if any) shall be audited and reported on by Yount, Hyde & Barbour ("Yount, Hyde"). The report of Yount, Hyde shall be unqualified except as necessary to reflect adjustments in determining the TTC Operating Losses as required herein. ICBI shall exercise its reasonable best efforts to cause the Closing Financial Statement, together with the report of Yount, Hyde thereon, to be delivered within 60 days after the Effective Date, subject to the provisions of subsection (iii) hereof. Such delivery shall be made to F. E. Deacon, III, as the representative of the TTC Shareholders (the "Shareholders' Representative"), at the address designated by him to ICBI. ICBI and the Surviving Corporation shall, and shall cause their respective employees and agents to, fully cooperate in all respects in the audit and review process and take such actions and make such undertaking as are customary in connection therewith.

                  (iii) Review. Following delivery of the Closing Financial Statement to the Shareholders' Representative, ICBI shall cause Yount, Hyde to provide the Shareholders' Representative with an opportunity to observe all aspects of the audit and to review Yount, Hyde's work papers, and to discuss the same with Yount, Hyde representatives. ICBI shall be responsible for the cost of the audit, including the fees and expenses of Yount, Hyde. The Shareholders' Representative shall have 30 days to review the Closing Financial Statement and to give notice to ICBI that he has a material disagreement with Yount, Hyde regarding the Closing Financial Statement. Failing such notice, the Closing Financial Statement as delivered to the Shareholders' Representative shall be final and binding on the parties hereto.

                  (iv) Objection  Period.  If the  Shareholders'  Representative
         gives an objection notice in a timely manner, but ICBI and the Shareholders' Representative are able to resolve such objections, the Closing Financial Statement, as modified to resolve such objections, shall be binding on the parties hereto. If ICBI and the Shareholders' Representative are unable to reach agreement as to all differences
         within   15   days   after   ICBI's   receipt   of  the   Shareholders'
         Representative's objection notice, then the unresolved differences shall be submitted to arbitration to resolve the dispute and make a determination which shall be binding on the parties to this Agreement. Such arbitration shall be conducted by an arbitrator experienced in the matters at issue and selected in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The arbitration shall be held in Richmond, Virginia and shall be conducted in accordance with the Rules. The decision of the arbitrator shall be final and binding as to any matters submitted to arbitration; provided that, if necessary, such decision may be enforced by either ICBI or the Shareholders' Representative in any court having competent jurisdiction. After delivery of the arbitrator's decision, the Closing Financial Statement, modified as appropriate to reflect the arbitrator's decision, shall be final and binding. The determination of which party (or combination thereof) bears the costs and expenses incurred in connection with any such arbitration proceedings shall be determined by the arbitrator.

         (b) If, within 30 days following the end of the 36 month period, beginning with the month that follows the month in which the Effective Date occurs, ICBI and the Shareholders' Representative agree that the net earnings of the Surviving Corporation exceed the Required Net Earnings, the Contingent Merger Consideration shall be calculated and paid as soon as practicable in accordance with Section 3.3(b). If the parties do not so agree, the decision to pay or not to pay Contingent Merger Consideration will be determined as follows:

                           (i) Post Closing Financial Statement. ICBI shall cause to be prepared an income statement (the "Post Closing Financial Statement") showing the Surviving Corporation's net earnings for such 36 month period and calculating the Required Net Earnings. The Post Closing Financial Statement shall be prepared in accordance with generally accepted accounting principles consistently applied with prior periods.

                           (ii) Audit. The Post Closing Financial Statement and related footnotes (if any) shall be audited and reported on by Yount, Hyde & Barbour ("Yount, Hyde"). The report of Yount, Hyde shall be unqualified. ICBI shall exercise its reasonable best efforts to cause the Post Closing Financial Statement, together with the report of Yount, Hyde thereon, to be delivered within 60 days after the end of the 36 month period described in Section 3.2(b)(i), subject to the provisions of subsection (iii) hereof. Such delivery shall be made to the Shareholders' Representative, at the address designated by him to ICBI. ICBI and the Surviving Corporation shall, and shall cause their respective employees and agents to, fully cooperate in all respects in the audit and review process and take such actions and make such undertaking as are customary in connection therewith.

                  (iii) Review. Following delivery of the Post Closing Financial Statement to the Shareholders' Representative, ICBI shall cause Yount, Hyde to provide the Shareholders' Representative with an opportunity to observe all aspects of the audit and to review Yount, Hyde's work papers, and to discuss the same with Yount, Hyde representatives. ICBI shall be responsible for the cost of the audit, including the fees and expenses of Yount, Hyde. The Shareholders' Representative shall have 30 days to review the Post Closing Financial Statement and to give notice to ICBI that he has a material disagreement with Yount, Hyde regarding the Post Closing Financial Statement. Failing such notice, the Post Closing Financial Statement as delivered to the Shareholders' Representative shall be final and binding on the parties hereto.

                  (iv) Objection Period. If the Shareholders' Representative gives an objection notice in a timely manner, but ICBI and the Shareholders' Representative are able to resolve such objections, the Post Closing Financial Statement, as modified to resolve such objections, shall be binding on the parties hereto. If ICBI and the Shareholders' Representative are unable to reach agreement as to all differences within 15 days after ICBI's receipt of the Shareholders' Representative's objection notice, then the unresolved differences shall be submitted to arbitration to resolve the dispute and make a determination which shall be binding on the parties to this Agreement. Such arbitration shall be conducted by an arbitrator experienced in the matters at issue and selected in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The arbitration shall be held in Richmond, Virginia and shall be conducted in accordance with the Rules. The decision of the arbitrator shall be final and binding as to any matters submitted to arbitration; provided that, if necessary, such decision may be enforced by either ICBI or the Shareholders' Representative in any court having competent jurisdiction. After delivery of the arbitrator's decision, the Post Closing Financial Statement, modified as appropriate to reflect the arbitrator's decision, shall be final and binding. The determination of which party (or combination thereof) bears the costs and expenses incurred in connection with any such arbitration proceedings shall be determined by the arbitrator.

         3.3 Manner of Conversion. As promptly as practicable after the Effective Date, ICBI shall cause The Middleburg Bank, acting as the exchange agent ("Exchange Agent"), to send to each former shareholder of record of TTC immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of TTC Common Stock (other than shares held by shareholders who perfect their dissenters' rights as provided under Section 3.6 hereof) for the consideration set forth in Section 3.1 above and Section 3.4 below. Any fractional share checks which a TTC shareholder shall be entitled to receive in exchange for such shareholder's shares of TTC Common Stock, and all dividends paid on any shares of ICBI Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of TTC Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to ICBI and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         3.4 Fractional Shares. ICBI shall issue cash in lieu of fractional shares. ICBI will pay the value of such fractional shares in cash on the basis of $28.00 per share of ICBI Common Stock.

         3.5 Dividends. No dividend or other distribution payable to the holders of record of ICBI Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of TTC Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions shall be paid (without interest). With respect to its dividend for the three months ending June 30, 1997, ICBI will not declare or establish a record date for such dividend prior to July 9, 1997.

         3.6 Dissenting Shares. Shareholders of TTC shall have the right to demand and receive payment of the fair value of their shares of TTC Common Stock pursuant to the provisions of Virginia Code ss. 13.1-729 et seq. (the "Dissenting Shares"). If, however, a holder shall have failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of TTC Common Stock shall be deemed to have been converted into, at the Effective Date, the right to receive the Merger Consideration and cash in lieu of any fractional shares pursuant to Section 3.4 hereof.


                                    ARTICLE 4

                            Name, Charter and Bylaws

         4.1 At the Effective Time, the name, Charter of TTC (amended as described in Section 4.2) and bylaws of TTC shall be the name, Charter and bylaws of the Surviving Corporation.

         4.2 The Articles of Merger shall include articles of restatement of the Charter of the Surviving Corporation, that amend the Charter of the Surviving Corporation as follows:

                  (a)      Article II shall read as follows:

                  "The purpose for which the corporation is formed is to engage in the trust business under Title 6.1, Chapter 2, Article 3.1 of the Code of Virginia, as amended from time to time"; and

                  (b)      Article V shall read as follows:

                  "The number of directors constituting the Board of Directors shall be determined in accordance with the Bylaws."

                           THE TREDEGAR TRUST COMPANY
                               BOARD OF DIRECTORS

         Each of the undersigned members of the Board of Directors of The Tredegar Trust Company agrees to be bound by his personal obligations as provided in Sections 4.3 and 4.6 of the Agreement and Plan of Reorganization, dated March __, 1997 by and among The Tredegar Trust Company, Independent
Community Bankshares, Inc., a Virginia corporation and TTC Acquisition subsidiary, Inc., a Virginia corporation.

____________________, 1997               _______________________________(SEAL)
                                         Heriot Clarkson

____________________, 1997               _______________________________(SEAL)
                                         F. E. Deacon, III

____________________, 1997               _______________________________(SEAL)
                                         Delman H. Eure, Esq.

____________________, 1997               _______________________________(SEAL)
                                         James W. Harkness, Jr.

____________________, 1997               _______________________________(SEAL)
                                         Gary D. LeClair, Esq.

____________________, 1997               _______________________________(SEAL)
                                         Ivor Massey, Jr.

____________________, 1997               _______________________________(SEAL)
                                         John D. Perrin

____________________, 1997               _______________________________(SEAL)
                                         Richard L. Ramsey

____________________, 1997               _______________________________(SEAL)
                                         Stuart C. Siegel

____________________, 1997               _______________________________(SEAL)
                                         James C. Wheat, III

                                                                     Appdendix B


                           THE TREDEGAR TRUST COMPANY

                          AUDITED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

CONTENTS


AUDITED FINANCIAL STATEMENTS:

INDEPENDENT AUDITOR'S REPORT.................................      Page   1

BALANCE SHEETS           ....................................         2 - 3

STATEMENTS OF OPERATIONS.....................................             4

STATEMENTS OF CHANGES IN
    STOCKHOLDERS' EQUITY.....................................             5

STATEMENTS OF CASH FLOWS.....................................             6

NOTES TO FINANCIAL STATEMENTS................................        7 - 10

                                  [LETTERHEAD]

                          INDEPENDENT AUDITOR'S REPORT





Stockholders and Board of Directors
The Tredegar Trust Company
Richmond, Virginia

         We have audited the accompanying balance sheets of The Tredegar Trust Company (a Virginia corporation) as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Tredegar Trust Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        /s/ Harris, Hardy & Johnstone, P.C.



Richmond, Virginia
February 5, 1997

THE TREDEGAR TRUST COMPANY

BALANCE SHEETS

DECEMBER 31, 1996 AND 1995

ASSETS

                                                                                   1996                1995
                                                                                   ----                ----
CURRENT ASSETS
  Cash                                                                       $    15,141        $     15,136
  Accounts receivable                                                             19,804               7,847
  Investments - held to maturity                                               1,117,426           1,419,954
  Prepaid expenses and other assets                                               16,536              19,658
                                                                             -----------        ------------
         TOTAL CURRENT ASSETS                                                  1,168,907           1,462,595
                                                                              ----------        ------------

PROPERTY AND EQUIPMENT
  Office furniture and equipment                                                  80,109              65,193
  Software                                                                        26,008              26,008
                                                                             -----------        ------------
                                                                                 106,117              91,201
  Less accumulated depreciation and amortization                                 (53,354)            (36,135)
                                                                             -----------        ------------
                                                                                  52,763              55,066
                                                                             -----------        ------------

OTHER ASSETS
  Organization costs (net of amortization of
  $199,988 in 1996 and $131,854 in 1995)                                         140,682             208,816
                                                                             -----------        ------------




                                                                              $1,362,352         $ 1,726,477
                                                                              ==========         ===========





See Notes to Financial Statements

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                   1996                1995
                                                                                   ----                ----
CURRENT LIABILITIES
  Accounts payable                                                           $    28,235        $      3,979
  Current installments of obligation
    under capital lease                                                            1,985               2,011
                                                                            ------------        ------------
                                             TOTAL CURRENT LIABILITIES            30,220               5,990

LONG-TERM DEBT
  Obligation under capital lease,
    excluding current installments                                                     -               1,985
                                                                            ------------        ------------
                                                     TOTAL LIABILITIES            30,220               7,975
                                                                            ------------        ------------

STOCKHOLDERS' EQUITY
  Common stock, par value $2.50 per share:
    Authorized 500,000 shares; issued and
    outstanding 276,600 shares                                                   691,500             691,500
  Capital surplus                                                              2,189,750           2,189,750
  Accumulated deficit                                                         (1,549,118)         (1,162,748)
                                                                             -----------         -----------
                                                                               1,332,132           1,718,502
                                                                             -----------         -----------


                                                                              $1,362,352         $ 1,726,477
                                                                              ==========         ===========











See Notes to Financial Statements

THE TREDEGAR TRUST COMPANY

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                                  1996                1995
                                                                                  ----                ----
INCOME
  Fees                                                                        $  557,498           $ 313,633
  Interest and other                                                              73,827              68,415
                                                                             -----------          ----------
                                                          TOTAL INCOME           631,325             382,048
                                                                              ----------           ---------

GENERAL AND ADMINISTRATIVE EXPENSES
  Salaries                                                                       491,820             462,433
  Insurance                                                                       80,774              73,789
  Amortization                                                                    77,058              76,861
  Accounting and legal                                                            55,932              60,096
  Other                                                                           41,176              36,428
  Rent                                                                            34,456              30,520
  Referral fees                                                                   30,559                 411
  Taxes                                                                           29,459              28,224
  Custody service fee                                                             25,624              47,838
  Consulting                                                                      22,232               6,000
  Office supplies                                                                 18,602              17,727
  Equipment rent                                                                  18,235              18,564
  Investment research                                                             17,931               8,273
  Retirement plan                                                                 14,592              13,873
  State examination fee                                                           12,840              11,120
  Marketing                                                                       11,223              11,565
  Depreciation                                                                    11,158              13,218
  Telephone                                                                        8,182               9,130
  Travel                                                                           6,595               3,425
  Postage                                                                          5,977               4,769
  Dues and subscriptions                                                           3,270               4,682
                                                                            ------------         -----------
                                                                               1,017,695             938,946
                                                                             -----------          ----------

                                                              NET LOSS        $ (386,370)          $(556,898)
                                                                              ==========           =========





See Notes to Financial Statements

THE TREDEGAR TRUST COMPANY

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 1996 AND 1995


                                          COMMON              CAPITAL             ACCUMULATED
                                          STOCK               SURPLUS               DEFICIT                  TOTAL

BALANCE AT
 DECEMBER 31, 1994                    $  576,250          $  1,728,750            $  (605,850)               $1,699,150

Net loss for the year                          -                     -               (556,898)                (556,898)

Issuance of 46,100 shares
 of common stock                         115,250               461,000                       -                  576,250
                                      ----------          ------------            ------------               ----------

BALANCE AT
 DECEMBER 31, 1995                       691,500             2,189,750             (1,162,748)                1,718,502

Net loss for the year                          -                     -               (386,370)                 (386,370)
                                      ----------          ------------            ------------               ----------

BALANCE AT
 DECEMBER 31, 1996                    $  691,500          $  2,189,750            $(1,549,118)               $1,332,132
                                      ==========          ============            ===========                ==========










See Notes to Financial Statements

THE TREDEGAR TRUST COMPANY

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                                   1996                1995
                                                                                   ----                ----
OPERATING ACTIVITIES
  Net loss                                                                     $ (386,370)        $ (556,898)
   Adjustments to reconcile net loss to
    net cash used by operating activities:
    Depreciation and amortization                                                  88,216             90,079
    Increase in accounts receivable                                               (11,957)            (6,847)
    (Increase) decrease in prepaid expenses and
      other assets                                                                  3,122                (74)
    Increase (decrease) in accounts payable                                        24,256            (22,567)
                                                                              -----------         ----------
                                                     NET CASH USED BY
                                                 OPERATING ACTIVITIES            (282,733)          (496,307)
                                                                               ----------         ----------

INVESTING ACTIVITIES
  Purchase of furniture and equipment                                             (21,177)            (1,264)
  Proceeds from sale of property and equipment                                        650                  -
  Sale of investments - net                                                       305,276            (62,098)
                                                                              -----------         ----------
                                                 NET CASH PROVIDED BY
                                       (USED BY) INVESTING ACTIVITIES             284,749            (63,362)
                                                                              -----------         ----------

FINANCING ACTIVITIES
  Proceeds from issuance of common stock                                                -            576,250
  Reduction of capital lease obligation                                            (2,011)            (1,862)
                                                                             ------------       ------------
                                                 NET CASH PROVIDED BY
                                       (USED BY) FINANCING ACTIVITIES              (2,011)           574,388
                                                                             ------------         ----------

                                                 NET INCREASE IN CASH
                                                 AND CASH EQUIVALENTS                   5             14,719

                                         CASH AND CASH EQUIVALENTS AT
                                                    BEGINNING OF YEAR              15,136                417
                                                                              -----------        -----------

                                         CASH AND CASH EQUIVALENTS AT
                                                          END OF YEAR         $    15,141         $   15,136
                                                                              ===========         ==========

Cash paid during the year for:
   Interest                                                                  $        268        $       387

See Notes to Financial Statements

THE TREDEGAR TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1996 AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
The Tredegar Trust Company (the "Company") was formed in August, 1993 as an independent trust company under the Trust Company Act enacted by the Virginia legislature in 1993. The Company provides a full range of investment management, trust, estate settlement and custodial services. The Company is headquartered in Richmond, Virginia, and operates in the Commonwealth of Virginia.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Property and Equipment
Property and equipment are stated on the basis of cost. Expenditures for ordinary maintenance and repairs are charged to income as incurred. Costs of betterments, renewals and major replacements are capitalized. At the time properties are retired or otherwise disposed of, the related costs and allowances for depreciation are eliminated from the accounts and any gain or loss on disposition is reflected in income.

Provision for depreciation is computed using an accelerated method at rates calculated to amortize the cost of the assets over their estimated useful lives. The estimated useful lives of these assets are five to seven years.

Investments
The Company's investments are classified as held-to-maturity and reported at amortized cost which approximates fair market value.

Gains and losses on sales of securities are recognized when realized on a specific identification basis. Premiums and discounts are amortized into interest income using a level yield method.

Trust Fees
Trust fees are recorded on the accrual basis.

THE TREDEGAR TRUST COMPANY

DECEMBER 31, 1996 AND 1995


NOTE B - INVESTMENTS

Investments shown in the balance sheet at December 31 were as follows:

                                                                                 Amortized        Estimated
December 31, 1995                                                                  Cost          Market Value
         Held to maturity
                  U.S. Treasury note (matures in 1997)                          $  198,773        $  199,485
                  U.S. Treasury bills (all mature in 1996)                       1,027,054         1,027,560
                  Certificate of deposit (matures in 1996)                         103,890           103,890
                  Federal funds sold - repurchase agreements                        90,237            90,237
                                                                               -----------       -----------

Total Investment Securities                                                     $1,419,954        $1,421,172
                                                                                ==========        ==========

December 31, 1996
         Held to maturity
                  U.S. Treasury notes (matures in 1997 & 1998)                  $  437,325        $  437,733
                  U.S. Treasury bills (all mature in 1997)                         425,162           424,104
                  Certificate of deposit (matures in 1997)                         204,621           204,621
                  Federal funds sold - repurchase agreements                        50,318            50,318
                                                                               -----------       -----------

Total Investment Securities                                                     $1,117,426        $1,116,776
                                                                                ==========        ==========

The repurchase agreements (federal funds sold) are collateralized by U.S. Government securities and mature in one business day.

NOTE C - OPERATING LEASES

The Company has several operating leases for equipment. Equipment rent expense totaled $18,235 and $18,564 for the years ended December 31, 1996 and 1995, respectively. An additional operating lease exists on the office facility from which the Company conducts its business. Rental expense on the office facility was $34,456 for 1996 and $30,520 for 1995 .

THE TREDEGAR TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS - Continued

DECEMBER 31, 1996 AND 1995


NOTE C - OPERATING LEASES - Continued

Minimum future lease payments under operating leases are as follows:

                  Year                   Real Estate               Equipment
                  ----                   -----------               ---------
                  1997                   $   46,734               $   9,264
                  1998                       47,241                   2,920
                  1999                       48,900                     600
                  2000                       50,855                       -
                  2001                       47,829                       -
                                         ----------             -----------
                                          $ 241,559                $ 12,784
                                          =========                ========

NOTE D - CAPITALIZED LEASE OBLIGATION

The Company entered into a lease agreement in 1994 for a copier. The lease term is 36 months with a purchase option at the end of the lease.

The present value of the net minimum lease payments is summarized as follows:

      Total minimum lease payments                                  $ 2,061
      Less amount representing interest                                 (76)
                                                                    -------
      Present value of net
        minimum lease payments                                      $ 1,985
                                                                    =======

The leased copier is included in office furniture and equipment at a cost of $6,008 with accumulated depreciation of $4,278 and $3,125 as of December 31, 1996 and 1995, respectively.

NOTE E - OUTSTANDING WARRANTS

At December 31, 1996 and 1995, the Company had outstanding warrants to purchase 20,000 shares of the Company's common stock at $10 per share. The warrants were sold for $20,000, which was included in capital surplus. The warrants became exercisable in 1993 and expire September 20, 2003. No warrants were exercised in 1996 and 1995.

NOTE F - ORGANIZATION COSTS

The Company commenced business on January 12, 1994. Prior to that date the company had approximately $340,670 of start-up and organization costs which are being amortized using the straight-line method over a five year period. Amortization for 1996 and 1995 was $68,134 and $68,134, respectively.

THE TREDEGAR TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS - Continued

DECEMBER 31, 1996 AND 1995


NOTE G - INCOME TAXES

The Company has a loss carryforward of approximately $1,527,100. The loss carryforward is available to offset future federal taxable income. Approximately $600,000 of the loss expires in 2009, $544,700 expires in 2010, and $382,400 expires in 2011.

NOTE H - STOCK OPTION PLAN

The Company has a stock option plan that reserves up to 150,000 shares of common stock for the issuance of stock options and corresponding stock appreciation rights to certain employees, directors, advisors and consultants of the Company. As of December 31, 1996, stock options covering a total of 105,450 shares had been granted to certain executive officers of the Company by the Board of Directors at the stock's fair market value at the date of grant. Such options are exercisable at $10 per share and expire in 2003. No stock options have been exercised since the adoption of the Plan.

NOTE I - RETIREMENT PLAN

The Company has a 401(k) profit sharing plan for all employees at least 21 years old who have been credited with at least 1,000 hours of service. Employer contributions were $14,592 and $13,873 for 1996 and 1995, respectively, and are discretionary. Employees become 100% vested in Company contributions immediately. The plan also allows for employees to make contributions based upon a percentage of their compensation. Employees are 100% vested in their contributions at all times.

NOTE J - PROPOSED MERGER

Independent Community Bankshares, Inc. and the Company have entered into a Letter of Intent dated February 5, 1997. The transaction is subject to the approval of regulatory authorities and shareholders of the Company. The proposed merger will entitle the shareholders of the Company to receive, in a tax-free exchange .25 shares of Independent Community Bankshares, Inc. common stock for each share of the Company's common stock, and up to 9,879 additional shares contingent on a three-year net earnings requirement.

NOTE K - RECLASSIFICATIONS

Certain  items  for  1995  have  been  reclassified  to  conform  with  the 1996
presentation.   Such   reclassifications   had  no  effect  on  net   income  or
stockholders' equity as previously reported.

                                                                      Appendix C


                                  [LETTERHEAD]



                                                              March __, 1997

Board of Directors
The Tredegar Trust Company
901 E. Byrd Street - Suite 190
Richmond, VA 23219

Gentlemen:

         You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of The Tredegar Trust Company ("TTC") of the terms of the Agreement and Plan of Reorganization and the Plan of Merger by and between Independent Community Bankshares, Inc., ("ICBI") and TTC Acquisition Subsidiary, Inc., a wholly-owned subsidiary of ICBI ("Acquisition") dated March __, 1997 (together, the AAgreement@). The Agreement provides for the merger of TTC with Acquisition (the "Reorganization")and further provides that each share of Common Stock of TTC which is issued and outstanding immediately prior to the Effective Date of the Reorganization shall be converted into and represent the right to receive a maximum of 0.25 shares of ICBI Common Stock (the "Initial Merger Consideration") and a maximum of 0.0357 shares of ICBI Common Stock, payable approximately three years after the consummation of the Reorganization if TTC's net earnings in the three years that follow the Reorganization equal or exceed $638,946, subject to adjustment as described herein (the "Contingent Merger Consideration").

         In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Agreement; (2) the Registration Statement and this Proxy
Statement; (3) TTC's audited financial statements for the three years ended December 31, 1996; (4) other internal information relating to TTC prepared by TTC's management; (5) information regarding the trading market for the common stocks of TTC and ICBI and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, assets, deposits and earnings in this transaction and the relative valuation of ICBI compared to a group of peer banks located within the Commonwealth of Virginia with assets less than $2.0 billion; (7) ICBI's annual reports to shareholders and its audited financial statements for the three years ended December 31, 1996; and (8) other internal information relating to ICBI prepared by ICBI's management. We have discussed with members of management of TTC and ICBI the background to the Reorganization, reasons and basis for the Reorganization and the business and future prospects of TTC and ICBI individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the trust and banking industries, and considered such other information as we deemed appropriate.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of TTC and ICBI. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of TTC or ICBI. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

         On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof the terms of the Agreement are fair from a financial point of view to the shareholders of TTC Common Stock.

                                            Very truly yours,

                                            SCOTT & STRINGFELLOW, INC.



                                            By:
                                            G. Jacob Savage III, CFA
                                            Managing Director
                                            Financial Institutions Group

                                                                     Appendix D

                       Code of Virginia (1950), as amended
                                   Title 13.1
                                    Chapter 9
                                   Article 15.
                               Dissenters' Rights.


ss. 13.1-729.       Definitions.

         In this article:

                  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and
         (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

                  "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 13.1-730 and who exercises that right when and in the manner required by ss.ss. 13.1-732 through 13.1-739.

                  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

                  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

                  "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

                  "Shareholder" means the record shareholder or the beneficial shareholder.


ss. 13.1-730.       Right to dissent.

         A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                  1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by ss. 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under ss. 13.1-719;

                  2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  3.        Consummation of a sale or exchange of all, or
         substantially   all,  of  the  property  of  the  corporation  if  the
         shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance o a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                  4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

                  1. The articles of incorporation of the corporation issuing such shares provide otherwise;

                  2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger orshare exchange to accept for such shares anything except:

                           a.    Cash;

                           b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

                           c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

                  3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in ss. 13.1-725.

         D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

                  1. The proposed corporate action is abandoned or rescinded;

                  2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

                  3. His demand for payment is withdrawn with the written consent of the corporation.


ss. 13.1-731.       Dissent by nominees and beneficial owners.

         A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                  1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


ss. 13.1-732.     Notice of dissenters' rights.

         A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         B. If corporate action creating dissenters' rights under ss. 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 13.1-734.


ss. 13.1-733.     Notice of intent to demand payment.

         A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

         B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.


 ss. 13.1-734.    Dissenters' notice.

         A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of ss. 13.1-733.

         B.       The dissenters' notice shall:

                  1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

                  2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

                  4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than Sixty days after the date of delivery of the dissenters' notice; and

                  5.       Be accompanied by a copy of this article.


ss. 13.1-735.     Duty to demand payment.

         A. A shareholder sent a dissenters' notice described in ss. 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of ss. 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

         B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

         C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

ss. 13.1-736.       Share restrictions.

         A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

         B.       The  person  for  whom  dissenters'   rights  are  asserted
as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.


 ss. 13.1-737.    Payment.

         A. Except as provided in ss. 13.1-738, within thirty days after receipt of a payment demand made pursuant to ss. 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

         B.       The payment shall be accompanied by:

                  1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

                  3. A statement of the dissenters' right to demand payment under ss. 13.1-739; and

                  4.       A copy of this article.


ss. 13.1-738.     After-acquired shares.

         A. A corporation may elect to withhold payment required by ss. 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

         B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 13.1-739.


ss. 13.1-739.     Procedure if shareholder dissatisfied with payment or offer.

         A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under ss. 13.1-737), or reject the corporation's offer under ss. 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under ss. 13.1-737 or offered under ss. 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

         B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.


 ss. 13.1-740.    Court action.

         A. If a demand for payment under ss. 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

         E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under ss. 13.1-738.


ss. 13.1-741.     Court costs and counsel fees.

         A. The court in an appraisal proceeding commenced under ss. 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under ss. 13.1-739.

         B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

                  1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss.ss. 13.1-732 through 13.1-739; or

                  2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

         C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         D. In a proceeding commenced under subsection A of ss. 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                                                      Appendix E

                          INDEPENDENT AUDITOR'S REPORT









To the Board of Directors
Independent Community Bankshares, Inc.
Middleburg, Virginia


               We have audited the accompanying consolidated balance sheets of Independent Community Bankshares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


               In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Community Bankshares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.


                                            /s/Yount, Hyde & Barbour, P.C.


Winchester, Virginia
January 24, 1997, except for Note 17,
  as to which the date is February 5, 1997.

                     INDEPENDENT COMMUNITY BANKSHARES, INC.

                           Consolidated Balance Sheets
                           December 31, 1996 and 1995




             Assets                                                               1996                   1995
                                                                             ---------------       ----------------

Cash and due from banks                                                      $     6 519 078       $      3 285 798
Securities (fair value:  1996, $52,375,995;
  1995, $48,080,263) (Notes 1 and 2)                                              52 402 253             48 290 890
Federal funds sold                                                                 3 400 000              5 100 000
Loans, net (Notes 1, 3, 4 and 11)                                                 93 710 819             80 048 398
Bank premises and equipment, net (Notes 1 and 5)                                   4 698 586              3 376 553
Accrued interest receivable and other assets (Notes 9 and 10)                      2 235 220              1 911 382
                                                                             ---------------       ----------------

         Total assets                                                        $   162 965 956       $    142 013 021
                                                                             ===============       ================


   Liabilities and Shareholders' Equity

Liabilities
  Deposits:
    Noninterest bearing                                                      $    23 242 448       $     17 898 501
    Interest bearing                                                             115 547 692            103 623 569
                                                                             ---------------       ----------------
         Total deposits (Note 6)                                             $   138 790 140       $    121 522 070

  Securities sold under agreements to repurchase                                   1 444 697                    - -
  Federal Home Loan Bank advances (Note 7)                                         4 000 000              3 000 000
  Accrued interest and other liabilities                                             723 252                538 330
  Commitments and contingent liabilities (Notes 12 and 14)                               - -                    - -
                                                                             ---------------       ----------------
         Total liabilities                                                   $   144 958 089       $    125 060 400
                                                                             ---------------       ----------------

Shareholders' Equity
  Common stock, par value $5 per share,
    authorized 10,000,000 shares; issued and
    outstanding 859,838 shares                                               $     4 299 190       $      4 299 190
  Capital surplus                                                                  1 411 174              1 411 174
  Retained earnings (Notes 8 and 13)                                              12 816 782             11 508 100
  Unrealized gain (loss) on securities
    available for sale, net                                                         (519 279)              (265 843)
                                                                             ---------------       ----------------
         Total shareholders' equity                                          $    18 007 867       $     16 952 621
                                                                             ---------------       ----------------


         Total liabilities and shareholders' equity                          $   162 965 956       $    142 013 021
                                                                             ===============       ================


See Notes to Consolidated Financial Statements.

                     INDEPENDENT COMMUNITY BANKSHARES, INC.

                        Consolidated Statements of Income
                  Years Ended December 31, 1996, 1995 and 1994

                                                                        1996                1995                1994
                                                                   --------------      --------------      --------------
Interest Income
  Interest and fees on loans                                       $    8 137 263      $    7 264 647      $    6 542 366
  Interest and dividends on investment securities:
    Taxable interest income                                               194 506             314 910             298 814
    Interest income exempt from federal income taxes                      588 431             620 429             577 987
  Interest and dividends on securities available for sale:
    Taxable interest income                                             1 792 824           1 503 322           1 288 515
    Dividends                                                             267 791              13 884               8 064
  Interest income on federal funds sold                                   130 414             137 514             215 495
                                                                   --------------      --------------      --------------
         Total interest income                                     $   11 111 229      $    9 854 706      $    8 931 241
                                                                   --------------      --------------      --------------

Interest Expense
  Interest on deposits (Note 6)                                    $    4 455 684      $    4 055 755      $    3 198 173
  Interest on short-term borrowings                                         4 580               9 016                 - -
  Interest on Federal Home Loan Bank advances                             186 513              31 185                 - -
                                                                   --------------      --------------      --------------
         Total interest expense                                    $    4 646 777      $    4 095 956      $    3 198 173
                                                                   --------------      --------------      --------------

         Net interest income                                       $    6 464 452      $    5 758 750      $    5 733 068

  Provision for loan losses (Note 4)                                       65 000              54 950                 - -
                                                                   --------------      --------------      --------------

         Net interest income after provision
            for loan losses                                        $    6 399 452      $    5 703 800      $    5 733 068
                                                                   --------------      --------------      --------------

Other Income
  Service charges, commissions and fees                            $      676 655      $      651 327      $      614 116
  Trust fee income                                                         29 316                 - -                 - -
  Investment securities (loss)                                             (1 875)                - -                 - -
  Profits (losses) on securities available for sale, net                   22 496            (122 698)           (125 312)
  Other                                                                    15 551             165 932              35 450
                                                                   --------------      --------------      --------------
         Total other income                                        $      742 143      $      694 561      $      524 254
                                                                   --------------      --------------      --------------

Other Expenses
  Salaries and employees' benefits (Notes 1, 8 and 9)              $    2 532 777      $    2 163 447      $    1 880 059
  Net occupancy and equipment expense                                     561 760             433 269             325 519
  Advertising                                                             164 189             105 590             104 569
  FDIC insurance                                                            2 000             134 787             234 187
  Other operating expenses                                              1 121 844           1 230 045           1 127 114
                                                                   --------------      --------------      --------------
         Total other expenses                                      $    4 382 570      $    4 067 138      $    3 671 448
                                                                   --------------      --------------      --------------

         Income before income taxes                                $    2 759 025      $    2 331 223      $    2 585 874

  Income tax expense (Notes 1 and 10)                                     728 079             624 729             748 134
                                                                   --------------      --------------      --------------

         Net income (Note 8)                                       $    2 030 946      $    1 706 494      $    1 837 740
                                                                   ==============      ==============      ==============

Earnings per Share (Notes 1 and 8)
  Per average share outstanding, net income                        $         2.36      $         1.92      $         2.06
                                                                   ==============      ==============      ==============

See Notes to Consolidated Financial Statements.
                                       E-3

                     INDEPENDENT COMMUNITY BANKSHARES, INC.

           Consolidated Statements of Changes in Shareholders' Equity
                  Years Ended December 31, 1996, 1995 and 1994



                                                                                            Unrealized
                                                                                            Gain (Loss)
                                                                                           on Securities
                                         Common          Capital          Retained           Available
                                         Stock           Surplus          Earnings         for Sale, Net        Total
                                         -----           -------          --------         -------------        -----

Balance, December 31, 1993          $   2 240 000    $    2 240 000   $   11 626 226     $          - -   $    16 106 226
  Net income - 1994 (Note 8)                  - -               - -        1 837 740                - -         1 837 740
  Cash dividends - 1994
    ($0.80 per share)                         - -               - -         (714 962)               - -          (714 962)
  Issuance of common stock
    - stock split effected in
    the form of 100% stock
    dividend (448,000 shares)           2 240 000        (2 240 000)             - -                - -               - -
  Discretionary transfer from
    retained earnings                         - -         2 240 000       (2 240 000)               - -               - -
  Purchase of common stock
    (4,072 shares)                        (20 360)         (105 544)             - -                - -          (125 904)
  Sale of common stock
    (1,755 shares)                          8 775            46 515              - -                - -            55 290
  Change in unrealized gain
    (loss) on securities available
    for sale, net of deferred
    income taxes of $806,690                  - -               - -              - -         (1 498 139)       (1 498 139)
                                    -------------    --------------   --------------     --------------   ---------------
Balance, December 31, 1994          $   4 468 415    $    2 180 971   $   10 509 004     $   (1 498 139)  $    15 660 251
  Net income - 1995                          - -                - -        1 706 494                - -         1 706 494
  Cash dividends - 1995
    ($0.80 per share)                         - -               - -         (707 398)               - -          (707 398)
  Purchase of common stock
    (36,162 shares)                      (180 810)         (831 726)             - -                - -        (1 012 536)
  Sale of common stock
    (2,317 shares)                         11 585            61 929              - -                - -            73 514
  Change in unrealized gain
    (loss) on securities available
    for sale, net of deferred
    income taxes of $669,740                  - -               - -              - -          1 232 296         1 232 296
                                    -------------    --------------   --------------     --------------   ---------------
Balance, December 31, 1995          $   4 299 190    $    1 411 174   $   11 508 100     $     (265 843)  $    16 952 621
  Net income - 1996                           - -               - -        2 030 946                - -         2 030 946
  Cash dividends - 1996
    ($0.84 per share)                         - -               - -         (722 264)               - -          (722 264)
  Change in unrealized gain
    (loss) on securities available
    for sale, net of deferred
    income taxes of $130,558                  - -               - -              - -           (253 436)         (253 436)
                                    -------------    --------------   --------------     --------------   ---------------
Balance, December 31, 1996          $   4 299 190    $    1 411 174   $   12 816 782     $     (519 279)  $    18 007 867
                                    =============    ==============   ==============     ==============   ===============


See Notes to Consolidated Financial Statements.

                     INDEPENDENT COMMUNITY BANKSHARES, INC.

                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 1996, 1995 and 1994



                                                                        1996                1995                 1994
                                                                  ---------------     ---------------      ----------------
Cash Flows from Operating Activities
  Net income                                                      $     2 030 946     $     1 706 494      $     1 837 740
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                                        301 497             251 390              161 411
      Amortization                                                         16 487              16 487               12 366
      Provision for loan losses                                            65 000              54 950                  - -
      Net loss on investment securities                                     1 875                 - -                  - -
      Net (gain) loss on securities available for sale                    (22 496)            122 698              125 312
      Net (gain) loss on sale of assets                                       - -              (6 437)              20 877
      Net (gain) on sale of other real estate                                 - -             (97 624)                 - -
      Discount accretion and premium amortization
        on securities, net                                                157 657              69 601               72 017
      Deferred income taxes                                                68 349              82 137               86 328
      Changes in assets and liabilities:
        (Increase) in accrued interest receivable                         (56 251)            (47 694)            (248 667)
        (Increase) decrease in prepaid income taxes                       (84 032)             65 772              (65 772)
        (Increase) in other assets                                       (148 758)           (156 914)            (244 322)
        Increase (decrease) in accrued interest payable                    63 255              91 601              (45 475)
        Increase (decrease) in other liabilities                          132 592             134 572              (17 496)
                                                                  ---------------     ---------------      ---------------
              Net cash provided by
               operating activities                               $     2 526 121     $     2 287 033      $     1 694 319
                                                                  ---------------     ---------------      ---------------

Cash Flows from Investing Activities
  Proceeds from maturity, principal paydowns
    and calls of investment securities                            $     2 455 501     $     1 015 276      $     1 244 668
  Proceeds from maturity, principal paydowns
    and calls of securities available for sale                          2 149 662           1 216 149              765 300
  Proceeds from sale of securities
    available for sale                                                 24 282 770          15 539 612           13 933 294
  Purchase of investment securities                                    (2 846 520)         (3 442 091)          (4 455 208)
  Purchase of securities available for sale                           (30 673 806)        (19 499 409)         (20 240 599)
  Proceeds on sale of other real estate                                       - -           1 015 000              395 000
  Proceeds from sale of equipment                                             - -              15 000                6 505
  Purchases of bank premises and equipment                             (1 623 530)         (1 142 864)          (1 350 559)
  Net (increase) in loans                                             (13 727 421)         (1 336 510)          (8 795 648)
                                                                  ---------------     ---------------      ---------------
          Net cash (used in)
            investing activities                                  $   (19 983 344)    $    (6 619 837)     $   (18 497 247)
                                                                  ---------------     ---------------      ---------------

See Notes to Consolidated Financial Statements.

                     INDEPENDENT COMMUNITY BANKSHARES, INC.

                      Consolidated Statements of Cash Flows
                                   (Continued)
                  Years Ended December 31, 1996, 1995 and 1994




                                                                        1996                1995                 1994
                                                                  ---------------     ---------------      ---------------
Cash Flows from Financing Activities
  Net increase (decrease) in demand deposits,
    NOW accounts and savings accounts                             $     9 896 598     $    (3 681 539)     $     8 359 147
  Net increase in certificates of deposit                               7 371 472           7 119 273            5 627 777
  Increase in securities sold under agreements to
    repurchase                                                          1 444 697                 - -                  - -
  Proceeds from Federal Home Loan Bank advances                         1 000 000           3 000 000                  - -
  Purchase of common stock                                                    - -          (1 012 536)            (125 904)
  Proceeds from sale of common stock                                          - -              73 514               55 290
  Cash dividends paid                                                    (722 264)           (707 398)            (714 962)
                                                                  ---------------     ---------------      ---------------
          Net cash provided by
            financing activities                                  $    18 990 503     $     4 791 314      $    13 201 348
                                                                  ---------------     ---------------      ---------------

          Increase (decrease) in cash
            and cash equivalents                                  $     1 533 280     $       458 510      $    (3 601 580)

Cash and Cash Equivalents
  Beginning                                                             8 385 798           7 927 288           11 528 868
                                                                  ---------------     ---------------      ---------------

  Ending                                                          $     9 919 078     $     8 385 798      $     7 927 288
                                                                  ===============     ===============      ===============

Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest paid to depositors                                   $     4 425 048     $     3 964 454      $     3 244 466
    Interest paid on short-term obligations                                 4 580               9 016                  - -
    Interest paid on Federal Home Loan Bank advances                      153 894              31 185                  - -
                                                                  ---------------     ---------------      ---------------
                                                                  $     4 583 522     $     4 004 655      $     3 244 466
                                                                  ===============     ===============      ===============

    Income taxes                                                  $       863 723     $       272 447      $       746 646
                                                                  ===============     ===============      ===============

Supplemental Disclosure of Noncash Transactions
  Other real estate acquired in settlement of loans               $           - -     $           - -      $       367 377
                                                                  ===============     ===============      ===============

  Unrealized gain (loss) on securities available for sale         $      (383 994)    $     1 902 036      $    (2 304 829)
                                                                  ===============     ===============      ===============


See Notes to Consolidated Financial Statements.

                     INDEPENDENT COMMUNITY BANKSHARES, INC.

                   Notes to Consolidated Financial Statements


Note 1.        Nature of Banking Activities and Significant Accounting Policies

               Independent Community Bankshares, Inc. and Subsidiaries (the Company) grant commercial, financial, agricultural, residential and consumer loans to customers principally in Loudoun County and Fauquier County, Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

               The accounting and reporting policies of the Company conform to generally accepted accounting principles and to accepted practice within the banking industry.

                  Principles of Consolidation

                      The consolidated financial statements of Independent Community Bankshares, Inc. and its wholly-owned subsidiaries, The Middleburg Bank and Middleburg Bank Service Corporation, include the accounts of all three companies. All material intercompany balances and transactions have been eliminated in consolidation.

                  Securities

                      The Company adopted FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are classified in three categories and accounted for as follows:

                      a.   Securities Held to Maturity

                           Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

                      b.   Securities Available for Sale

                           Securities classified as available for sale are those debt and equity securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in shareholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                   Notes to Consolidated Financial Statements




                      c.   Trading Securities

                           Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Company had no trading securities at December 31, 1996 and 1995.

                  Loans

                      Loans are shown on the balance sheets net of unearned discounts and the allowance for loan losses. Interest is computed by methods which result in level rates of return on principal. Loans are charged off when in the opinion of management they are deemed to be uncollectible after taking into consideration such factors as the current financial condition of the customer and the underlying collateral and guarantee.

                      Unearned interest on installment loans is amortized to income over the life of the loans, using the sum-of-digits formula. For all other loans, interest is computed on the loan balance outstanding.

                      On January 1, 1995, the Company adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

                      Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

                  Allowance for Loan Losses

                      The allowance for loan losses is maintained at a level which, in management's judgement, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio,

                   Notes to Consolidated Financial Statements




                      credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

                  Bank Premises and Equipment

                      Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed principally on the straight-line method over the following estimated useful lives:

                                                                 Years
                                                                 -----

                           Buildings and improvements           31.5-39
                           Furniture and equipment                 3-10

                      Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

                  Other Real Estate

                      Real estate acquired by foreclosure is carried at the lower of cost or fair market value less an allowance for estimated selling expenses on the future disposition of the property.

                  Income Taxes

                      Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                  Earnings and Dividends Paid Per Share

                      Computations are based on the weighted average number of shares outstanding during each year after giving retroactive effect to the 100% stock dividend declared in 1994.

                   Notes to Consolidated Financial Statements




                  Pension Plan

                      The Company has a trusteed, noncontributory, defined benefit pension plan covering substantially all full-time employees. The Company computes the net periodic pension cost of the plan in accordance with FASB No. 87, "Employers' Accounting For Pensions."

                  Cash and Cash Equivalents

                      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

                  Use of Estimates

                      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  Advertising Costs

                      The Company follows the policy of charging the costs of advertising to expense as incurred.


Note 2.        Securities

               Amortized costs and fair values of securities being held to maturity as of December 31, 1996 and 1995 are summarized as follows:

                                                                        Gross             Gross
                                                     Amortized        Unrealized         Unrealized          Fair
                                                      Cost              Gains            (Losses)            Value
                                                      ----              -----            --------            -----
                                                                                 1996
                                                      ----------------------------------------------------------------

               U.S. Treasury securities
                 and obligations of U.S.
                 government corporations
                 and agencies                   $    3 012 050    $           - -    $      (67 845)   $     2 944 205

               Obligations of states and
                 political subdivisions             13 396 166            106 404           (69 500)        13 433 070

               Mortgage-backed securities              957 809              9 265            (4 582)           962 492
                                                --------------    ---------------    --------------    ---------------
                                                $   17 366 025    $       115 669    $     (141 927)   $    17 339 767
                                                ==============    ===============    ==============    ===============

                   Notes to Consolidated Financial Statements







                                                                        Gross             Gross
                                                     Amortized        Unrealized         Unrealized          Fair
                                                      Cost              Gains            (Losses)            Value
                                                      ----              -----            --------            -----
                                                                                 1995
                                                      ----------------------------------------------------------------

               U.S. Treasury securities
                 and obligations of U.S.
                 government corporations
                 and agencies                   $    4 367 134    $         1 314    $     (199 052)   $     4 169 396

               Obligations of states and
                 political subdivisions             11 396 358             69 204           (60 167)        11 405 395

               Mortgage-backed securities            1 248 074              7 686           (29 612)         1 226 148
                                                --------------    ---------------    --------------    ---------------
                                                $   17 011 566    $        78 204    $     (288 831)   $    16 800 939
                                                ==============    ===============    ==============    ===============


               The amortized cost and fair value of securities being held to maturity as of December 31, 1996 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.


                                                                                          Amortized           Fair
                                                                                           Cost               Value
                                                                                           ----               -----

                      Due in one year or less                                        $     2 225 891   $      2 219 627
                      Due after one year through five years                                6 066 498          6 009 785
                      Due after five years through 10 years                                6 551 484          6 573 589
                      Due after 10 years                                                   1 564 343          1 574 274
                      Mortgage-backed securities                                             957 809            962 492
                                                                                     ---------------   ----------------
                                                                                     $    17 366 025   $     17 339 767
                                                                                     ===============   ================

                   Notes to Consolidated Financial Statements




               Amortized costs and fair values of securities available for sale as of December 31, 1996 and 1995, are summarized as follows:

                                                                        Gross             Gross
                                                     Amortized        Unrealized         Unrealized          Fair
                                                      Cost              Gains            (Losses)            Value
                                                      ----              -----            --------            -----
                                                                               1996
                                                      ----------------------------------------------------------------


               U.S. Treasury securities
                  and obligations of U.S.
                  government corporations
                  and agencies                  $    4 987 626    $           745    $      (38 408)   $     4 949 963

               Mortgage-backed securities           27 216 393             17 851          (713 390)        26 520 854

               Corporate preferred                   3 033 996              6 876           (60 461)         2 980 411

               Other                                   585 000                - -               - -            585 000
                                                --------------    ---------------    --------------    ---------------
                                                $   35 823 015    $        25 472    $     (812 259)   $    35 036 228
                                                ==============    ===============    ==============    ===============


                                                                                1995
                                                      ----------------------------------------------------------------
               U.S. Treasury securities
                  and obligations of U.S.
                  government corporations
                  and agencies                  $    3 871 194    $         5 101    $       (2 333)   $     3 873 962

               Mortgage-backed securities           24 291 927             22 439          (428 000)        23 886 366

               Corporate preferred                   2 933 996                - -               - -          2 933 996

               Other                                   585 000                - -               - -            585 000
                                                --------------    ---------------    --------------    ---------------
                                                $   31 682 117    $        27 540    $     (430 333)   $    31 279 324
                                                ==============    ===============    ==============    ===============


               The amortized cost and fair value of securities available for sale as of December 31, 1996, by contractual maturity are shown below. Maturities may differ from contractual maturities in corporate and mortgage-backed securities because the securities and mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                   Notes to Consolidated Financial Statements




                                                                                          Amortized           Fair
                                                                                           Cost               Value
                                                                                           ----               -----

                      Due after one year through five years                          $       900 789   $        893 762
                      Due after five years through 10 years                                3 877 784          3 848 920
                      Due after 10 years                                                     209 053            207 281
                      Mortgage-backed securities                                          27 216 393         26 520 854
                      Corporate preferred                                                  3 033 996          2 980 411
                      Other                                                                  585 000            585 000
                                                                                     ---------------   ----------------
                                                                                     $    35 823 015   $     35 036 228
                                                                                     ===============   ================

               Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $24,282,770, $15,539,612 and $13,933,294, respectively. Gross gains of $42,269, $125,906 and $71,374 and gross losses of $19,773, $248,604 and $196,686 were realized on those sales, respectively.

               As allowed by the Question and Answer Guide to FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities" issued in November of 1995, debt securities with an amortized cost of $4,191,051 were transferred from held-to-maturity to available-for-sale in December, 1995. The securities had a net unrealized gain of $1,623.

               The carrying value of securities pledged to qualify for fiduciary powers, to secure public monies as required by law and for other purposes amounted to $1,430,421 and $1,436,694 at December 31, 1996 and 1995, respectively.


Note 3.        Loans, Net

               The composition of the net loans is as follows:

                                                                                                 December 31,
                                                                                           1996               1995
                                                                                     ---------------   ---------------
                                                                                               (in thousands)

                  Real estate loans:
                      Construction and land development                              $         4 182   $          1 791
                      Secured by farmland                                                      2 105              1 549
                      Secured by 1-4 family residential                                       43 860             36 678
                      Other real estate loans                                                 24 774             21 697
                  Loans to farmers (except secured by real estate)                               891                936
                  Commercial and industrial loans (except those
                      secured by real estate)                                                 10 681              9 211
                  Loans to individuals for personal expenditures                               8 061              9 170
                  All other loans                                                                 76                 68
                                                                                     ---------------   ----------------
                                    Total loans                                      $        94 630   $         81 100
                  Less:    Unearned income                                                        35                186
                           Allowance for loan losses                                             884                866
                                                                                     ---------------   ----------------
                                    Net loans                                        $        93 711   $         80 048
                                                                                     ===============   ================



                   Notes to Consolidated Financial Statements






Note 4.        Allowance for Loan Losses

               Transactions in the allowance for loan losses are as follows:

                                                                        1996              1995               1994
                                                                  ---------------    --------------    ---------------

                  Balance, beginning                              $       866 173    $      940 081    $       859 341
                  Provision charged to operating expense                   65 000            54 950                - -
                  Recoveries                                               77 523            82 860            296 581
                  Loan losses charged to the allowance                   (125 160)         (211 718)          (215 841)
                                                                  ---------------    --------------    ---------------
                                                                  $       883 536    $      866 173    $       940 081
                                                                  ===============    ==============    ===============

               Information about impaired loans as of and for the years ended December 31, 1996 and 1995 is as follows:

                                                                        1996              1995
                                                                  ---------------    --------------

                  Impaired loans for which an allowance
                    has been provided                             $           - -    $      662 177
                  Impaired loans for which no allowance
                    has been provided                                         - -               - -
                                                                  ---------------    --------------
                      Total impaired loans                        $           - -    $      662 177
                                                                  ===============    ==============

                  Allowance provided for impaired
                     loans, included in the allowance
                     for loan losses                              $           - -    $      168 677
                  Average balance in impaired loans               $       180 860    $    1 018 695
                  Interest income recognized                      $       102 846    $       43 852

               Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $76,227 and $991,513 at December 31, 1996 and 1995, respectively. If interest on these loans had been accrued, such income would have approximated $1,993 and $21,708 for 1996 and 1995, respectively.

                   Notes to Consolidated Financial Statements




Note 5.        Bank Premises and Equipment, Net

               Bank premises and equipment consists of the following:

                                                                        1996               1995
                                                                  ---------------    ---------------

                  Land                                            $        989 520   $       989 520
                  Banking facilities                                     1 989 570         1 959 690
                  Furniture, fixtures and equipment                      2 706 998         2 075 065
                  Construction in progress and deposits
                    on equipment                                         1 028 027            66 310
                                                                  ----------------   ---------------
                                                                  $      6 714 115   $     5 090 585
                  Less accumulated depreciation                          2 015 529         1 714 032
                                                                  ----------------   ---------------
                                                                  $      4 698 586   $     3 376 553
                                                                  ================   ===============

               The Company is presently under a construction contract, dated November 20, 1995 to construct a new branch facility in Leesburg, Virginia. The estimate of total construction costs is approximately $1,350,000 of which $650,063 is held in construction in progress as of December 31, 1996.

               Depreciation expense was $301,497, $251,390 and $161,411 for the years ended December 31, 1996, 1995 and 1994, respectively.


Note 6.        Deposits

               Deposits outstanding at December 31, 1996, 1995 and 1994, and the
               related   interest   expense  for  the  periods  then  ended  are
               summarized as follows:

                                                                  1996                                 1995
                                                -----------------------------------------------------------------------
                                                      Amount            Expense            Amount            Expense
                                                      ------            -------            ------            -------

               Noninterest bearing              $    23 242 448   $            - -   $    17 898 501   $            - -
                                                ---------------   ----------------   ---------------   ----------------

               Interest bearing:
                 Interest checking              $    20 641 101   $        389 569   $    19 055 900   $        435 812
                 Money market
                   accounts                          28 808 722            868 900        26 872 893            833 746
                 Regular savings
                    and IRA's                        14 984 279            561 193        13 952 658            533 867
                 Certificates of deposit:
                   Less than $100,000                37 100 835          1 897 940        31 735 740          1 563 232
                   $100,000 and more                 14 012 755            738 082        12 006 378            689 098
                                                ---------------   ----------------   ---------------   ----------------
                     Total interest
                        bearing                 $   115 547 692   $      4 455 684   $   103 623 569   $      4 055 755
                                                ---------------   ----------------   ---------------   ----------------
                     Total deposits             $   138 790 140   $      4 455 684   $   121 522 070   $      4 055 755
                                                ===============   ================   ===============   ================

                   Notes to Consolidated Financial Statements




                                                               1994
                                                               ----
                                                      Amount            Expense
                                                      ------            -------

               Noninterest bearing              $    18 697 684   $            - -
                                                ---------------   ----------------

               Interest bearing:
                 Interest checking              $    20 247 199   $        414 056
                 Money market
                   accounts                          27 980 367            803 064
                 Regular savings
                    and IRA's                        14 536 241            454 050
                 Certificates of deposit:
                   Less than $100,000                25 225 321          1 003 259
                   $100,000 and more                 11 397 524            523 744
                                                ---------------   ----------------
                     Total interest
                        bearing                 $    99 386 652   $      3 198 173
                                                ---------------   ----------------
                     Total deposits             $   118 084 336   $      3 198 173
                                                ===============   ================


Note 7.        Federal Home Loan Bank Advances

               As of December 31, 1996 and 1995, the Company had borrowed $4,000,000 and $3,000,000, respectively, on a short-term basis from its $16,000,000 line of credit with the Federal Home Loan Bank of Atlanta.


Note 8.        Prior Period Adjustment

               In 1995, the Company changed its method for accounting for split-dollar insurance premiums paid on behalf of key executive officers. In prior years, premiums paid by the Company were recorded as an asset whereas only the cash surrender value of the policy should have been recorded with the remainder being recognized in the statements of income. The result of the change for 1994 was to increase net income by approximately $5,633 or $.01 per share.


Note 9.        Employee Benefits

               The amount charged to expense for the Company's pension plan totaled $85,739, $86,294 and $28,541 for the years ended December 31, 1996, 1995 and 1994, respectively. The components of the pension cost charged to expense for 1996, 1995 and 1994 consisted of the following:

                                                                        1996              1995               1994
                                                                  ---------------    --------------    ---------------

                  Service cost                                    $       103 203    $       86 803    $        72 428
                  Interest cost on projected benefit
                     obligation                                           133 703           121 361            177 184
                  Actual return on plan assets                           (163 858)         (134 561)          (226 209)
                  Net amortization and deferral                            12 691            12 691              5 138
                                                                  ---------------    --------------    ---------------
                                                                  $        85 739    $       86 294    $        28 541
                                                                  ===============    ==============    ===============

                   Notes to Consolidated Financial Statements




               The following table sets forth the plan's funded status as of September 30, 1996 and 1995, and the amount recognized in the accompanying balance sheets as of December 31, 1996 and 1995:

                                                                        1996               1995
                                                                  ---------------    --------------

                  Actuarial present value of benefit obligations:
                        Vested benefits                           $       908 635    $    1 132 394
                                                                  ===============    ==============
                        Accumulated benefits                      $       998 018    $    1 180 231
                                                                  ===============    ==============

                        Projected benefits                        $    (1 425 983)   $   (1 576 391)
                        Plan assets at fair value                       1 480 340         1 728 227
                                                                  ---------------    --------------
                        Funded status                             $        54 357    $      151 836
                        Unrecognized net (gain) loss                       88 368           (80 254)
                        Unrecognized net transition (asset)               (47 751)          (51 731)
                        Unrecognized prior service cost                   216 720           233 391
                                                                  ---------------    --------------
                        Asset on balance sheet as of
                          September 30                            $       311 694    $      253 242
                        Fourth quarter entries, employer
                          contributions                                   181 472           145 200
                                                                  ---------------    --------------
                        Asset on balance sheet as of
                          December 31                             $       493 166    $      398 442
                                                                  ===============    ==============

               The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the benefit obligations were 8.5% and 6%, respectively. The expected long-term rate of return on plan assets was 9.5%.

               A deferred compensation plan was adopted for the President and Chief Executive Officer. Benefits are to be paid in monthly installments for 15 years following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits would be reduced. The deferred compensation expense for 1996 and 1995, based on the present value of the retirement benefits, was $15,539 and $14,522. The plan is unfunded. However, life insurance has been acquired on the life of the employee in an amount sufficient to discharge the obligation.

                   Notes to Consolidated Financial Statements




Note 10.       Income Taxes

               Net deferred tax assets (liabilities) consist of the following components as of December 31, 1996 and 1995:

                                                                                          1996               1995
                                                                                     ---------------   --------------


                  Deferred tax assets:
                      Allowance for loan losses                                      $       185 432   $       179 503
                      Deferred compensation                                                   19 280            14 035
                      Unearned loan fees                                                       4 607             9 469
                      Interest on nonaccrual loans                                               678            29 531
                      Securities available for sale                                          267 508           136 950
                                                                                     ---------------   ---------------
                                                                                     $       477 505   $       369 488
                                                                                     ---------------   ---------------

                  Deferred tax liabilities:
                      Property and equipment                                         $       259 774   $       245 286
                      Prepaid pension costs                                                  166 447           135 127
                                                                                     ---------------   ---------------
                                                                                     $       426 221   $       380 413
                                                                                     ---------------   ---------------

                                                                                     $        51 284   $       (10 925)
                                                                                     ===============   ===============

               The provision for income taxes charged to operations for the years ended December 31, 1996, 1995 and 1994 consists of the following:

                                                                              1996            1995             1994
                                                                         ------------   --------------   --------------

                  Current tax expense                                    $    659 730   $      542 592   $      661 806
                  Deferred tax expense                                         68 349           82 137           86 328
                                                                         ------------   --------------   --------------
                                                                         $    728 079   $      624 729   $      748 134
                                                                         ============   ==============   ==============

               The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1996, 1995 and 1994, due to the following:

                                                                             1996            1995             1994
                                                                         -----------    -------------    -------------

                  Computed "expected" tax expense                        $   938 069    $     792 614    $     877 282
                  Increase (decrease) in income taxes
                    resulting from:
                      Tax exempt interest income                            (175 099)        (185 166)        (176 816)
                      Other, net                                             (34 891)          17 281           47 668
                                                                         -----------    -------------    -------------
                                                                         $   728 079    $     624 729    $     748 134
                                                                         ===========    =============    =============

                   Notes to Consolidated Financial Statements




Note 11.       Related Party Transactions

               The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors,  principal  officers,  their  immediate  families  and affiliated companies in which they are principal stockholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Company for loans totaling $845,656 and $1,625,801 at December 31, 1996 and 1995,
               respectively. During 1996, total principal additions were $389,642 and total principal payments were $1,169,787.


Note 12.       Contingent Liabilities and Commitments

               In the normal course of business, there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. The Company does not anticipate any material loss as a result of these transactions.

               See  Note  14  with   respect  to  financial   instruments   with
               off-balance-sheet risk.

               The Company must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 1996 and 1995, the aggregate amounts of daily average required reserves were approximately $1,073,000 and $1,007,000, respectively.


Note 13.       Retained Earnings

               Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1996, there were no unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval.


Note 14.       Financial Instruments With Off-Balance-Sheet Risk and Credit Risk

               The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

                   Notes to Consolidated Financial Statements





               The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

               A summary of the contract or notional amount of the Company's exposure to off-balance-sheet risk as of December 31, 1996 and 1995, is as follows:

                                                                               1996           1995
                                                                          -------------  ------------

               Financial  instruments  whose contract
               amounts  represent credit risk:
                   Commitments to extend credit                           $   6 617 119  $   3 323 697
                   Standby letters of credit                              $     606 364  $     568 744

               Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

               Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds real estate as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1996, varies from 0 percent to 100 percent; the average amount collateralized is 40.6 percent.

               The Company has approximately $4,412,704 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) at December 31, 1996.

                   Notes to Consolidated Financial Statements




Note 15.       Disclosures About Fair Value of Financial Instruments

               The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                  Cash and Short-Term Investments

                  For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

                  Securities

                  For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

                  Loans

                  For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

                  Deposit Liabilities

                  The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                  Off-Balance Sheet Financial Instruments

                  The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

                  The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

                  At December 31, 1996 and 1995, the carrying amounts and fair values of loan commitments and stand-by letters of credit were immaterial.

                   Notes to Consolidated Financial Statements




                  The  estimated   fair  values  of  the   Company's   financial
                  instruments are as follows:

                                                                            1996                               1995
                                                           ---------------------------------- -------------------------------
                                                               Carrying           Fair            Carrying          Fair
                                                                 Amount           Value            Amount           Value
                                                                 ------           -----            ------           -----
                                                                            (in thousands)             (in thousands)
               Financial assets:
                  Cash and short-term investments          $       9 919    $        9 919    $       8 386    $        8 386
                  Securities                                      52 402            52 376           48 291            48 080
                  Loans                                           94 595            94 878           80 914            82 269
                  Less:  allowance for loan losses                  (884)              - -             (866)              - -
                                                           -------------    --------------    -------------    --------------
                      Total financial assets               $     156 032    $      157 173    $     136 725    $      138 735
                                                           -------------    --------------    -------------    --------------

               Financial liabilities:
                  Deposits                                 $     138 790    $      139 149    $     121 522    $      121 952
                  Securities sold under agreements
                  to repurchase                                    1 445             1 445              - -               - -
                  Federal Home Loan Bank advances                  4 000             4 000            3 000             3 004
                                                           -------------    --------------    -------------    --------------
                      Total financial liabilities          $     144 235    $      144 594    $     124 522    $      124 956
                                                           -------------    --------------    -------------    --------------


Note 16.       Capital Requirements

               The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off- balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

               Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.

               As of December 31, 1996, the most recent notification from the Federal Reserve Bank categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                   Notes to Consolidated Financial Statements




               The  Company's   actual  capital  amounts  and  ratios  are  also
               presented in the table.


                                                                                                                  To Be Well
                                                                                                              Capitalized Under
                                                                               For Capital                    Prompt Corrective
                                                Actual                       Adequacy Purposes                Action Provisions
                                          -------------------              --------------------             --------------------
                                          Amount        Ratio              Amount         Ratio             Amount         Ratio
                                          ------        -----              ------         -----             ------         -----
                                                                            (in thousands)

As of December 31, 1996:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated                    $    19 376         20.2%       >=$    7 680     >=    8.0%                    N/A
      The Middleburg Bank             $    16 187         17.0%       >=$    7 627     >=    8.0%      >=$     9 534      >=   10.0%
  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated                    $    18 492         19.3%       >=$    3 840     >=    4.0%                    N/A
      The Middleburg Bank             $    15 303         16.1%       >=$    3 813     >=    4.0%      >=$     5 720      >=    6.0%
  Tier 1 Capital (to
    Average Assets):
      Consolidated                    $    18 492         11.7%       >=$    6 307     >=    4.0%                    N/A
      The Middleburg Bank             $    15 303          9.9%       >=$    6 187     >=    4.0%      >=$     7 733      >=    5.0%

As of December 31, 1995:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated                    $    18 085         21.9%       >=$    6 603     >=    8.0%                    N/A
      The Middleburg Bank             $    15 030         18.4%       >=$    6 552     >=    8.0%      >=$     8 190      >=   10.0%
  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated                    $    17 218         20.9%       >=$    3 301     >=    4.0%                    N/A
      The Middleburg Bank             $    14 164         17.3%       >=$    3 276     >=    4.0%      >=$     4 914      >=    6.0%
  Tier 1 Capital (to
    Average Assets):
      Consolidated                    $    17 218         12.4%       >=$    5 574     >=    4.0%                    N/A
      The Middleburg Bank             $    14 164         10.2%       >=$    5 564     >=    4.0%      >=$     6 955      >=    5.0%


Note 17.       Proposed Merger

               The Tredegar Trust Company (Tredegar) and the Company have entered into a Letter of Intent dated February 5, 1997. The transaction is subject to the approval of regulatory authorities and shareholders of Tredegar. The proposed merger will entitle the shareholders of Tredegar to receive, in a tax-free exchange, .25 shares of Independent Community Bankshares, Inc. common stock for each share of Tredegar common stock, and up to 9,879 additional shares contingent on a three-year net earnings requirement.

                   Notes to Consolidated Financial Statements




Note 18.       Condensed Financial Information - Parent Company Only


                     INDEPENDENT COMMUNITY BANKSHARES, INC.
                            (Parent Corporation Only)

                                 Balance Sheets
                           December 31, 1996 and 1995

             Assets                                                               1996                   1995
                                                                             ---------------       ----------------

Cash on deposit with subsidiary bank                                         $         7 387       $          2 703
Money market fund                                                                    141 011                 65 335
Securities available for sale                                                      2 980 411              2 933 996
Investment in subsidiaries, at cost, plus
  equity in undistributed net income                                              14 818 885             13 886 437
Organizational expenses, net                                                          35 723                 52 210
Other assets                                                                          24 450                 11 940
                                                                             ---------------       ----------------

               Total assets                                                  $    18 007 867       $     16 952 621
                                                                             ===============       ================


   Liabilities and Shareholders' Equity

Liabilities                                                                  $           - -       $            - -
                                                                             ---------------       ----------------


Shareholders' Equity
  Common stock                                                               $     4 299 190       $      4 299 190
  Capital surplus                                                                  1 411 174              1 411 174
  Retained earnings                                                               12 816 782             11 508 100
  Unrealized (loss) on securities available
     for sale, net                                                                  (519 279)              (265 843)
                                                                             ---------------       ----------------
               Total shareholders' equity                                    $    18 007 867       $     16 952 621
                                                                             ---------------       ----------------

               Total liabilities and shareholders' equity                    $    18 007 867       $     16 952 621
                                                                             ===============       ================


                   Notes to Consolidated Financial Statements




                     INDEPENDENT COMMUNITY BANKSHARES, INC.
                            (Parent Corporation Only)

                              Statements of Income
                  Years Ended December 31, 1996, 1995 and 1994



                                                                   1996              1995              1994
                                                             --------------    ---------------    --------------

Income
  Dividends from subsidiary                                  $      704 000    $     4 621 374    $      940 829
  Dividends                                                         226 896                - -               - -
  Interest                                                            5 351                - -               - -
                                                             --------------    ---------------    --------------
        Total income                                         $      936 247    $     4 621 374    $      940 829
                                                             --------------    ---------------    --------------

Expenses
  Amortization of organization expenses                      $       16 487    $        16 487    $       12 366
  Legal and professional fees                                        18 620              8 856            32 744
  Printing and supplies                                               8 818              8 601            10 041
  Other                                                               1 124              1 174             1 266
                                                             --------------    ---------------    --------------
        Total expenses                                       $       45 049    $        35 118    $       56 417
                                                             --------------    ---------------    --------------

        Income before allocated tax benefits and
          undistributed income of subsidiaries               $      891 198    $     4 586 256    $      884 412

Income tax (benefit)                                                 10 770            (11 940)          (18 066)
                                                             --------------    ---------------    --------------

        Income before equity (deficit) in
          undistributed income of subsidiaries               $      880 428    $     4 598 196    $      902 478

Equity (deficit) in undistributed
  income of subsidiaries                                          1 150 518         (2 891 702)          935 262
                                                             --------------    ---------------    --------------

        Net income                                           $    2 030 946    $     1 706 494    $    1 837 740
                                                             ==============    ===============    ==============



                   Notes to Consolidated Financial Statements




                     INDEPENDENT COMMUNITY BANKSHARES, INC.
                            (Parent Corporation Only)

                            Statements of Cash Flows
                  Years Ended December 31, 1996, 1995 and 1994



                                                                  1996               1995              1994
                                                             --------------    ---------------    --------------
Cash Flows from Operating Activities
  Net income                                                 $    2 030 946    $     1 706 494    $    1 837 740
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Amortization                                                   16 487             16 487            12 366
      Undistributed (earnings) deficit of subsidiary             (1 150 518)         2 891 702          (935 262)
      Decrease in other assets                                        5 709              5 009          (100 506)
                                                             --------------    ---------------    --------------
            Net cash provided by
              operating activities                           $      902 624    $     4 619 692    $      814 338
                                                             --------------    ---------------    --------------

Cash Flow from Investing Activities,
  purchase of securities available for sale                  $     (100 000)   $    (2 933 996)   $          - -
                                                             --------------    ---------------    --------------

Cash Flows from Financing Activities
  Purchase of common stock                                   $          - -    $    (1 012 536)   $     (125 904)
  Net proceeds from sale of common stock                                - -             73 514            55 290
  Cash dividends paid                                              (722 264)          (707 398)         (714 962)
                                                             --------------    ---------------    --------------
            Net cash (used in)
              financing activities                           $     (722 264)   $    (1 646 420)   $     (785 576)
                                                             --------------    ---------------    --------------

            Increase in cash and
              cash equivalents                               $       80 360    $        39 276    $       28 762

Cash and Cash Equivalents
  Beginning                                                          68 038             28 762               - -
                                                             --------------    ---------------    --------------

  Ending                                                     $      148 398    $        68 038    $       28 762
                                                             ==============    ===============    ==============


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.          Indemnification of Directors and Officers

         Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         The Articles of Incorporation of the undersigned Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of the Registrant's directors and officers to the Registrant or its shareholders for monetary damages in excess of one dollar to the full extent permitted by Virginia law.


Item 21.          Exhibits and Financial Statement Schedules

(a)      Exhibits:

         The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

         2.1 Agreement and Plan of Reorganization between The Tredegar Trust Company, Independent Community Bankshares, Inc. and TTC Acquisition Subsidiary, Inc., dated as of March 28, 1997, filed as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement.*

         3.1 Articles of Incorporation of Independent Community Bankshares, Inc. (restated in electronic format)*

         3.2      Bylaws of Independent Community Bankshares, Inc.*

         4        Form of Stock Certificate.*

         5        Legal opinion of Williams, Mullen, Christian & Dobbins.*

         8        Tax opinion of Williams, Mullen, Christian & Dobbins.

         10.1 Revised Employment Agreement, dated January 1, 1997, between The Middleburg Bank and Joseph L. Boling.*

         10.2 Stock Option Agreement between The Tredegar Trust Company and Independent Community Bankshares, Inc. *

         21       Subsidiary of the Registrant.*

         23.1 Consent of Williams, Mullen, Christian & Dobbins (included in Exhibits 5 and 8).

         23.2     Consent of Scott & Stringfellow, Inc.*

         23.3     Consent of Yount, Hyde & Barbour, P.C.*

         23.4     Consent of Harris, Hardy & Johnstone, P.C.*

         24       Powers of Attorney (included on Signature Page).*

         99.1     Form of Proxy of The Tredegar Trust Company.*

-------------------
*        Filed herewith.


(b)      Financial Statement Schedules

         Not applicable.

(c)      Reports, Opinions or Appraisals.

         Not applicable.


Item 22.          Undertakings

(a)      Undertakings Required by Item 512 of Regulation S-B.

         The small business issuer will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned egistrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Loudoun, Commonwealth of Virginia, on March 27, 1997.


                                INDEPENDENT COMMUNITY BANKSHARES, INC.



                                By: /s/ Joseph L. Boling
                                   ---------------------
                                   Joseph L. Boling
                                   President and Chief Executive Officer
                                   and Director


                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints Joseph L. Boling as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to the Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  Signature                                       Title                              Date



           /s/ Joseph L. Boling                       President and Chief Executive             March 27, 1997
-------------------------------------------
              Joseph L. Boling                            Officer and Director
                                                      (Principal Executive Officer)

           /s/ Alice P. Frazier                          Chief Financial Officer                March 31, 1997
-------------------------------------------
              Alice P. Frazier                          (Principal Financial and
                                                           Accounting Officer)

           /s/ William F. Curtis                                Director                        March 27, 1997
-------------------------------------------
              William F. Curtis





          /s/ Howard M. Armfield                                Director                        March 29, 1997
-------------------------------------------
             Howard M. Armfield


         /s/ J. Lynn Cornwell, Jr.                              Director                        March 27, 1997
-------------------------------------------
            J. Lynn Cornwell, Jr.


           /s/ J. Gordon Grayson                                Director                        March 28, 1997
-------------------------------------------
              J. Gordon Grayson


         /s/ George A. Horkan, Jr.                              Director                        March 27, 1997
-------------------------------------------
            George A. Horkan, Jr.


         /s/ C. Oliver Iselin, III                              Director                        March 27, 1997
-------------------------------------------
            C. Oliver Iselin, III


           /s/ William S. Leach                                 Director                        March 27, 1997
-------------------------------------------
              William S. Leach


            /s/ John C. Palmer                                  Director                        March 27, 1997
-------------------------------------------
               John C. Palmer


           /s/ Millicent W. West                                Director                        March 27, 1997
-------------------------------------------
              Millicent W. West


           /s/ Edward T. Wright                                 Director                        March 27, 1997
-------------------------------------------
              Edward T. Wright


                                  EXHIBIT INDEX

Exhibit No.                Document

2.1               Agreement and Plan of Reorganization  between The Tredegar Trust Company,  Independent  Community
                  Bankshares,  Inc. and TTC  Acquisition  Subsidiary,  Inc.,  dated as of March 28, 1997,  filed as
                  Appendix A to the Proxy Statement/Prospectus included in this Registration Statement.*

3.1               Articles of Incorporation of Independent Community Bankshares, Inc. (restated in electronic format).*

3.2               Bylaws of Independent Community Bankshares, Inc.*

4                 Form of Stock Certificate.*

5                 Legal opinion of Williams, Mullen, Christian & Dobbins.*

8                 Tax opinion of Williams, Mullen, Christian & Dobbins.

10.1              Revised Employment Agreement, dated January 1, 1997, between
                  The Middleburg Bank and Joseph L. Boling.*

10.2              Stock Option Agreement between The Tredegar Trust Company and
                  Independent Community Bankshares, Inc. *

21                Subsidiary of the Registrant.*

23.1              Consent of Williams, Mullen, Christian & Dobbins (included in Exhibits 5 and 8).

23.2              Consent of Scott & Stringfellow, Inc.*

23.3              Consent of Yount, Hyde & Barbour, P.C.*

23.4              Consent of Harris, Hardy & Johnstone, P.C.*

24                Powers of Attorney (included on Signature Page).*

99.1              Form of Proxy of The Tredegar Trust Company.*

-------------------
*        Filed herewith.